Exhibit	10(d)1

Gulf Power Company has requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Gulf Power Company has omitted portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as “[**]”.

POWER PURCHASE AGREEMENT

DATED March 16, 2009

SHELL ENERGY NORTH AMERICA (US), L.P.

AND

GULF POWER COMPANY

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINED TERMS; INTERPRETATION	7
1.1 Defined Terms	7
1.2 Interpretation	30
ARTICLE 2 [NOT USED]	31
ARTICLE 3 PLANT FACILITIES AND EQUIPMENT	31
3.1 The Plant	31
3.2 Energy Metering Equipment	31
3.3 Communications and Telemetry Equipment	32
ARTICLE 4 CAPACITY PAYMENTS; CAPACITY TESTS	32
4.1 Capacity Payments	32
4.2 Initial Contract Capacity	33
4.3 Annual Test to Set Contract Capacity	33
4.4 Right to Observe Tests	34
4.5 Additional Tests	35
4.6 Test Fuel and Delivered Energy	35
ARTICLE 5 ENERGY PURCHASES AND PAYMENTS	35
5.1 Energy Purchases	35
5.2 Requests for Energy	36
5.3 Ancillary Services	36
5.4 Delivered Energy Payments	36
5.5 Oil-Generated Energy Surcharge Payments.	37
5.6 Power Augmentation Surcharge Payments; Reimbursement for Fuel Usage.	37
5.7 Cover Options.	37
5.8 Exclusivity.	42
5.9 Shell’s Option to Withhold a Limited Amount of Energy.	42
5.10 Pre-Term Activities.	43
ARTICLE 6 FUEL SUPPLIES AND DELIVERIES	43
6.1 Gas Deliveries	43
6.2 Fuel Oil Deliveries	47
6.3 Intentionally Omitted	49
ARTICLE 7 OPERATION OF THE PLANT	49
7.1 Maintenance Scheduling	49
7.2 Requests for Energy	51
7.3 Response to Non-Conforming Requests for Energy.	52
7.4 Operation.	52
7.5 Operating Committee.	53
7.6 Tenaska ECA Amendment	53
7.7 Transmission Service to Deliver Energy and Capacity from the Energy Delivery Point.	53
7.8 Transmission Interconnection Service to the Energy Delivery Point.	53
ARTICLE 8 OTHER PAYMENTS; TAXES	54
8.1 [Intentionally Omitted]	54

8.2 Payments for Start Up Energy	54
8.3 Heat Rate	54
8.4 Payments for Steam Turbine Starts	57
8.5 Combustion Turbine Fired Hour Payments	59
8.6 Bonus Availability Target and Availability Bonus Payments	61
8.7 Peak Availability Target and Peak Availability Payments	61
8.8 Off Peak Availability Target and Off Peak Availability Payments	62
8.9 Limitation on Availability Payments; Nature of Availability Payments	64
8.10	Energy Imbalance Charges
8.11 Taxes	65
ARTICLE 9 BILLING AND PAYMENT	65
9.1 Billing	65
9.2 Payment	66
9.3 Corrections; Disputes	66
9.4 Interest on Past Due Bills	66
9.5 Audit Rights	66
ARTICLE 10 PERFORMANCE SECURITY	67
10.1 Shell Performance Security	67
10.2 Gulf Power Performance Security	68
10.3 Replacement Collateral; Substituted Collateral; Release of Collateral	68
10.4 Draws; Replenishment	69
10.5 Reporting	69
ARTICLE 11 TERM, TERMINATION AND DEFAULTS	69
11.1 Term	69
11.2 Remedies	69
11.3 Termination for Default	69
11.4 Winding Up Arrangements	70
11.5 Shell Defaults	71
11.6 Gulf Power Defaults	72
11.7 Set-off	73
ARTICLE 12 RECORDS; ACCESS TO PLANT AND INFORMATION	73
12.1 Records	73
12.2 Access to Plant	73
12.3 [Intentionally Omitted]	73
12.4 Monthly Operating Reports	73
ARTICLE 13 INDEMNITIES; LIMITATION ON DAMAGES	73
13.1 Indemnity for the Parties’ Personnel and Property	74
13.2 Indemnity for Ownership and Operation of the Plant	74
13.3 Indemnities for Fuel	74
13.4 Indemnity for Energy	74
13.5 SCOPE OF INDEMNITY; WAIVER OF SUBROGATION	74
13.6 Indemnity Procedure	75
13.7 LIMITATION ON DAMAGES	75
13.8 Economic Adjustments	76
ARTICLE 14 FORCE MAJEURE	76

14.1 Burden of Proof	76
14.2 Suspension of Obligations	76
14.3 Notice of Force Majeure Event	76
ARTICLE 15 CONFIDENTIALITY	77
15.1 Scope	77
15.2 Exceptions	77
15.3 Certain Limitations and Public Announcements.	77
ARTICLE 16 RESOLUTION OF DISAGREEMENTS	78
16.1 Disagreements	78
16.2 Arbitration	78
16.3 No Challenge; Defense of Agreement	79
16.4 Continued Performance	79
16.5 Consolidation	80
ARTICLE 17 ASSIGNMENT	80
17.1 Restriction on Assignment	80
17.2 Exception for Transfers to Affiliates	80
17.3 Exception for Financing	80
ARTICLE 18 REPRESENTATIONS AND WARRANTIES; COVENANTS	80
18.1 Gulf Power’s Representations and Warranties	80
18.2 Shell’s Representations and Warranties	82
18.3 Covenants of Shell	83
18.4 Covenant of Gulf Power	83
18.5 [Intentionally Omitted]	83
18.6 Warranty Disclaimers	83
ARTICLE 19 MISCELLANEOUS PROVISIONS	84
19.1 Entire Agreement	84
19.2 Amendment	84
19.3 Severability	84
19.4 No Waiver	84
19.5 GOVERNING LAW	84
19.6 Preparation of Agreement	84
19.7 Relationship of the Parties	84
19.8 No Third-Party Rights	85
19.9 Notices	85
19.10 Alternate Index	87
19.11 FERC Standard of Review	87
ARTICLE 20 REQUIRED REGULATORY APPROVALS	88
ARTICLE 21 CHANGE OF LAW	89
ARTICLE 22 ACCOUNTING DETERMINATIONS	89

EXHIBITS

Exhibit 4.1	Capacity Reservation Rate and Variable Energy Rate
Exhibit 4.2	Test Procedures
Exhibit 5.2	Energy Scheduling Procedures and Plant Response Characteristics
Exhibit 5.5	Escalation Factor
Exhibit 5.7	Financial Settlement Calculation
Exhibit 6.2	Fuel Oil Specifications
Exhibit 7.1	Long-Term Preventive Maintenance Program
Exhibit 7.3	Generating Unit Operating Principles
Exhibit 8.3	Calculation of Reference Heat Rates
Exhibit 8.4	Start Charges and Maximum Times for Starts and Shutdowns
Exhibit 8.6	Bonus Availability Factor and Availability Bonus Payments
Exhibit 8.7	Peak Availability Factor and Peak Availability Payments
Exhibit 8.8	Off Peak Availability Factor and Off Peak Availability Payments
Exhibit 10.1	Form of Letter of Credit
Exhibit 10.2	Form of Letter of Guaranty

POWER PURCHASE AGREEMENT

This Power Purchase Agreement (this “Agreement”) dated March 16, 2009 (the “Effective Date”) is entered into between Shell Energy North America (US), L.P., a Delaware limited partnership (“Shell”), and Gulf Power Company, a Florida corporation (“Gulf Power”).

BACKGROUND STATEMENT

Under the Tenaska ECA (as defined in Section 1.1), Owner owns and operates the Plant (as defined in Section 1.1) and Shell has the exclusive right to the Plant’s generating capacity to convert Fuel (as defined in Section 1.1) to Energy (as defined in Section 1.1) and to receive all Energy capable of being generated by the Plant. Under this Agreement, Gulf Power will pay Shell a fee to reserve all of the generating capacity of the Plant and to have the exclusive right to the Plant’s generating capacity to convert Fuel to Energy and to receive all Energy capable of being generated by the Plant. When Gulf Power desires to convert Fuel to Energy and to receive Energy from Shell, Gulf Power will notify Shell of the timing and amounts of Energy to be generated by the Plant and will cause Fuel to be delivered to the Plant for conversion into Energy and Shell will cause Owner to perform the necessary Energy conversion services. This Agreement sets forth the terms under which Gulf Power will deliver Fuel to Shell and receive Energy generated by the Plant and the payments to be made by Gulf Power as compensation for reserving the Plant’s generating capacity and for the Energy conversion services to be performed as provided herein.

AGREEMENT

Gulf Power and Shell agree as follows:

ARTICLE 1

DEFINED TERMS; INTERPRETATION

1.1 Defined Terms. Unless otherwise required by the context in which a defined term appears, each of the following capitalized terms shall, for all purposes of this Agreement, have the respective meaning set forth below.

“Adjusted Fired Hour Payments” means for a Combustion Turbine for any Contract Year, the amounts, if any, payable by Gulf Power to Shell according to Sections 8.5(d), 8.5(e) and 8.5(f).

“Affiliate” means, when used with reference to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For purposes of the foregoing, “control”, “controlled by” and “under common control with” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“AGC” means operation of equipment at the Plant necessary to enable a transmission control area operator to adjust the Plant’s output automatically from a control area’s system control center.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement and includes this Agreement and all exhibits referenced in and attached to this Agreement, as the same may be amended from time to time.

“Alternate Delivery” means delivery of Energy from an Alternate Resource to an Alternate Delivery Point.

“Alternate Delivery Point” means any point on the Transmission System (including interfaces between the Transmission System and other transmission systems) at which Gulf Power is (i) capable of receiving Energy in the quantity to be delivered at such point pursuant to Part III of the Southern OATT as a network resource, and (ii) able to transmit such Energy to its loads without being required to either materially change the output of generating resources available to Gulf Power or materially change the schedule of its preexisting power purchases or sales (other than purchases or sales pursuant to this Agreement) where such schedule change would result in material economic harm to Gulf Power.

“Alternate Resource” means a generating resource (other than the Plant) for which Shell has an unencumbered first call right, which is connected to the Transmission System, either directly or through other transmission systems, and which in Gulf Power’s sole judgment is reasonably reliable to meet Gulf Power’s schedule.

“Ancillary Services” means services ancillary to the operation of a generating facility that can be provided in addition to the sale of Energy or capacity, including voltage/VAR support.

“Applicable Laws” means all laws, ordinances, rules, regulations, orders, interpretations, Permits, judgments, decrees, injunctions, writs and orders of any Governmental Authority or arbitrator that are applicable to either or both of the Parties, the Plant or the terms of this Agreement.

“Arbitration Body” means JAMS/Endispute or, if it no longer exists or no longer handles commercial arbitration matters, the Center for Public Resources or, if it no longer exists or no longer handles commercial arbitration matters, the American Arbitration Association, or such other arbitration body as the Parties may agree.

“Availability Bonus Payments” means the amounts, if any, that Gulf Power is required to pay to Shell according to Section 8.6.

“Availability Payments” means Peak Availability Payments and Off Peak Availability Payments.

“Availability Tolerance” means, with respect to an hour, the greater of (a) [**] MWhs or (b) [**]% of Base Requested Energy for such hour.

“Barrel” means 42 gallons.

“Base Delivered Energy” means for any hour the least of (a) Delivered Energy for such hour, (b) Requested Energy for such hour, and (c) the Contract Capacity in effect during such hour multiplied by one hour.

“Base Fired Hour Rate” means, for any Month, $[**]/Factored Fired Hour multiplied by the Escalation Factor applicable to such Month.

“Base Requested Energy” means for any hour the lesser of (a) Requested Energy for such hour and (b) the product of (i) the Contract Capacity in effect during such hour minus the sum of (A) the amount of Contract Capacity, if any, for which Shell has elected to make a Cover Payment according to Section 5.7 in respect of such hour, (B) the amount of Contract Capacity, if any, associated with Energy withheld according to Section 5.9 during such hour, and (C) for each Combustion Turbine with respect to which Gulf Power has not requested Power Augmentation in accordance with Section 1 of Exhibit 5.2, the Power Augmentation Capacity of such Combustion Turbine, multiplied by (ii) one hour.

“Bonus Availability Factor” means the Bonus Availability Factor calculated according to Section 1 of Exhibit 8.6.

“Bonus Availability Target” means [**]% for each Contract Year.

“Bonus Hour” means, (i) with respect to the First Contract Year, each of the Peak Hours on each of the 30 Days during the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year for which the average Spark Spread for all Peak Hours of such Day is the highest; and (ii) after the First Contract Year, each of the Peak Hours on each of the 30 Days of such Contract Year for which the average Spark Spread for all Peak Hours of such Day is the highest.

“Btu” means British thermal unit defined as the amount of heat required to raise the temperature of one avoirdupois pound of pure water from fifty-eight and one-half degrees Fahrenheit (58.5°F) to fifty-nine and one-half degrees Fahrenheit (59.5°F) at a constant pressure of fourteen and sixty-five hundredths pounds per square inch absolute (14.65 psia).

“Business Day” means any Day other than a Saturday, a Sunday or a Day on which commercial banks in New York, New York are authorized or required to close.

“Capacity Payments” means the payments Gulf Power is required to make to Shell according to Section 4.1.

“Capacity Reservation Rate” means for each Month during the Operating Term, the amount expressed in $ per Month per MW of Contract Capacity set forth in Exhibit 4.1.

“Central Prevailing Time” means Central Daylight Savings Time when such time is applicable in Houston, Texas, and otherwise means Central Standard Time.

“Change of Law” has the meaning set forth in Section 21.1.

“Claims” means all claims and actions, whether arising prior to or after the Termination Date, that directly or indirectly relate to the indemnities in this Agreement, and the resulting losses, damages, expenses, attorneys’ fees, experts’ fees and court costs, whether incurred through settlement or otherwise.

“Cold Steam Turbine Start” means a Steam Turbine Start that occurs more than forty-eight (48) hours since the previous Shutdown.

“Combustion Turbine” means each of the combustion turbines included in the definition of “Generating Unit.”

“Communications and Telemetry Equipment” means the equipment, communication channels and related items at the Plant that are necessary to transmit information to Gulf Power’s receiving equipment to enable Gulf Power to monitor the Plant’s operating characteristics on a continuous basis, which consists of all inputs/outputs to/from the Plant’s distributed control system with reasonably acceptable scan rates.

“Confidential” means with respect to a Party’s obligations regarding Confidential Information both during the term of this Agreement and for a period of five years following the Termination Date:

(a)       to keep in safe custody all Confidential Information and not to disclose to any third party any Confidential Information except with the prior written consent of the Party entitled to protection against unauthorized disclosure of Confidential Information; and

(b)       to limit access to Confidential Information to the Party’s officers, directors, employees (and the officers, directors and employees of any other Person that manages the Party) and representatives (including attorneys, accountants and full-time individual consultants) who reasonably require the information in connection with this Agreement, to inform each officer, director, employee and representative of the foregoing restrictions on disclosure of such Confidential Information and to ensure compliance with such restrictions.

“Confidential Information” has the meaning set forth in Section 15.1.

“Contract Capacity” means the capacity of the Plant (expressed in MW) to produce Energy as determined according to Section 4.3, and shall include the Power Augmentation Capacity of each Combustion Turbine.

“Contract Year” means the period of time beginning on the first day of the Operating Term and ending on the last day of May, each one-year period thereafter during the Operating Term, and the period beginning on the day after the last such one-year period during the Operating Term and ending on the last day of the Operating Term.

“Costs” has the meaning set forth in Section 11.3.

“Cover Determination” has the meaning set forth in Section 5.7(a).

“Cover Event” has the meaning set forth in Section 5.7(a).

“Cover Order” has the meaning set forth in Section 5.7(a).

“Cover Payment” has the meaning set forth in Section 5.7(g).

“Covered Amount” has the meaning set forth in Section 5.7(a).

“Creditworthy” means a Person has an investment grade rating such that its senior unsecured debt (or issuer rating if such Person has no senior unsecured debt rating) is rated at least BBB by Standard & Poor’s Rating Group and at least Baa2 by Moody’s Investor Services, Inc. and at least BBB by Fitch Ratings where such Person has a senior unsecured debt rating (or issuer rating if such Person has no senior unsecured debt rating) from each of such foregoing rating agencies (the “Rating Agencies”), or from an entity succeeding to the functions and business of such rating agencies. While a Person is not required to have a senior unsecured debt rating (or issuer rating if such Person has no senior unsecured debt rating) from each of the foregoing rating agencies, a Person shall no longer be “Creditworthy” if such Person ceases to have a senior unsecured debt rating (or issuer rating if such Person has no senior unsecured debt rating) from at least one of Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, or from an entity succeeding to the functions and business of such rating agencies.

“CT Start Rate” means for any Month $[**]/Gulf Power Factored CT Start multiplied by the Escalation Factor applicable to such Month.

“CT Start Reduction” means, for the Contract Year1, (a) [**] for any Contract Year in which there are more than [**] but less than [**] Gulf Power Factored CT Starts, (b) [**]for any Contract Year in which there are more than [**] but less than [**] Gulf Power Factored CT Starts, (c) [**] for any Contract Year in which there are more than [**] but less than [**] Gulf Power Factored CT Starts, (d) [**] for any Contract Year in which there are more than [**] but less than [**] Gulf Power Factored CT Starts, and (e) [**] for any Contract Year in which there are more than [**] but less than [**] Gulf Power Factored CT Starts, it being understood that the CT Start Reduction shall be zero for any Contract Year in which there are less than [**] Gulf Power Factored CT Starts; provided, however, that the First Contract Year shall include any Pre-Term Activities.

_________________________

1 For purposes of this definition, the First Contract Year shall be deemed to include the Pre-Term Period and the Pre-Term Activities.

“Cumulative Provisional Peak Availability Amount” has the meaning set forth in Section 8.7(b).

“Cumulative Provisional Off Peak Availability Amount” has the meaning set forth in Section 8.8(b).

“Daily Fuel Oil Price” means a per gallon price for Fuel Oil equal to the [**] or such supply point mutually agreeable to the Parties, plus a commercially reasonable cost-based Fuel Oil transportation and supplier margin adder to be calculated by Gulf Power plus any applicable Taxes and surcharges. The Operating Committee shall establish the procedures and methodology that Gulf Power shall use for determining the Fuel Oil transportation and supplier margin adder.

“Daily Gas Index Price” means for any Gas Day an amount (expressed in $/MMBtu) determined as follows:

Where:

DGIP	=	Daily Gas Index Price for the applicable Gas Day (expressed in $/MMBtu).

A	=	The [**] price [**] for Gas delivered on the applicable Gas Day (expressed in $/MMBtu).

FP	=	The [**] to the Tenaska Gas Delivery Point (expressed as a decimal and calculated in accordance with Transco’s FERC gas tariff, as amended from time to time).

B	=

The [**] to the Tenaska Gas Delivery Point, [**], all as set forth in Transco’s FERC gas tariff as amended from time to time (expressed in $/MMBtu), provided that if a new Transco tariff goes into effect and such new tariff is based upon a type of service (other than firm transportation service) that more closely resembles the way in which Gas is actually delivered to the Plant at the applicable time and Gulf Power actually utilizes such service or a comparable type of service, the Parties will negotiate in good faith to agree upon a revised variable B, it being the Parties’ intent that variable B reflect the way in which Gas is actually delivered to the Plant at the applicable time.

C	=

For any Gas Day on which Gas is actually delivered to either or both of the Gas Delivery Points by Gulf Power, the [**] or reimbursable by Gulf Power in respect of such Gas delivered on such Gas Day divided by the quantity of Gas so delivered (expressed in $/MMBtu), or, for any Gas Day on which no Gas is actually delivered to either or both of the Gas Delivery Points by Gulf Power, [**] (expressed in $/MMBtu) that would have been payable by Gulf Power had Gas been delivered at the Tenaska Gas Delivery Point by Gulf Power on such Gas Day.

“Day” means a calendar day beginning at 12:00 midnight, Central Prevailing Time.

“Default” means a default of Shell described in Section 11.5 or a default of Gulf Power described in Section 11.6.

“Defaulting Party” has the meaning set forth in Section 11.2.

“Delivered Energy” means for a period of time the sum of (i) the amount of Energy expressed in MWh generated by the Plant and delivered for the account of Gulf Power at the Energy Point of Delivery during the period, as measured by the Energy Metering Equipment, (ii) Alternate Deliveries, if any, made in accordance with Section 5.7 and (iii) any quantity of Energy for which Shell has made a Financial Settlement in accordance with Section 5.7. For the avoidance of doubt, Energy with respect to which Shell elects to make a Cover Payment shall not be considered to be Delivered Energy for any purpose.

“Delivered Energy Payments” means the payments Gulf Power is required to make to Shell according to Section 5.4.

“Delivered Gas Price” means for any Gas Day an amount (expressed in $/MMBtu) determined as follows:

Where:

DGP	=	Delivered Gas Price for the applicable Gas Day (expressed in $/MMBtu).

A	=

The [**] for Gas delivered on the applicable Gas Day (to the extent this definition applies to Gas scheduled for delivery on the Transco Gas Transporter Facilities) or the [**] for Gas delivered on the applicable Gas Day (to the extent this definition applies to Gas scheduled for delivery on the SONAT Gas Transporter Facilities) (in either case expressed in $/MMBtu).

FP	=

The applicable [**] or the [**] for the zone extending from the interconnection of the Destin Pipeline and the SONAT Gas Transporter Facilities to the SONAT Gas Delivery Point (to the extent variable A is based upon [**]) (in either case expressed as a decimal and calculated in accordance with the applicable interstate pipeline’s FERC gas tariff, as amended from time to time).

B	=

The actual [**] scheduled for delivery on the applicable Gas Day (a) for [**] or (b) for [**] and the SONAT Gas Transporter Facilities to the SONAT Gas Delivery Point (to the extent variable A is based upon [**] (in either case expressed in $/MMBtu).

C	=

The total of [**] or reimbursable by Gulf Power in respect of Gas delivered to either or both of the Gas Delivery Points on the applicable Gas Day divided by the quantity of Gas so delivered (expressed in $/MMBtu).

“Dollars” and “$” means the lawful currency of the United States of America.

“Duct Fired Energy” means the amount of incremental Delivered Energy generated by operating a heat recovery steam generator with duct firing. The amount of actual Duct Fired Energy shall be determined by dividing the amount of Fuel consumed in the duct burners by an assumed heat rate of [**] MMBtu/MWh.

“Early Termination Date” has the meaning set forth in Section 11.2.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Election Period” has the meaning set forth in Section 5.7(c).

“Electric Index” means for any Day the 16-hour on-peak price index for deliveries into Southern Companies, as published for such Day in Megawatt Daily or, if such index is not published for any Day, the 16-hour on-peak price index for deliveries into the Tennessee Valley Authority, as published for such Day in Megawatt Daily; provided that for any Saturday for which neither such index is published, the Electric Index for such Saturday shall be [**]% of the average of such index as published for the immediately preceding Friday and such index as published for the immediately following Monday.

“Eligible Collateral” means (i) a Letter of Credit, (ii) cash deposited into a Gulf Power Security Account by Shell or a Shell Security Account by Gulf Power, as the case may be, or (iii) a Shell Guaranty or Gulf Power Guaranty, as the case may be.

“Energy” means three phase, 60 hertz, 500,000-volt (nominal) electricity measured in MWh.

“Energy Deficiency Quantity” has the meaning set forth in Section 5.7(f).

“Energy Delivery Tolerance” means, with respect to an hour, the greater of (a) [**] MWhs or (b) [**]% of Requested Energy for such hour.

“Energy Imbalance Charges” means charges assessed by a Transmission Provider, Transmission Authority or control area services provider for imbalances in the Energy delivered to the Energy Point of Delivery as compared with the amount of Energy scheduled to be delivered at the Energy Point of Delivery.

“Energy Interconnection Agreement” means the agreement between Owner and the Transmission Provider, providing for the operation, and maintenance of Energy Interconnection Facilities necessary for Owner to deliver Energy for the account of Gulf Power according to this Agreement at the Energy Point of Delivery.

“Energy Interconnection Facilities” means the facilities that connect the Generating Units with the transmission system of the Transmission Provider.

“Energy Metering Equipment” means the meters and measuring equipment at the Energy Point of Delivery to measure the capacity of the Plant and Energy delivered by the Plant to the Energy Point of Delivery, as required by the Energy Interconnection Agreement.

“Energy Point of Delivery” means the point at the boundary of or on the Plant Site at which the Generating Units synchronously interconnect with the transmission system of the Transmission Provider, as further described in the Energy Interconnection Agreement.

“Escalation Factor” means for any Month the escalation factor determined according to Exhibit 5.5 for such Month.

“Excess Duct Fired Energy” has the meaning set forth in Section 5.6(c).

“Expected Non-Duct Fired Energy” means (a) the amount of Delivered Energy that the Plant could produce in accordance with the Generating Unit Operating Principles under a given configuration at the applicable ambient conditions without duct firing or Power Augmentation, assuming for this purpose that all equipment (other than Power Augmentation equipment and duct firing equipment) which is required to be operated under the Generating Unit Operating Principles to meet the applicable Request for Energy is operating at design levels except to the extent of any equipment deratings that caused Contract Capacity in the most recent test conducted pursuant to Section 4.3 to be below the level that otherwise would have been achieved, minus (b) a downward adjustment to expected Energy output to account for the maximum expected variances set forth in the Generating Unit Operating Principles.

“Expected Non-Power Augmentation Energy” means (a) the amount of Delivered Energy that the Plant could produce in accordance with the Generating Unit Operating Principles under a given configuration at the applicable ambient conditions with duct firing but without Power Augmentation, assuming for this purpose that all equipment (other than Power Augmentation equipment) which is required to be operated under the Generating Unit Operating Principles to meet the applicable Request for Energy is operating at design levels except to the extent of any equipment deratings that caused Contract Capacity in the most recent test conducted pursuant to Section 4.3 to be below the level that otherwise would have been achieved, minus (b) a downward adjustment to expected

Energy output to account for the maximum expected variances set forth in the Generating Unit Operating Principles.

“Extended Power Augmentation Energy” means the Power Augmentation Energy produced during (a) the hours in any Day after the time when 48 Power Augmentation Turbine-Hours are accrued on such Day, and (b) the hours in each Day (i) after the time when 288 Power Augmentation Turbine-Hours are accrued subsequent to a Day on which no Power Augmentation Turbine-Hours are incurred and (ii) before the next Day on which no Power Augmentation Turbine-Hours are incurred.

“Extended Power Augmentation Surcharge Rate” means for any Month $[**]/MWh multiplied by the Escalation Factor applicable to such Month.

“Factored Fired Hours” means for each Combustion Turbine for any Month the sum of (a) the total number of Fired Hours for such Combustion Turbine during such Month, (b) 0.3 times the number of Fired Hours of such Combustion Turbine while operating in Power Augmentation mode (excluding periods during which operation in Power Augmentation mode should not have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy) during such Month, and (c) 0.5 times the number of Fired Hours of such Combustion Turbine while operating on Fuel Oil at Gulf Power’s request during such Month.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Financial Settlement” has the meaning set forth in Section 5.7(h).

“Fired Hour” means with respect to a Combustion Turbine each hour during which such Combustion Turbine is operating and synchronized to the transmission grid for all or part of such hour.

“Fired Hour Payments” means the payments Gulf Power is required to make to Shell according to Section 8.5.

“First Contract Year” shall mean that period of time beginning on the first day of the Operating Term and ending on May 31, 2010.

“Force Majeure” means an act or event that prevents the affected Party in whole or in part from performing its obligations under this Agreement or complying with any conditions required by the other Party under this Agreement if such event is beyond the reasonable control of and not the result of the fault or negligence of the affected Party and such Party has been unable to overcome such event by the exercise of due diligence, including flood, lightning, hurricane, tornado, earthquake, other natural disasters, fire, explosion, epidemic, war, riot, strike or other labor dispute at the Plant, and sabotage. Equipment failure, late delivery of machinery, equipment, materials, spare parts and consumables for the Plant or a delay in the performance of any contractors or suppliers are explicitly excluded from this definition of Force Majeure and are solely the responsibility of the affected Party, except to the extent that such late delivery, failure or delay is within the definition of

Force Majeure in the preceding sentence. In addition, Force Majeure shall not include economic hardship, changes in market conditions, strikes and labor disputes or weather conditions not included in the first sentence of this definition. The settlement of strikes or other labor disputes at the Plant shall be entirely within the discretion of Owner.

“FPSC” means the Florida Public Service Commission.

“Fuel” means Gas or Fuel Oil, or both.

“Fuel Delivery Points” means, collectively, the Fuel Oil Delivery Point and the Gas Delivery Points.

“Fuel Oil” means No. 2 fuel oil meeting the quality specifications set forth in Exhibit 6.2 and containing no more than 0.05% wt% sulfur and 0.015% wt% fuel bound nitrogen based on test methods referred to in Exhibit 6.2 or such lower levels of sulfur and nitrogen as may be required due to a change in Applicable Laws.

“Fuel Oil Delivery Point” means the receiving flange of the Fuel Oil Unloading Facilities.

“Fuel Oil Storage Facilities” means the Fuel Oil storage tanks on the Plant Site capable of storing at least 50,000 Barrels of Fuel Oil.

“Fuel Oil Unloading Facilities” means the facilities and equipment on the Plant Site capable of unloading trucks with loads of 7,000 gallons or more at an average aggregate rate of 30,000 gallons of Fuel Oil per hour.

“Fuel Savings” means for any hour the product (expressed in $/MWh) of the Reference Heat Rate for the Heat Rate Test Date immediately preceding such hour multiplied by the Daily Gas Index Price for the Gas Day in which such hour occurs.

“GAAP” means accounting principles that are generally accepted in the United States.

“Gains” has the meaning set forth in Section 11.3.

“Gas” means natural gas or any mixture of hydrocarbon gases or of hydrocarbon gases and non-combustible gases, consisting predominantly of methane.

“Gas Day” means the 24-hour period commencing at 9:00 a.m. Central Prevailing Time, or such other 24-hour period as may be designated by Gas Daily as the time period for Gas deliveries applicable to the “Daily Price Survey” information used in the definitions of “Daily Gas Index Price” and “Delivered Gas Price.”

“Gas Delivery Point” means either or both of the Tenaska Gas Delivery Point and the SONAT Gas Delivery Point.

“Gas Receipt Facilities” means (a) with respect to Gas delivered at the Tenaska Gas Delivery Point, the Tenaska Gas Receipt Facilities and (b) with respect to Gas delivered at the SONAT Gas Delivery Point, the SONAT Gas Receipt Facilities.

“Generating Unit” means (a) an “F” Class combustion turbine, with a nominal design net electric generating capacity of approximately 160 MW per turbine generator at an ambient temperature of 99°F dry bulb and 76°F wet bulb or an approximately 400 MW steam turbine and (b) an electric generator associated with such turbine.

“Generating Unit Operating Principles” means the principles set forth in Exhibit 7.3, the Plant response characteristics set forth in Exhibit 5.2 and the Start and Shutdown parameters set forth in Exhibit 8.4.

“Governmental Authority” means any federal, state, local, municipal or other governmental, administrative, judicial or regulatory entity having or asserting jurisdiction over a Party, Owner, the Plant or this Agreement.

“Gulf Power” has the meaning set forth in the introductory paragraph of this Agreement and includes Gulf Power’s successors and permitted assigns.

“Gulf Power Factored CT Starts” means the number of Gulf Power Factored CT Starts calculated according to Exhibit 8.4.

“Gulf Power Guarantor” means a Person that, at the time of execution and delivery of its Gulf Power Guaranty, is a direct or indirect owner of Gulf Power and (a) is Creditworthy with a consolidated Net Worth of at least [**]; or (b) is reasonably acceptable to Shell as having verifiable credit worthiness and Net Worth sufficient to secure Gulf Power’s Guarantor’s obligations under its Gulf Power Guaranty.

“Gulf Power Guaranty” means a guarantee provided by a Gulf Power Guarantor in the form attached hereto as Exhibit 10.2.

“Gulf Power Security Account” means an account designated by Gulf Power for the benefit of Gulf Power, under the exclusive control of Gulf Power free and clear of all liens (including the liens of any lenders) of any person or entity other than Gulf Power. Any Gulf Power Security Account shall be established and maintained at the expense of Shell and held by a depositary bank acceptable to Gulf Power pursuant to a control agreement in form and substance acceptable to Gulf Power.

“Heat Rate Payments” means the payments, if any, Shell is required to make to Gulf Power according to Section 8.3(f) and the payments, if any, Gulf Power is required to make to Shell according to Section 8.3(e).

“Heat Rate Test” means a test of the Plant’s heat rate conducted on Gas according to the procedures set forth in Exhibit 4.2 sequentially with a test of the Plant’s capacity under Section 4.3.

“Heat Rate Test Date” has the meaning set forth in Section 8.3(a).

“Hot Steam Turbine Start” means a Steam Turbine Start that occurs eight (8) hours or less since the previous Shutdown.

“Inadvertent Energy” means Energy generated by the Plant in any hour in excess of the sum of the Requested Energy for such hour plus the Energy Delivery Tolerance for such hour.

“Indebtedness” of any Person means all of the following without duplication: (a) obligations of such Person for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) purchase money indebtedness of such Person constituting an obligation to pay the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business; (c) lease obligations of such Person which are capitalized on the balance sheet of such person in accordance with GAAP; (d) liabilities of such Person with respect to letters of credit or applications or reimbursement agreements therefore; and (e) net obligations of such Person under any swap or hedging agreement.

“Interim Off Peak Request Factor” means (a) [**] hours for each of the Months of May and September, (b) [**] hours for each of the Months of June, July and August, (c) [**] hours for each of the Months of December, January and February, and (d) [**] hours for each of the Months of October, November, March and April.

“Interim Off Peak Request Shortfall” has the meaning set forth in Section 8.8(b).

“Interim Off Peak Target Request Quantity” means, as of the end of any Month, the sum of the products of the following for each Month of the applicable Contract Year through such Month: (a) the Interim Off Peak Request Factor for such Month, multiplied by (b) the Contract Capacity during such Month.

“Interim Peak Request Factor” means (a) [**] hours for each of the periods of May 15 through May 31 and September 1 through September 15, (b) [**] hours for each of the Months of June, July and August, and (c) [**] hours for each of the Months of December, January and February.

“Interim Peak Request Shortfall” has the meaning set forth in Section 8.7(b).

“Interim Peak Target Request Quantity” means, as of the end of any Month, the sum of the products of the following for each Month of the applicable Contract Year through such Month: (a) the Interim Peak Request Factor for such Month, multiplied by (b) the Contract Capacity during such Month.

“kWh” means kilowatt-hour.

“Letter of Credit” means a standby letter of credit in the form attached hereto as Exhibit 10.1 which is issued by a U.S. commercial bank or a U.S. branch of a foreign bank with total assets of at least $[**] having a general long-term senior unsecured debt rating of A minus or higher (as rated by Standard & Poor’s Rating Group and Fitch Ratings) and A3 or higher (as rated by Moody’s Investor Services, Inc.), or a comparable rating by an entity succeeding to the functions and business of such rating agencies; and (ii) permits presentation at banks located in Atlanta, Georgia (if provided on behalf of Shell) and Houston, Texas (if provided on behalf of Gulf Power).

“Losses” has the meaning set forth in Section 11.3.

“Lowest Credit Rating” means the lowest currently maintained senior unsecured credit rating (or issuer rating where such Person has no senior unsecured rating) by Standard and Poor’s Rating Group, Moody’s Investor Services Inc., or Fitch Ratings, or any entity succeeding the business and function thereof, where such Person has a senior unsecured or issuer rating.

“Material Adverse Change” means, as to Gulf Power, that Gulf Power or, if Gulf Power is providing Eligible Collateral in the form of a Gulf Power Guaranty, the Gulf Power Guarantor, experiences any of the events described in clauses (a) or (b), and as to Shell, that Shell or, if Shell is providing Eligible Collateral in the form of a Shell Guaranty, that the Shell Guarantor experiences any of the events described in clauses (a) or (b): (a) the Shell Guarantor or Gulf Power Guarantor is not Creditworthy or the Shell Guarantor or Gulf Power Guarantor is not Creditworthy and experiences a further deterioration in its credit rating by a Rating Agency; or (b) the maturity of any Indebtedness of such Person which in the aggregate exceeds ten percent (10%) of Net Worth, is accelerated by the holder or holders thereof as a result of default by (x) Gulf Power or Gulf Power’s Guarantor or (y) Shell or Shell’s Guarantor, as the case may be.

“Metal Products Index” means the Producer Price Index-Commodities (WPU1076), Not Seasonally Adjusted (Group: Metals and metal products; Item: Fabricated steel plate), as determined and reported by the Bureau of Labor Statistics.

“Minimum Adjusted Fired Hour Charge” means $[**] multiplied by the Escalation Factor applicable to the calendar year in which such Contract Year begins, provided that for any Contract Year after the First Contract Year that consists of less than 365 Days, the amount so determined shall be multiplied by a fraction, the numerator of which is the number of days in such Contract Year and the denominator of which is 365.

“Minimum Duration” has the meaning set forth in Section 5.7(a).

“Minimum Load” means with respect to a Generating Unit the level of output specified as Minimum Load in Exhibit 7.3.

“Minimum Pressure” means a pressure sufficient to allow Gas delivered at a Gas Delivery Point to be transported through the applicable Gas Receipt Facilities and to enter the Combustion Turbine(s) assuming that the applicable Gas Receipt Facilities and Combustion Turbine(s) are in good condition and proper working order and are being operated according to good industry practices and Prudent Generator Practices.

“MMBtu” means million Btu.

“Month” means a calendar month.

“Monthly Provisional Off Peak Availability Payment” has the meaning set forth in Section 8.8(c).

“Monthly Provisional Off Peak Availability Refund” has the meaning set forth in Section 8.8(d).

“Monthly Provisional Peak Availability Payment” has the meaning set forth in Section 8.7(c).

“Monthly Provisional Peak Availability Refund” has the meaning set forth in Section 8.7(d).

“MW” means megawatt.

“MWh” means megawatt-hour.

“NERC” means the North American Electric Reliability Council or any successor entity.

“NERC-Determined Capacity” has the meaning set forth in Section 4.1(c).

“Net Worth” means the dollar value calculated by subtracting liabilities from total assets (excluding goodwill and other intangible assets described in FASB Statement 142) as such terms are determined in accordance with GAAP.

“Non-Conforming Request for Energy” has the meaning set forth in Section 7.3.

“Non-Defaulting Party” has the meaning set forth in Section 11.2.

“NYMEX Gas Contracts” means Henry Hub gas futures contracts traded on the New York Mercantile Exchange.

“Off Peak Availability Factor” means for any Contract Year, the Off Peak Availability Factor calculated according to Section 1 of Exhibit 8.8.

“Off Peak Availability Measurement Period” means for any Contract Year all hours during such Contract Year that are not within the Peak Availability Measurement Period.

“Off Peak Availability Payments” means the amounts, if any, Shell is required to pay to Gulf Power according to Section 8.8, including all Monthly Provisional Off Peak Availability Payments, if any, made by Shell to Gulf Power minus all Monthly Provisional Off Peak Availability Refunds, if any, made by Gulf Power to Shell.

“Off Peak Availability Target” means [**]% for the Off Peak Availability Measurement Period of any Contract Year, provided that such percentage shall be reduced by subtracting the Start Reduction for the applicable Contract Year.

“Off Peak Hours” means the hours during each Day that are not Peak Hours.

“Off Peak Period” means the period from [**] inclusive and the period from [**]inclusive each Contract Year.

“Oil-Generated Energy” means for a period of time the number of MWhs of Delivered Energy (excluding a pro-rata portion of any Inadvertent Energy) that are produced by a Combustion Turbine (but excluding any associated MWhs of Delivered Energy that are produced by the Steam Turbine) while the Combustion Turbine is fired on Fuel Oil at the direction of Gulf Power.

“Oil-Generated Energy Surcharge Payments” means the payments Gulf Power is required to make to Shell according to Section 5.5.

“Oil-Generated Energy Surcharge Rate” means for any Month [**]/MWh multiplied by the Escalation Factor applicable to such Month.

“Operating Project Documents” means this Agreement, the Operations and Maintenance Agreement, the Energy Interconnection Agreement, the Transco Gas Interconnect Agreement and the SONAT Gas Interconnect Agreement.

“Operating Committee” means the committee established pursuant to Section 7.5.

“Operating Procedures” means those procedures developed by the Parties pursuant to Section 7.4(b).

“Operating Representatives” means those individuals appointed by each of the Parties to the Operating Committee pursuant to Section 7.5.

“Operating Term” means the period of time beginning on the later of (a) June 1, 2009 or (b) the first day of the Month following the earlier of (i) issuance of a final order, without conditions or qualifications, by the FPSC; (ii) the date of acceptance by Gulf Power in accordance with Section 20.2; (iii) the date upon which all rights of termination by either Party pursuant to Section 20.2 have expired, or (iv) such earlier date as the Parties may mutually agree and ending on the Termination Date.

“Operations and Maintenance Agreement” means the agreement between Owner and the Operations and Maintenance Contractor.

“Operations and Maintenance Contractor” means the entity engaged by Owner to operate and maintain the Plant and any successor entity.

“Outage” means any outage of the Plant that fully or partially curtails the Plant’s ability to deliver Energy.

“Owner” means Tenaska Alabama II Partners, L.P. in its capacity as owner of the Plant, and any successor thereto.

“Parties” means Gulf Power and Shell.

“Party” means either Gulf Power or Shell.

“Payment Adjustment Factor” means the factor calculated according to Section 4.1(c)(i).

“Peak Availability Factor” means the Peak Availability Factor calculated according to Section 1 of Exhibit 8.7.

“Peak Availability Measurement Period” means for any Contract Year all of the Peak Hours from Monday through [**] (excluding Days recognized as holidays by NERC) during the Peak Period of such Contract Year. For avoidance of doubt, the Peak Availability Measurement Period shall be calculated without regard to any Force Majeure event.

“Peak Availability Payments” means the amounts, if any, Shell is required to pay to Gulf Power according to Section 8.7, including all Monthly Provisional Peak Availability Payments, if any, made by Shell to Gulf Power minus all Monthly Provisional Peak Availability Refunds, if any, made by Gulf Power to Shell.

“Peak Availability Target” means [**]% for the Peak Availability Measurement Period of each Contract Year, provided that such percentage shall be reduced by subtracting the Start Reduction for the applicable Contract Year.

“Peak Hours” means the 16 consecutive hours during each Day designated as the Peak Hours by Gulf Power no later than 2:00 p.m. on the Day before the first Day covered by the designation. In the absence of such designation, the Peak Hours shall be from the hour ending at 7:00 a.m. through the hour ending at 10:00 p.m. Central Prevailing Time.

“Peak Period” means the period from [**] inclusive and the period from [**] inclusive each Contract Year.

“Permit” means any license, permit, authorization, waiver, exemption, variance, franchise or similar order of or from any Governmental Authority.

“Permitted Scheduled Outage Capability” means the expected Plant Capability during a Permitted Scheduled Outage, as set forth in the final Scheduled Outage schedule established according to Section 7.1.

“Permitted Scheduled Outage Completion Date” has the meaning set forth in Section 7.1(b).

“Permitted Scheduled Outages” has the meaning set forth in Section 7.1(b).

“Person” means an individual, corporation, limited liability company, voluntary association, joint stock company, business trust, partnership, agency or other entity.

“Pipeline Measurement Facilities” means the Gas metering and measurement facilities of (a) Transco located at the Tenaska Gas Delivery Point and (b) SONAT located at the SONAT Gas Delivery Point.

“Plant” means the approximately 880 MW combined cycle power plant owned and operated by Owner in Autauga County, Alabama, including land, all Energy producing equipment and its auxiliary equipment, plant control systems, Gas Receipt Facilities (to the extent owned or leased by Owner), Fuel Oil Storage Facilities, Fuel Oil Unloading Facilities, a switchyard, Energy Interconnection Facilities (to the extent owned or leased by Owner) necessary to deliver Energy to the Transmission Provider, and plant buildings.

“Plant Capability” means the maximum sustained output the Plant is capable of generating at the then current ambient conditions consistent with Prudent Generator Practices when operating on the Fuel designated by Gulf Power.

“Plant Site” means the parcel or parcels of land on which the Plant is located.

“Power Augmentation” means the generation of incremental Energy from one or more of the Combustion Turbines through the injection of steam from the Steam Turbine or the heat recovery steam generators into the combustor(s) of such Combustion Turbine(s).

“Power Augmentation Capacity” means the capacity of each Combustion Turbine (expressed in MW) to produce Energy from Power Augmentation as determined according to Sections 4.2 and 4.3.

“Power Augmentation Energy” means, for a period of time during which a Combustion Turbine produces Energy through the use of Power Augmentation (excluding periods during which operation in Power Augmentation mode should not have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy), the number of MWh equal to the product of (a) the Power Augmentation Capacity of such Combustion Turbine (expressed in MW) multiplied by (b) the length of such period (expressed in hours).

“Power Augmentation Lead Time” has the meaning set forth in Exhibit 5.2.

“Power Augmentation Surcharge Payments” means the payments Gulf Power is required to make to Shell according to Section 5.6(a).

“Power Augmentation Turbine-Hour” means each hour that a Combustion Turbine is operated in Power Augmentation mode (excluding periods during which operation in Power

Augmentation mode should not have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy), it being the intent that an hour during which all three Combustion Turbines are operated in Power Augmentation mode (excluding periods during which operation in Power Augmentation mode should not have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy) will count as three Power Augmentation Turbine-Hours.

“Pre-Term Activities” means Shell’s activities associated with the Plant during the Pre-Term Period all calculated in accordance with the definitions and procedures as described in this Agreement.

“Pre-Term Period” means that period from June 1, 2009 through the day immediately preceding the first day of the Operating Term.

“Prevailing Party” has the meaning set forth in Section 16.2(i).

“Prudent Generator Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the independent power industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in the light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Generator Practices is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods and acts generally accepted in the United States, having due regard for, among other things, manufacturers’ warranties, contractual obligations, the requirements or guidance of Governmental Authorities, Applicable Laws, applicable SERC operating guidelines and rules, independent system operator rules, NERC policies, the requirements of insurers and the requirements of the Operating Project Documents.

“Reference Heat Rate” has the meaning set forth in Section 8.3(a).

“Related Parties” of a Person means its corporate Affiliates, parent, subsidiaries, equity owners, Affiliates of its equity owners, owners of its equity owners and their directors, officers, stockholders, employees and agents.

“Request for Energy” means a request by Gulf Power according to this Agreement for Delivered Energy which request may be modified through AGC.

“Requested Energy” means for a period of time the amount of Energy expressed in MWh requested by Gulf Power in a Request for Energy, as further described in Sections 5.2 and 7.3.

“Responsible Party” means the party responsible for gas pipeline imbalance charges according to Sections 6.1(k) and 6.1(l).

“Scheduled Outage” means a planned Outage to perform maintenance according to manufacturers’ recommendations and Prudent Generator Practices.

“Scope” of a Scheduled Outage has the meaning set forth in Section 7.1(b).

“SERC” means the Southeast Electric Reliability Council, or similar or successor organization.

“Shell” has the meaning set forth in the introductory paragraph of this Agreement and includes Shell’s successors and permitted assigns.

“Shell CTPA” has the meaning set forth in Section 5.6(b).

“Shell Guarantor” means a Person that, at the time of execution and delivery of its Shell Guaranty, is a direct or indirect owner of Shell and (a) is Creditworthy with a consolidated Net Worth of at least [**]; or (b) is reasonably acceptable to Gulf Power as having a verifiable creditworthiness and Net Worth sufficient to secure Shell Guarantor’s obligations under its Shell Guaranty.

“Shell Guaranty” means a guaranty provided by the Shell Guarantor in the form attached hereto as Exhibit 10.2.

“Shell Performance Security” has the meaning set forth in Section 10.1.

“Shell Security Account” means an account designated by Shell for the benefit of Shell, under the exclusive control of Shell free and clear of all liens (including the liens of any lenders) of any person or entity other than Shell. Any Shell Security Account shall be established and maintained at the expense of Gulf Power and held by a depositary bank acceptable to Shell pursuant to a control agreement in form and substance acceptable to Shell.

“Shutdown” means the reduction of output of a Generating Unit from Minimum Load to zero in response to a Request for Energy or as a result of Gulf Power’s failure to provide Fuel meeting the requirements of Section 6.1(c) or Gulf Power’s failure to arrange and cause to be provided transmission services to support transmission of the Requested Energy from the Energy Point of Delivery.

“SONAT” means Southern Natural Gas Company and its successors and permitted assigns under the SONAT Gas Interconnect Agreement.

“SONAT Gas Interconnect Agreement” means the gas interconnect agreement between Owner and SONAT titled: Construction and Reimbursement of Measuring Station Agreement-Tenaska Alabama II Meter Station and providing for the interconnection of SONAT’s mainline with the SONAT Gas Receipt Facilities.

“SONAT Gas Delivery Point” means the point of interconnection between the SONAT Gas Transporter Facilities and the SONAT Gas Receipt Facilities located approximately ten miles from the boundary of the Plant Site.

“SONAT Gas Receipt Facilities” means the facilities on the downstream side of the SONAT Gas Delivery Point, including the Gas pipeline and associated facilities.

“SONAT Gas Transport Facilities” means the Gas pipeline and other Gas transportation facilities of SONAT, including the facilities that interconnect with the SONAT Gas Receipt Facilities at the SONAT Gas Delivery Point, as further described in the SONAT Gas Interconnect Agreement.

“Southern Control Area” means the electric system of the Southern Companies that has been recognized by NERC and SERC as a control area.

“Spark Spread” has the meaning set forth in Section 2 of Exhibit 8.7.

“Standard Power Augmentation Energy” means Power Augmentation Energy that is not Extended Power Augmentation Energy.

“Standard Power Augmentation Surcharge Rate” means for any Month $[**]/MWh multiplied by the Escalation Factor applicable to such Month.

“Start” means the commencement of operation up to the requested output of a Generating Unit in response to a Request for Energy or as a result of a manual start of a Combustion Turbine to respond to an AGC signal during a period in which Gulf Power has directed that the Plant operate in AGC mode.

“Start Charge” means the amounts payable by Gulf Power to Shell for Steam Turbine Starts according to Section 8.4(c).

“Start Ratio” has the meaning set forth in Section 8.5(b).

“Start Reduction” means for any Contract Year the greater of the CT Start Reduction for such Contract Year and the ST Start Reduction for such Contract Year.

“Statement” means a billing statement delivered by Shell or Gulf Power according to Section 9.1.

“Steam Turbine” means the steam turbine included in the definition of “Generating Unit.”

“ST Examination” has the meaning set forth in Section 7.1(d).

“ST Interim Maintenance” has the meaning set forth in Section 7.1(d).

“ST Scheduled Maintenance” has the meaning set forth in Section 7.1(d).

“ST Start Reduction” means, for any Contract Year2, (a) zero, for any Contract Year in which there are [**] or fewer Cold Steam Turbine Starts and Warm Steam Turbine Starts, and (b) the product of [**] multiplied by the quotient of (i) the number of Cold Steam Turbine Starts and Warm Steam Turbine Starts for the applicable Contract Year minus [**] (ii) divided by [**], for any Contract Year in which there are more than [**]Cold Steam Turbine Starts and Warm Steam Turbine Starts; plus for any Contract Year, an additional [**] reduction as shown in the following table, based on the total of Cold Steam Turbine Starts plus those Warm Steam Turbine Starts occurring greater than thirteen (13) hours since Shutdown:

Total Cold/Warm (>13 hrs) ST Starts	Reduction(*)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(*) The percentage reduction for a Contract Year will be determined through linear interpolation if the total of Cold Steam Turbine Starts plus Warm Steam Turbines Starts occurring greater than thirteen (13) hours since Shutdown falls between values in the above table.

“Taxes” means any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, municipal usage or easement, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or new taxes, governmental charges, licenses, fees, permits, and assessments, or increases therein, other than taxes based on net income or net worth.

“Tenaska ECA” means the Energy Conversion Agreement between Owner and Shell dated July 14, 2000 including all exhibits and any amendments or modifications thereto.

“Tenaska Gas Delivery Point” means the point of interconnection between the Transco Gas Transporter Facilities and the Tenaska Gas Receipt Facilities located approximately 1.7 miles from the boundary of the Plant Site.

“Tenaska Gas Receipt Facilities” means the facilities on the downstream side of the Tenaska Gas Delivery Point, including the Gas pipeline and associated facilities.

“Termination Date” means the earlier to occur of (a) May 24, 2023 and (b) the Day on which termination of this Agreement becomes effective as provided herein.

_________________________

2 For purposes of this definition, the First Contract Year shall be deemed to include the Pre-Term Period and the Pre-Term Activities.

“Termination Payment” has the meaning set forth in Section 11.3.

“Tested Heat Rate” means the Plant’s heat rate as determined by the Heat Rate Test conducted for such Contract Year, provided that the Plant’s heat rate for the First Contract Year shall be determined by Shell in accordance with the procedures as set forth in this Agreement and promptly communicated to Gulf Power.

“TG Index” means the Producer Price Index Revision-Current Series (PCU3511#), Not Seasonally Adjusted (Industry: Turbines and turbine generator sets; Product: Turbines and turbine generator sets), as determined and reported by the Bureau of Labor Statistics.

“Tier 1 Adjustment Rate” means for any Month $[**]/Factored Fired Hour multiplied by the Escalation Factor applicable to such Month.

“Tier 1 Fired Hour Rate” means for any Month $[**]/Factored Fired Hour multiplied by the Escalation Factor applicable to such Month.

“Tier 2 Adjustment Rate” means for any Month $[**]/Factored Fired Hour multiplied by the Escalation Factor applicable to such Month.

“Tier 2 Fired Hour Rate” means for any Month $[**]/Factored Fired Hour multiplied by the Escalation Factor applicable to such Month.

“Transco” means Transcontinental Gas Pipe Line Corporation and its successors and permitted assigns under the Transco Gas Interconnect Agreement.

“Transco Gas Interconnect Agreement” means the gas interconnect agreement between Owner and Transco providing for the interconnection of Transco’s mainline with Tenaska Gas Receipt Facilities.

“Transco Gas Transporter Facilities” means the Gas pipeline and other Gas transportation facilities of Transco, including the facilities that interconnect with the Tenaska Gas Receipt Facilities at the Tenaska Gas Delivery Point, as further described in the Transco Gas Interconnect Agreement.

“Transmission Authority” means an independent system operator, regional transmission organization or similar entity, if any, with jurisdiction over electrical transmission in the region in which the Plant is located.

“Transmission Outage” means a Scheduled Outage required to be performed during the Peak Period as a result of the order of a Transmission Authority or Transmission Provider, to the extent that failure to schedule a Scheduled Outage during the Peak Period would (a) result in a fine or penalty being payable by Shell or Owner or (b) cause the Scheduled Outage to be deferred beyond the time that it is required to be performed according to Prudent Generator Practices.

“Transmission Provider” means Alabama Power Company or any successor thereto that provides electric transmission services at the Energy Point of Delivery.

“Transmission System” means the integrated high voltage electricity transmission systems of the electric utility operating companies of the Southern Company (currently Alabama Power Company, Georgia Power Company, Gulf Power Company and Mississippi Power Company), as modified or expanded from time-to-time, as well as any successor in function thereto, and includes the Georgia Integrated Transmission System.

“Unpermitted Scheduled Outage” has the meaning set forth in Section 7.1(b).

“Unscheduled Outage” means an Outage caused by any circumstance, including a Force Majeure event, but excluding a Scheduled Outage.

“Variable Energy Rate” means the amount expressed in $ per MWh set forth in the column with the heading “Variable Energy Rate” opposite to such Month in Exhibit 4.1.

"Variable Interest" has the meaning as defined in applicable GAAP.

“Variable Maintenance Rate” means for any Month $[**]/MWh multiplied by the Escalation Factor applicable to such Month.

“Warm Steam Turbine Start” means a Steam Turbine Start that occurs more than eight (8) hours, but not more than forty-eight (48) hours, since the previous Shutdown.

“Withholding Payment” has the meaning set forth in Section 5.9.

1.2	Interpretation. In this Agreement:

(a) The headings are for convenience only and shall be ignored in construing this Agreement.

(b)	Where the context requires, the singular includes the plural and vice versa.

(c) The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(d) Unless the context otherwise indicates, references in this Agreement to articles, sections or exhibits are references, respectively, to articles, sections or exhibits of or to this Agreement.

(e) All exhibits referenced in this Agreement are incorporated into this Agreement by such reference and are an integral part of this Agreement. If a conflict or inconsistency exists between the exhibits and this Agreement (exclusive of the exhibits) the provisions of this Agreement (exclusive of the exhibits) shall control. If any conflict exists among the exhibits, the exhibit dealing with the matter in more detail shall control.

(f)  All references in this Agreement to heat rate or heat content shall be deemed to be in higher heating value (HHV).

(g) All references in this Agreement to contracts and agreements shall be deemed to refer to such contracts and agreements as amended, modified and supplemented from time to time, unless otherwise expressly provided.

(h) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular portion or provision of this Agreement.

ARTICLE 2

[NOT USED]

ARTICLE 3

PLANT FACILITIES AND EQUIPMENT

3.1 The Plant. Shell shall cause the Plant to be operated and maintained, and shall perform all of its obligations under this Agreement, in accordance with Prudent Generator Practices.

3.2 Energy Metering Equipment. Shell shall cause the Energy Metering Equipment to be operated and maintained to measure capacity of the Plant and Energy delivered to Gulf Power at the Point of Delivery. Gulf Power shall have the right to inspect, test and read the Energy Metering Equipment. Shell shall cause the Energy Metering Equipment to be inspected and tested at least once every Contract Year and at any other time upon the reasonable request of Gulf Power. Gulf Power shall pay the costs of tests of the Energy Metering Equipment requested by Gulf Power if Gulf Power requests more than one test during a Contract Year, unless the results of any such test show the Energy Metering Equipment to be inaccurate by more than one-half of one percent, in which case Shell shall pay the costs of such test. If the Energy Metering Equipment is found by Shell or Gulf Power to be inaccurate, Shell shall, pursuant to the Energy Interconnection Agreement (or other interconnection arrangements) promptly arrange for the calibration, repair or replacement of the Energy Metering Equipment. If the Energy Metering Equipment is found by Shell or Gulf Power to be inaccurate by more than one percent, an adjustment shall be made correcting all measurements made by the inaccurate portion of the Energy Metering Equipment for:

(a) The actual period during which inaccurate measurements were made, if such period can be determined; or, if not,

(b) The period immediately preceding the test of the Energy Metering Equipment equal to one-half the time from the date of the last previous test of the Energy Metering Equipment, provided that the period covered by any such correction shall not exceed six Months.

Shell shall give Gulf Power reasonable advance notice of Energy Metering Equipment tests, and Gulf Power has the right to observe the tests and to conduct its own tests to verify Shell’s procedures and results.

3.3	Communications and Telemetry Equipment. Shell shall cause the Communications and

Telemetry Equipment at the Plant to be programmed, operated and maintained.

ARTICLE 4

CAPACITY PAYMENTS; CAPACITY TESTS

4.1 Capacity Payments. (a) Gulf Power shall make Capacity Payments to Shell for each Month during the Operating Term. The Capacity Payment for a particular Month shall equal the Contract Capacity applicable to such Month multiplied by the Capacity Reservation Rate applicable to such Month.

(b)      For any partial Month occurring at the beginning or end of the Operating Term, the Capacity Payment shall be determined by multiplying an amount determined according to Section 4.1(a) for such Month by a fraction, the numerator of which is the number of Days of the Month within the Operating Term and the denominator of which is the number of Days in the Month.

(c)      If at any time during the Operating Term for more than 30 consecutive Days NERC or other applicable regulatory body determines the capacity of the Plant (for reasons other than a Permitted Scheduled Outage, contractual commitments to sell capacity or for other reasons caused by Gulf Power) to be less than [**] MW for purposes of capacity sales (the “NERC-Determined Capacity”) and the Plant Capability is, in fact, less than [**] MW, the Capacity Payments shall be adjusted during the period beginning at the end of such 30-Day period and ending when the greater of NERC-Determined Capacity or Plant Capability is [**] MW or more, as follows:

(i)        while the greater of Plant Capability or NERC-Determined Capacity is less than [**] MW but greater than or equal to [**] MW, the Capacity Payment shall be the Capacity Payment determined according to Sections 4.1(a) and 4.1(b) multiplied by the Payment Adjustment Factor calculated as follows:

PAF	=	0.65 – [([**] – CC) x 0.001]

Where:

PAF	=	Payment Adjustment Factor;

CC	= The number of MWs of the greater of (i) NERC-Determined Capacity or (ii) Plant Capability at the applicable time;

(ii)       while the NERC-Determined Capacity and Plant Capability are less than [**] MW, the Capacity Payment shall be zero.

For purposes of the foregoing calculation, there shall be added to both NERC-Determined Capacity and Plant Capability for any period of time an amount equal to (i) the Covered Amount, if any, for which Shell is making Cover Payments with respect to such period of time according to Section 5.7 (ii) the Alternate Deliveries, if any, made during for such period in accordance with Section 5.7 and (iii) the quantity of Energy that is the subject of a Financial Settlement for such period, in each case divided by the number of hours in such period. Gulf Power shall notify Shell promptly upon receiving notice that NERC or any such regulatory body is considering making such a determination or has made such a determination, and shall reasonably cooperate with Shell in seeking to avoid or reverse any such determination.

(d)      If the Energy Interconnection Agreement is terminated or canceled, unless such termination or cancellation was caused by Gulf Power, and, by the end of the initial 200-Day cure period set forth in Section 11.5(i), if the Energy Interconnection Agreement is not reinstated on the same terms and Shell has not caused Owner to put in place an interconnection agreement or other arrangements for interconnection reasonably acceptable to Gulf Power with respect to the Transmission Provider, the Capacity Payment shall be zero until the time when the Energy Interconnection Agreement is reinstated on the same terms or such reasonably acceptable agreements or arrangements are in place with respect to the Transmission Provider; for purposes of this Section 4.1(d), a replacement interconnection agreement or arrangement will be considered to be acceptable to Gulf Power if such agreement or arrangement is no less favorable to Gulf Power and Owner (to the extent the rights and obligations of Owner thereunder could reasonably be expected to affect Gulf Power and/or its ability to receive capacity, Energy and Ancillary Services from the Plant) than the interconnection agreements or arrangements that are generally available to electric generators in the region at the relevant time.

4.2 Initial Contract Capacity. For the First Contract Year, the Contract Capacity and the Power Augmentation Capacity, respectively, shall be determined by Shell utilizing the procedures as set forth in this Agreement and promptly communicated to Gulf Power.

4.3 Annual Test to Set Contract Capacity. (a) For each Contract Year following the First Contract Year, Shell shall, by notice to Gulf Power, set the Contract Capacity based on an annual summer capability test conducted by Owner between March 1 and June 30 immediately prior to the beginning of the applicable Contract Year. Each such capability test shall be conducted sequentially with the Heat Rate Test required under Section 8.3(b) for the applicable Contract Year. The Contract Capacity shall be set by Shell at the lowest of the following: (i) [**] MW, (ii) the net capacity of the Plant as determined by the applicable summer capability test conducted by Owner according to Exhibit 4.2, and (iii) a level selected by Shell that is not less than (x) the net capacity of the Plant as determined by the applicable summer capability test minus (y) 20 MW. The summer capability test used to set Contract Capacity for each Contract Year shall include a test of the Power Augmentation Capacity performed according to Exhibit 4.2. For each Contract Year following the First Contract Year, Shell shall, by notice to Gulf Power, set the Power Augmentation Capacity for each Combustion Turbine (each of which shall be equal) at the lower of the following: (i) [**] MW, and (ii) a level selected by Shell that is not less than (x) one-third of the total portion of the net capacity of the Plant attributable to Power Augmentation as determined according to Exhibit 4.2 minus (y) two MW. The Contract Capacity and Power Augmentation Capacity set by Shell for the immediately succeeding Contract Year shall take effect on the first day of such immediately succeeding Contract Year. If final test results are not available by the first day of the immediately succeeding Contract Year, the Contract Capacity and Power Augmentation Capacity for such succeeding Contract Year will be based on the preliminary report of test results provided according to Exhibit 4.2 until the results of the annual summer capability test are available and used to set the Contract Capacity and Power Augmentation Capacity for the applicable Contract Year. When the final test results are available, the Parties shall make an adjustment of Capacity Payments (and any other calculations under this Agreement incorporating Contract Capacity or Power Augmentation Capacity) from the beginning of the applicable Contract Year to reflect the Contract Capacity and Power Augmentation Capacity based on the final test results. If a capability test for a Contract Year is conducted after the beginning of such Contract Year, the Contract Capacity and Power Augmentation Capacity set for such Contract Year pursuant to this Section 4.3(a) nevertheless shall apply from the first day of such Contract Year; provided, however, to the extent necessary for any payments or calculations using Contract Capacity and Power Augmentation Capacity for such Contract Year prior to the preliminary report of test results, the Parties on an interim basis shall use the Contract Capacity and Power Augmentation Capacity for the prior Contract Year until such preliminary report of test results is available and then shall make adjustments of such payments and calculations in accordance with the preliminary report of test results and final test results as provided above.

(b)      If the output of the Plant is adversely affected at the time a capacity test under Section 4.3(a) is scheduled to take place or during such a test by an equipment failure or malfunction or failure of Gulf Power to provide Fuel, Shell has the right to (and, upon Gulf Power’s request, shall) cause Owner to reschedule the test (and the associated Heat Rate Test) as soon as possible after such failure or malfunction has been remedied. Until the results of the rescheduled test are available, Capacity Payments (and any other calculations under this Agreement incorporating Contract Capacity) will be based upon the lesser of (i) the Contract Capacity in effect immediately before the scheduled time for the test, and (ii) the Plant Capability when burning Gas and when adjusted to the rating conditions set forth in Table 2-1 of Exhibit 4.2. When the results of the rescheduled test are available, the Parties shall make an adjustment of Capacity Payments (and any other calculations under this Agreement incorporating Contract Capacity or Power Augmentation Capacity) to reflect the Contract Capacity and Power Augmentation Capacity set pursuant to the rescheduled test, which adjustment shall be effective from the beginning of the applicable Contract Year.

4.4 Right to Observe Tests. Upon receiving notice from Owner as to the dates and times that Owner has scheduled tests to set Contract Capacity and Power Augmentation Capacity, Shell shall promptly notify Gulf Power of same, and Gulf Power shall have the right to observe such tests.

4.5 Additional Tests. Owner may conduct additional capacity tests as required by SERC or as required to obtain or maintain environmental Permits or testing of equipment necessary to comply with equipment warranties, but such additional tests shall not be used to set or adjust Contract Capacity or Power Augmentation Capacity. Shell shall give Gulf Power reasonable advance notice of, and Gulf Power shall have the right to observe, such additional tests.

4.6	Test Fuel and Delivered Energy. (a) [Intentionally Omitted]

(b)      For all tests and preventive maintenance activities that take place during the Operating Term, Gulf Power shall cause Fuel to be delivered to the Fuel Delivery Points and shall cause Energy to be accepted at the Energy Point of Delivery sufficient to allow performance of the tests referred to in Sections 4.3 and 4.5 and performance of preventive maintenance activities. Shell shall notify Gulf Power of Shell’s good faith nomination of the quantity of Gas required in connection with any such tests no later than 8:10 a.m. by telephone Central Prevailing Time on the Day before the Day of delivery and then by electronic communication system as soon as prudently possible. Energy delivered to the Energy Point of Delivery during such tests and activities will be treated as Delivered Energy in an amount equal to a Request for Energy and paid for by Gulf Power. Shell may use Fuel Oil in the Fuel Oil Storage Facilities to the extent needed to conduct preventive maintenance activities.  Shell shall notify Gulf Power of the quantity of any Fuel Oil so used.  If Gulf Power’s retail native load incremental cost less ten percent (10%) is below the cost of production of such tests and activities, [**].  Gulf Power’s production cost for such test or preventive maintenance activity energy shall equal the Delivered Energy Payments, the Oil-Generated Energy Surcharge Payments and the Power Augmentation Surcharge Payments for such Energy, plus the Fired Hour Payments attributable to such Energy, plus a fuel cost component determined based on the Delivered Gas Price for the Day on which such Gas was delivered (in the case of Gas) or Gulf Power’s cost (in the case of Fuel Oil) and the actual Fuel consumption during the test or preventive maintenance activity. Shell shall give Gulf Power notice of any such test and activities (including the amounts of Fuel to be used and Energy to be produced) at least 24 hours before Owner commences any test or preventive maintenance activity under this Section 4.6(b).  The test energy shall be non-firm and neither party shall have any right to assess penalties or to seek damages associated with the failure of Shell to deliver or Southern to receive energy from test or maintenance activities.

ARTICLE 5

ENERGY PURCHASES AND PAYMENTS

5.1 Energy Purchases. (a) Subject to the terms and conditions of this Agreement, Gulf Power has the sole and exclusive right during the Operating Term, but has no obligation, to direct the conversion of Fuel into Energy by the Plant at any level up to the Plant Capability and to receive or cause to be received all Energy produced by the Plant, except to the extent provided in Section 5.8. Shell shall cause Owner to provide Energy conversion services as set forth in Gulf Power’s Requests for Energy.

(b)      Gulf Power shall have and retain title to all Energy generated by the Plant from and after the time it is produced, both before and after delivery of the Energy to the Energy Point of Delivery. Notwithstanding the preceding sentence, as between the Parties, Shell shall be deemed to be in exclusive control and possession of the Energy produced under this Agreement, and responsible for any damage or injury caused thereby, prior to the time the Energy is delivered at the Energy Point of Delivery. After delivery of Energy to the Energy Point of Delivery, as between the Parties, Gulf Power shall be deemed to be in exclusive control and possession of the Energy and responsible for any injury or damage caused thereby.

5.2 Requests for Energy. Each Request for Energy by Gulf Power shall be made according to the procedures set forth in Exhibit 5.2. The generation schedule in each Request for Energy shall continue in force unless and until Gulf Power communicates a modification of the schedule in the Request for Energy. Any such modification shall provide sufficient notice to allow the Plant to respond to the modification within the response characteristics set forth in Exhibit 5.2. Gulf Power shall receive or cause to be received all Energy produced by the Plant during any Start or Shutdown. Gulf Power shall assume full responsibility and risk for arranging and providing for transmission of Delivered Energy from the Energy Point of Delivery. Shell shall not incur any reduction in the Peak Availability Factor or the Off Peak Availability Factor due to failure to deliver Delivered Energy that result from curtailment, suspension, interruption or reduction of transmission, as a result of the direction of the Transmission Provider, an independent system operator, a regional transmission operator or other Person with responsibility for operation or control of the Energy Interconnection Facilities or the transmission facilities that are interconnected with the Energy Interconnection Facilities at the Energy Point of Delivery, unless such curtailment, suspension, interruption or reduction results from Shell’s failure to cause the Plant to be operated and maintained in accordance with the Energy Interconnection Agreement, this Agreement or Prudent Generator Practices. In documenting and confirming Requests for Energy under this Agreement, conversations between the Parties’ respective personnel may be tape recorded and any such recording shall satisfy any “writing” requirements under Applicable Law.

5.3 Ancillary Services. Shell shall, subject to any requirements of the Transmission Provider or independent system operator under the Energy Interconnection Agreement, cause Owner to provide Ancillary Services requested by Gulf Power to the extent Owner is able to do so (a) in compliance with Applicable Laws, Prudent Generator Practices and the Generating Unit Operating Principles and (b) without impairing the Plant’s ability to meet a Request for Energy. Gulf Power shall reimburse Shell for reasonable additional documented costs incurred by Shell (or for which Shell is responsible) in providing Ancillary Services requested by Gulf Power. If the Plant is used to provide Ancillary Services to the Transmission Provider or independent system operator, Shell shall pay to Gulf Power all compensation payable by Owner to Shell in respect of such Ancillary Services. The preceding sentence shall not limit the provisions of Section 5.8.

5.4 Delivered Energy Payments. Gulf Power shall, for each Month during the Operating Term, pay Shell for conversion of Fuel into Energy an amount equal to the number of MWhs of Delivered Energy (excluding any Inadvertent Energy) for such Month multiplied by the Variable Energy Rate applicable to such Month. With respect to Delivered Energy provided in the form of Alternate Deliveries, the Delivered Energy Payment shall also include any Fuel Savings calculated in accordance with Section 5.7(j).

5.5 Oil-Generated Energy Surcharge Payments. In addition to the payments contemplated by Sections 5.4 and 5.6(a), Gulf Power shall for each Month during the Operating Term, pay Shell for Oil-Generated Energy in an amount equal to the number of MWhs of Oil-Generated Energy, if any, for such Month multiplied by the Oil-Generated Energy Surcharge Rate applicable to such Month.

5.6 Power Augmentation Surcharge Payments; Reimbursement for Fuel Usage. (a) In addition to the payments contemplated by Sections 5.4 and 5.5, Gulf Power shall for each Month during the Operating Term, pay to Shell (i) for Standard Power Augmentation Energy an amount equal to the number of MWhs of Standard Power Augmentation Energy, if any, for such Month multiplied by the Standard Power Augmentation Surcharge Rate applicable to such Month, and (ii) for Extended Power Augmentation Energy an amount equal to the number of MWhs of Extended Power Augmentation Energy, if any, for such Month multiplied by the Extended Power Augmentation Surcharge Rate applicable to such Month.

(b)      For each hour (or portion thereof) during which a Combustion Turbine is operated in Power Augmentation mode when such operating mode should not have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy (a “Shell CTPA”), Shell shall pay to Gulf Power an amount equal to the product of (i) the Daily Gas Index Price for the Gas Day in which the applicable hour occurs, multiplied by (ii) [**] MMBtu/MWh, multiplied by (iii) the Power Augmentation Capacity, multiplied by (iv) one hour (or the applicable portion thereof).

(c)      For each hour (or portion thereof) during which a heat recovery steam generator with duct firing is operated when such operating mode should not have been required, based on the Expected Non-Duct Fired Energy, to meet the applicable Request for Energy, Shell shall pay to Gulf Power an amount equal to the product of (i) the Daily Gas Index Price for the Gas Day in which the applicable hour occurs, multiplied by (ii) [**] MMBtu/MWh minus the Tested Heat Rate as determined for the Heat Rate Test Date immediately preceding the applicable time of operation, multiplied by (iii) any Excess Duct Fired Energy for such hour (or the applicable portion thereof). “Excess Duct Fired Energy” means, for any hour, the amount by which (i) Duct Fired Energy exceeds (ii) the amount of Duct Fired Energy that would have been required to meet the applicable Request for Energy based on the Expected Non-Duct Fired Energy.

5.7 Cover Options. (a) If, at any time during the Operating Term, an Unscheduled Outage renders the Plant unable to fulfill, in whole or in part, any current or future Requests for Energy received from Gulf Power (“Cover Event”), Shell shall, as soon as it becomes aware thereof, provide notice of such Cover Event to Gulf Power. As soon as reasonably practicable after such initial notice, Shell shall provide to Gulf Power an additional notice (the “Cover Order”) setting forth, on the basis of the best information then available and consistent with Prudent Generator Practices, the reason for the Cover Event, the portion of the Contract Capacity impaired by the Cover Event, the number of megawatts of impaired Contract Capacity for which Shell wishes to obtain a determination of the Cover Payment (the “Covered Amount”), and Shell’s good faith estimates of the minimum duration (“Minimum Duration”) and the most likely duration thereof. As soon as reasonably practicable but in any event by 12:00 p.m. Central Prevailing Time on the next Business Day after Gulf Power’s receipt of the Cover Order, Gulf Power shall provide to Shell notice setting forth Gulf Power’s determination, as of the time of such notice, of the Cover Payment (to be determined as set forth below) that would be applicable with respect to each whole or partial Month included in the Cover Order (the “Cover Determination”), provided that partial Months may be included in a Cover Order only in the case of Months occurring at the beginning or end of the Minimum Duration. As Shell obtains additional information from Owner concerning such Cover Event, Shell shall provide to Gulf Power prompt notice of Owner’s updated good faith estimate of the Minimum Duration and the expected duration thereof. Gulf Power shall provide to Shell prompt notice refreshing Gulf Power’s Cover Determination applicable with respect to the Cover Order, based upon the update of the Minimum Duration of the Cover Event set forth in Shell’s Cover Order (but excluding any impaired Contract Capacity that is then the subject of an effective Election Period). Shell’s notice obligations under this Section 5.7(a) shall apply in all circumstances without regard to whether Shell wishes to obtain a Cover Determination or wishes to make a Cover Payment.

(b)      If the impaired Contract Capacity resulting from a Cover Event exceeds 150 MW, Shell may issue separate Cover Orders with respect to portions of the impaired Contract Capacity, provided that if Shell issues more than one Cover Order for the same period to the extent possible each Cover Order shall be issued with respect to a Covered Amount increment of an integral multiple of 50 MW of capacity. If Shell issues separate Cover Orders in these circumstances, each Cover Order will be treated separately for all purposes of this Section 5.7.

(c)      At the time of receipt of the Cover Determination, Shell shall either (i) accept the Cover Determination by irrevocably committing to pay to Gulf Power the Cover Payment calculated as of the time of such election based on the Covered Amount specified in the Cover Order, in which case Requests for Energy will be considered Non-Conforming Requests for Energy according to Section 7.3 to the extent they would require operation of the Plant using the portion of the Contract Capacity included in the Covered Amount for the period during which such Covered Amount is the subject of an effective Election Period with respect to which Shell makes the required Cover Payment, or (ii) decline to pay a Cover Payment, in which case Requests for Energy will not be considered Non-Conforming Requests for Energy (except to the extent expressly provided in Section 7.3) and any shortfall of Base Delivered Energy below Base Requested Energy shall reduce the Bonus Availability Factor according to Exhibit 8.6 and/or the Peak Availability Factor according to Exhibit 8.7 and/or the Off Peak Availability Factor according to Exhibit 8.8 for the duration of the Cover Event or until the subsequent election of an Election Period. A Cover Determination may be accepted in its entirety or in increments of whole Months or of partial Months beginning or ending at the beginning or end of the Minimum Duration and any such whole or partial Month for which Shell accepts a Cover Determination is referred to as an “Election Period.” Unless and until Shell elects to pay a Cover Payment with respect to a Cover Event pursuant to this Section 5.7(c), any shortfall of Base Delivered Energy below Base Requested Energy shall reduce the Bonus Availability Factor according to Exhibit 8.6 and/or the Peak Availability Factor according to Exhibit 8.7 and/or the Off Peak Availability Factor according to Exhibit 8.8 for the duration of the Cover Event. Gulf Power shall use reasonable commercial efforts to minimize the amount of any Cover Determination pursuant to Section 5.7(a). Any election by Shell pursuant to this Section 5.7(c) to accept a Cover Determination must be made immediately in response to receipt of such Cover Determination and in any event must be made at least 30 minutes prior to the day session close of trading on the New York Mercantile Exchange of NYMEX Gas Contracts on the Day of the election. If Shell does not accept a Cover Determination for the full Covered Amount or the full period of such Cover Determination, it may issue an updated Cover Order and Gulf Power shall issue an updated Cover Determination according to Section 5.7(a) up to twice per week, and Shell may accept or decline such updated Cover Determination according to the provisions of this Section 5.7(c).

(d)      During an Election Period, Shell shall not be obligated to receive Gas from or deliver Energy to Gulf Power hereunder to the extent prevented from doing so by the relevant Cover Event. If a Cover Event ends before the end of a corresponding Election Period, beginning at the time the Cover Event ends, Gulf Power shall have the right to issue Requests for Energy in respect of the capacity affected by the Cover Event. A Cover Payment or portion of Cover Payment applicable to each Day in an Election Period shall be paid by Shell to Gulf Power at the same time as other amounts set forth on the Statement covering such Day are payable according to Section 9.2, it being understood that Shell may accept a Cover Determination only for whole Months and, to the extent permitted by Section 5.7(c), for partial Months at the beginning or end of the Minimum Duration.

(e)      If, at any time and from time to time, after Shell elects to pay a Cover Payment with respect to an Election Period, Shell determines, in good faith and consistent with Prudent Generator Practices, that the actual duration of the applicable Cover Event is highly likely to be longer than the Minimum Duration set forth in Shell’s Cover Order for the then-current Election Periods, Shell shall provide to Gulf Power prompt notice of such determination, and Gulf Power shall provide to Shell prompt notice (by 12:00 p.m. Central Prevailing Time on the next Business Day) setting forth Gulf Power’s determination of the Cover Payment that would be applicable to the additional estimated minimum duration of such Cover Event. At any time prior to the expiration of the ongoing Election Period relating to any Cover Order, Shell shall have the option to elect pursuant to Section 5.7(c) to pay a Cover Payment in respect of such Cover Order as determined by Gulf Power, notified by Gulf Power to Shell and elected by Shell with respect to such additional minimum duration. The failure of Shell to notify Gulf Power of such election prior to the expiration of the ongoing Election Period shall constitute an election by Shell not to pay a Cover Payment with respect to the impaired Contract Capacity included in the applicable Cover Order for the additional duration of the Cover Event. If Shell elects to pay a Cover Payment with respect to the impaired Contract Capacity included in the applicable Cover Order for all or a portion of the additional estimated minimum duration of the relevant Cover Event, the additional time period for which Shell elects to pay a Cover Payment shall constitute a separate Election Period. If Shell determines that the actual duration of a Cover Event as to which Shell has elected to pay a Cover Payment will be shorter than the Minimum Duration or estimated additional minimum duration set forth in Shell’s election pursuant to Section 5.7(c) or this Section 5.7(e), Shell shall also provide to Gulf Power prompt notice of such determination, but any ongoing Election Period will not be shortened without Gulf Power’s consent.

(f)      The “Energy Deficiency Quantity” for the Election Period applicable to such Cover Order shall be equal to the portion of the impaired Contract Capacity specified as a Covered Amount in such Cover Order times the number of hours in the Election Period.

(g)      For purposes of this Agreement, the term “Cover Payment” shall mean an amount (but not less than zero) determined by the following formula:

[A x (B – (C x D) – E + F)] + G + H

Where:

A	means the Energy Deficiency Quantity for an Election Period (expressed in MWh);

B

means, in the case of a quantity of Energy based on an increment of capacity in an integral multiple of 50 MW, the lowest of the offer prices quoted to Gulf Power by three non-Affiliate third parties in the broker market with respect to an arm’s-length purchase by Gulf Power of a quantity of Energy equal to the Energy Deficiency Quantity in SERC or, in the case of a quantity of Energy based on an increment of capacity of other than an integral multiple of 50 MW, a price determined by Gulf Power in good faith (expressed in Dollars per MWh);

C	means the Reference Heat Rate for the Heat Rate Test Date occurring most recently before the time of calculation;

D

means: (i) for all partial Months of an Election Period, the highest forward bid price for a balance-of-the-Month Daily Gas Index Price swap, quoted by three non-Affiliate third parties in the broker market; or (ii) for all whole Months of an Election Period, at Shell’s election, either (1) a fixed price quoted by Gulf Power, or (2) the settlement price for NYMEX Gas Contracts on the date of the Cover Determination with respect to such Cover Event (or, if no such settlement prices are quoted on such date, the first Day thereafter on which such settlement prices are quoted) for Energy for delivery in each such Month during such Election Period, adjusted using basis differentials (determined based upon quotes received from three non-Affiliate parties in the broker market) to reflect a price equivalent to the Daily Gas Index Price (in any case expressed in Dollars per MMBtu);

E

means the Variable Energy Rate applicable to the Election Period; plus the Fired Hour Payments, Oil-Generated Energy Surcharge Payments and Power Augmentation Surcharge Payments that Gulf Power reasonably determines it would have incurred during the Election Period (expressed in Dollars per MWh);

F

means the aggregate incremental (expressed as a positive amount) or decremental (expressed as a negative amount) transmission costs, if any, that would be incurred or realized by Gulf Power in connection with its purchase of Energy to replace the Energy Deficiency Quantity (expressed in Dollars per MWh);

G

means the total positive option premium(s) quoted by three non-Affiliate third parties in the broker market for an “out of the money” put option for the Energy Deficiency Quantity during the Election Period allowing Gulf Power to sell the Energy Deficiency Quantity at a price determined on a strike whose formula is [(C x D) + E] (expressed in Dollars); and

H

means all good faith costs incurred by Gulf Power as the result of the replacement of Ancillary Services from the Plant that otherwise would have been provided under this Agreement but for the occurrence of the relevant Cover Event and, during Months in which the provisions of Section 4.1(c) apply, all good faith costs incurred by Gulf Power as the result of replacement of capacity from the Plant that otherwise would have been available but for the occurrence of the relevant Cover Event to the extent such capacity is necessary to firm the deliveries of Energy included within the Cover Order (all expressed in Dollars).

(h)      During the pendency of any Cover Event, beginning with the first hour of such Cover Event (or the first hour following any Election Period and ending on the thirtieth day thereafter, Shell shall have the option to elect the following financial settlement procedure (“Financial Settlement”). In the event that Shell exercises the Financial Settlement option, for each hour during which Gulf Power makes a Request for Energy that would cause a shortfall between Delivered Energy and Requested Energy, (i) Shell shall pay alternate liquidated damages based on the formulas included in Exhibit 5.7 and (ii) the quantity of Delivered Energy for such hour shall equal Requested Energy. To exercise the Financial Settlement option, Shell must provide Gulf Power with advance telephonic notice (to be promptly followed by written confirmation) by 10:00 a.m. Central Prevailing Time of the second Day of the Cover Event. Any shortfall of Base Delivered Energy below Base Requested Energy before Shell exercises such option (to the extent not the subject of an election to make a Cover Payment) shall reduce the Bonus Availability Factor according to Exhibit 8.6 and/or the Peak Availability Factor according to Exhibit 8.7 and/or the Off Peak Availability Factor according to Exhibit 8.8 for the duration of the Cover Event.

(i)       If Shell has elected the Financial Settlement option, Shell shall have the further option to elect to substitute physical Alternate Delivery from an Alternate Resource at an Alternate Delivery Point (all in accordance with the further provisions of this Section 5.7) for the entire remaining portion of the Cover Event, provided that such further election may only be made upon advance telephonic notice to Gulf Power given prior to 3:00 p.m. Central Prevailing Time of the Day that is two Business Days prior to the date when such Alternate Delivery will begin, which notice must be promptly followed by written confirmation. Upon exercise of the Alternate Delivery election, Shell’s rights to the Financial Settlement option will terminate beginning on the date that such Alternate Delivery is scheduled to begin pursuant to Shell’s notice, and Shell shall not be entitled to reinstate such Financial Settlement option for the duration of the Cover Event. Shell’s election of the Alternate Delivery option shall likewise terminate any election to make Cover Payment to the extent notified by Shell in making such election. Shell may change the Alternate Resource from time to time, provided that Shell provides Gulf Power with advance telephonic notice (to be promptly followed by written confirmation) no later than 3:00 p.m. Central Prevailing Time of the Day that is two Business Days prior to the date when such change in Alternate Resource is to occur, which notice shall specify the Alternate Resource that Shell intends to utilize. If Shell elects to provide Energy from an Alternate Resource, it shall provide Gulf Power with a uniform quantity of Energy in each hour that Gulf Power schedules at least that quantity of Energy.

(j)       The Energy delivered from an Alternate Resource shall constitute Delivered Energy for all purposes under this Agreement and the Delivered Energy Payment shall be increased, for each MWh of Delivered Energy that is provided from an Alternate Resource pursuant in an amount equal to the Fuel Savings associated with such MWh of Delivered Energy.

(k)	Gulf Power may deduct from the Delivered Energy Payment the amount of the incremental additional costs incurred by Gulf Power due to system losses as a result of Shell’s delivery of Energy from an Alternate Resource, as compared to the losses that Gulf Power would have incurred if such Energy were delivered from the Plant. Gulf Power shall determine the amount of incremental additional Energy losses in a manner consistent with the methodology utilized by Gulf Power in applying loss penalties in its system dispatch; provided, however, such methodology shall not treat Shell’s Alternate Resource in a materially different manner from Gulf Power’s other generating resources. In the event the incremental additional losses are determined to be less than two percent (2%) of Gulf Power’s Request for Energy in any Day for which such losses are calculated, there shall be no deduction for losses.

5.8 Exclusivity. Notwithstanding anything to the contrary, throughout the Operating Term, Shell shall cause Owner not to provide or sell to any Person, other than Gulf Power, any capacity, Energy or Ancillary Services made available or produced by the Plant, except that notwithstanding this Section 5.8 or any other provision of this Agreement, Shell or Owner, as applicable, may (a) provide Ancillary Services to the Transmission Provider, independent system operator or regional transmission operator as may be required under the Energy Interconnection Agreement, Applicable Law or applicable self-regulatory scheme and (b) sell any Energy withheld according to the provisions of Section 5.9; provided that at any time when Gulf Power is in default under Section 11.6 (after giving effect to any cure period) and if Shell has provided to Gulf Power at least four days’ written notice of its intention to exercise its rights under this Section 5.8 Shell may enter into (and then perform) agreements with terms of up to one year to sell capacity and/or Energy and/or Ancillary Services to other parties, and with net revenue from such sales credited against amounts payable by Gulf Power to Shell under this Agreement, provided that (i) if Gulf Power holds any transmission rights directly associated with the Plant that are needed by Shell to sell Energy to third parties, Gulf Power shall (a) undesignate the Plant as a network resource and (b) assign any such rights to Shell at Shell’s option and upon Shell’s request, to the maximum extent permitted by Applicable Laws and by third party agreements and shall in any case refrain from designating or using such rights in any manner that would interfere with Shell’s ability to sell Energy to third parties, and (ii) Gulf Power’s obligations under this Agreement shall not be diminished in any respect.

5.9 Shell’s Option to Withhold a Limited Amount of Energy. Shell has the right to elect not to provide during any Off Peak Hour an amount of Energy not exceeding one-fourth of the Contract Capacity applicable during such hour multiplied by one hour by giving four Business Days’ prior notice of the election to Gulf Power. Such notice shall specify (a) the number of MWh of Energy that Shell elects to not provide during each such Off Peak Hour (subject to the limitation in the preceding sentence), and (b) the Off Peak Hours during which such Energy will not be provided. If Shell makes the election described in this Section 5.9, Shell shall pay to Gulf Power, for each hour during which Shell does not provide Energy under this Section 5.9, an amount (the “Withholding Payment”) calculated as follows:

Where:

WP	=	Withholding Payment applicable to an Off Peak Hour (expressed in Dollars).

Q	=	The quantity of Energy not provided under this Section 5.9 in such Off Peak Hour (expressed in MWh).

EI	=	The Electric Index applicable to the Day in which such Off Peak Hour occurs (expressed in $/MWh).

VM	=	The Variable Maintenance Rate for the Month in which such Off Peak Hour occurs (expressed in $/MWh).

FS	=	Fuel Savings for such Off Peak Hour (expressed in $/MWh).

5.10     Pre-Term Activities. Shell shall provide Gulf Power with such information as Gulf Power may reasonably request to confirm Shell’s activities and interaction with the Plant during the Pre-Term Period.

ARTICLE 6

FUEL SUPPLIES AND DELIVERIES

6.1 Gas Deliveries. (a) During each hour of each Day during the Operating Term, except to the extent the Plant is not operating due to an Outage, Gulf Power shall have the right but not the obligation to deliver Gas at either or both of the Gas Delivery Points (as selected by Gulf Power) in such quantities as, in accordance with the terms of this Agreement, may be required to meet Gulf Power’s Requests for Energy of up to 100% of the Plant Capability. Shell shall use commercially reasonable efforts to cause Owner, Transco and SONAT to designate Gulf Power as the respective agent for the delivery point operator at each of the Gas Delivery Points. To the extent Gulf Power wishes to deliver Gas under this Section 6.1(a), Gulf Power shall be responsible for obtaining and paying for any transportation necessary for the delivery of Gas to the applicable Gas Delivery Point(s). Shell shall cause Owner to receive and accept such Gas at the applicable Gas Delivery Point(s) and convert such Gas to Energy as provided in Sections 5.2, 7.2 and 7.3 according to the applicable Request for Energy. To the extent the Plant is unable to operate due to an Outage, Owner shall not be required to receive Gas and convert it to Energy, but the Outage shall be treated according to the applicable provisions of this Agreement regarding availability. This Section 6.1(a) shall not relieve Gulf Power of its obligations under Section 4.6.

(b)      As between the Parties, Gulf Power shall be deemed to be in exclusive control and possession of the Gas delivered under this Agreement, and responsible for any damage or injury caused thereby, prior to the time the Gas is delivered at the applicable Gas Delivery Point. After delivery of Gas to the applicable Gas Delivery Point, as between the Parties, Shell shall be deemed to be in exclusive control and possession of the Gas and responsible for any injury or damage caused thereby. Notwithstanding the preceding two sentences, title to all Gas delivered under this Agreement shall remain with Gulf Power and shall not pass from Gulf Power to Shell or Owner.

(c)      The quality of all Gas delivered under this Agreement shall conform to the pipeline specifications of Transco (for Gas delivered at the Tenaska Gas Delivery Point) or SONAT (for Gas delivered at the SONAT Gas Delivery Point), in each case as in effect from time to time, and the Gas shall be at a pressure of no less than the applicable Minimum Pressure. During any period of time when Gas fails to meet such quality specifications or Minimum Pressure, Owner may either accept the non-conforming Gas or refuse to accept the Gas. If Owner refuses to accept delivery of non-conforming Gas, Gulf Power shall be deemed to have failed to deliver such Gas for purposes of Section 7.3. If Owner accepts delivery of non-conforming Gas, Gulf Power shall have no liability with respect to the non-conforming Gas.

(d)      The measurement of Gas delivered under this Agreement, including determining pressure, heating value, temperature and specific gravity, and calibration and correction of metering equipment, shall comply with the applicable specifications of the Transco pipeline system at the Tenaska Gas Delivery Point (for Gas delivered at the Tenaska Gas Delivery Point) or the applicable specifications of the SONAT pipeline system at the SONAT Gas Delivery Point (for Gas delivered at the SONAT Gas Delivery Point). The quantities of Gas consumed on each Day for purposes of determining the Heat Rate Payment under Section 8.3 shall be based on the quantities of Gas delivered to the Plant as measured by the applicable Pipeline Measurement Facilities. To the extent that the measurement specifications of Transco’s pipeline system or SONAT’s pipeline system, as applicable, provide for the adjustment of measurements to correct for inaccurate Pipeline Measurement Facilities, the resulting adjusted measurements shall be incorporated into such Gas consumption calculations. In such a case, if a Heat Rate Payment has already been made based on incorrect measurements, the Heat Rate Payment shall be recalculated based on the adjusted measurements, and any necessary Heat Rate Payment adjustment shall be included on the next succeeding Statement. Gulf Power shall give reasonable notice to Shell so that Shell may have a representative present to observe any cleaning, changing, repairing, inspecting, testing, calibrating or adjusting of the Pipeline Measurement Facilities. Shell shall have the right, but not more often than semi-annually, to request that Gulf Power exercise its rights under the applicable Gas transportation agreement to inspect and calibrate, or cause to be inspected and calibrated, the Pipeline Measurement Facilities. The costs of any such inspection and calibration shall be borne by Gulf Power, except that Shell shall reimburse Gulf Power for such costs if (i) the inspection does not reveal a measurement error outside of the permitted tolerances under the applicable Gas transportation agreement and (ii) Gulf Power is required to reimburse the Gas transporter for such costs under the terms of the applicable Gas transportation agreement. The official charts (recordings) from the Pipeline Measurement Facilities which are made available to Gulf Power under the applicable Gas transportation agreement shall remain the property of Gulf Power or its designee. Upon request by Shell, Gulf Power shall exercise its rights under the applicable Gas transportation agreement to obtain metering statements, records and charts, together with calculations therefrom, reflecting measurements and readings of the Pipeline Measurement Facilities, and shall submit the statements, records, charts and calculations so obtained to Shell for inspection and verification, subject to return to Gulf Power or its designee within ten Days after Shell’s receipt thereof.

(e)      Gulf Power shall bear the costs of maintaining and testing the Pipeline Measurement Facilities at the Tenaska Gas Delivery Point, except as otherwise provided in Section 6.1(d). Gulf Power will reimburse Shell for any costs described in this Section 6.1(e) that are incurred by Shell (or for which Shell is responsible) within ten Business Days following receipt by Gulf Power of an invoice therefore, accompanied by appropriate supporting documentation. In the event of any overpayment by Gulf Power, Shell shall refund the amount of such overpayment to Gulf Power within ten Business Days after such funds are payable to Shell from Owner. Shell shall use commercially reasonable efforts to minimize the costs to be borne by Gulf Power under this Section 6.1(e). Upon request by Gulf Power, Shell shall use reasonably commercial efforts to cause Owner to request from SONAT and/or Transco to permit Gulf Power to install, at Gulf Power’s sole cost and risk, electronic gas check measurement equipment at either or both of the Gas Delivery Points and Gulf Power shall be solely responsible for any and all charges and incremental costs associated with the purchase, installation, maintenance and use of such equipment. Such check metering equipment will not replace the Pipeline Measuring Facilities. Should SONAT and/or Transco grant this request, Gulf Power shall provide Shell with electronic measurement signals from each such check meter. Shell shall reimburse Gulf Power for any and all additional costs associated with providing the measurement signals from the check meters.

(f)      As between the Parties, Shell shall at its cost and risk cause Owner to operate and maintain the Tenaska Gas Receipt Facilities on the Plant side of the Tenaska Gas Delivery Point and the SONAT Gas Receipt Facilities on the Plant side of the SONAT Gas Delivery Point, in each case as necessary for the receipt of Gas at the Plant. Without limiting the foregoing, as between the Parties, Shell shall be responsible for the prompt detection and repair of any leaks and other problems downstream of the Gas Delivery Points, and shall promptly investigate and remedy any problem identified by Gulf Power. Shell shall reimburse Gulf Power (at the Delivered Gas Price) for any losses of Gas occurring downstream of the applicable Gas Delivery Point.

(g)      The agent for the point operator shall notify Transco and SONAT from time to time whether the Tenaska Gas Receipt Facilities or the SONAT Gas Receipt Facilities, as applicable, are on pressure or flow control operation, based upon Gulf Power’s designations to Shell from time to time.

(h)      Gulf Power shall designate a representative to effect the scheduling of Gas deliveries to the Plant, and Shell shall coordinate nomination and scheduling activities directly with such representative, giving sufficient time to meet the deadlines of Transco and SONAT so that Gas can be delivered in a manner that will conform to the applicable Requests for Energy. If either Party becomes aware that actual deliveries at a Gas Delivery Point are greater or less than the scheduled deliveries at such Gas Delivery Point, such Party shall promptly notify the other Party.

(i)       Gulf Power shall nominate Gas for delivery to the Plant in amounts and at rates of delivery that, in conformance with Exhibits 5.2, 7.3 and 8.4, will allow the Plant to meet the Request for Energy that Gulf Power has submitted or intends to submit for the applicable Day, having regard for the then current expected heat rate of the Plant at the levels of output requested by Gulf Power (but without affecting the Parties’ rights under Section 8.3). In the event Shell uses any

Natural Gas scheduled by Gulf Power for purposes other than the generation of Energy on behalf of Gulf Power pursuant to Gulf Power’s dispatch instructions and testing required under this Agreement, Shell shall reimburse Gulf Power for the quantity of Natural Gas so used by Shell at the Delivered Gas Price and Shell shall be the Responsible Party for all associated Transco and/or SONAT imbalance charges.

(j)       Gas to be received by Owner hereunder shall be delivered on behalf of Gulf Power according to established pipeline nomination guidelines and scheduling practices as set forth in Transco’s or SONAT’s, as the case may be, FERC gas tariff or electronic bulletin board or other primary means of communication with customers, but the Parties recognize that, due to operating conditions, the quantities of Gas received and delivered may not be in balance on any particular Day. The Parties shall use commercially reasonable efforts to avoid any imposition of imbalance charges. If Transco or SONAT issues an invoice that includes imbalance charges related to this Agreement, the Parties shall determine the validity as well as the cause of such imbalance charges.

(k)      Shell shall assume that all Gas delivered to the Plant and received by Owner in response to a Request for Energy has been properly nominated and confirmed by Gulf Power. To the extent that Gulf Power issues a Request for Energy that requires the Plant to operate at an output greater than or less than is possible with the Gas delivered on behalf of Gulf Power meeting the specifications required by this Agreement, the provisions of Section 7.3 shall apply and Gulf Power shall be the Responsible Party for all associated Transco and/or SONAT imbalance charges.

(l)       To the extent that Shell does not, within the applicable Energy Delivery Tolerance, deliver the amount of Energy requested in a Request for Energy due to an Unscheduled Outage (other than an Unscheduled Outage caused by the action or inaction of Gulf Power) or an Unpermitted Scheduled Outage and, as a result thereof, Gulf Power incurs an imbalance charge on Transco and/or SONAT, Shell shall be the Responsible Party for all associated Transco and/or SONAT imbalance charges.

(m)     The Responsible Party (as determined according to Sections 6.1(k) and 6.1(l)) shall be liable for and reimburse the other Party for any Transco and/or SONAT cashout costs and losses or penalties incurred by such other Party as a result of the situation causing a Party to be considered the Responsible Party. Payment by Shell to Gulf Power of amounts payable under this Section 6.1(m) shall be made no later than ten Days after receipt by Shell of Gulf Power’s statement therefore, including a copy of the allocation or imbalance statement of the applicable pipeline for the applicable period, as well as a pro-rata calculation of the amount payable. Amounts payable by Gulf Power to Shell under this Section 6.1(m) shall be included in the next Statement to be issued by Shell, including a copy of the allocation or imbalance statement of the applicable pipeline for the applicable period, as well as a pro-rata calculation of the amount payable, and paid according to Article 9.

6.2 Fuel Oil Deliveries. (a) Gulf Power shall have the right to cause Fuel Oil to be delivered by tanker trucks to the Plant at the Fuel Oil Delivery Point. Gulf Power shall keep Shell apprised of the expected delivery schedule for Fuel Oil. All deliveries of Fuel Oil shall be accompanied by documentation of the quantity and quality of the Fuel Oil delivered. Shell shall, subject to the capacity limitations of the Fuel Oil Storage Facilities and the Fuel Oil Unloading Facilities, cause

Owner to accept Fuel Oil deliveries at the Plant during all hours of each Day.

(b)      As between the Parties, Shell shall be solely responsible for ensuring that (i) the Fuel Oil is unloaded from the tanker trucks, (ii) the Fuel Oil is properly transported, handled, managed, used and disposed of from and after delivery, (iii) the quality of Fuel Oil delivered to the Plant is verified, and (iv) the Fuel Unloading Facilities are sufficient to enable Owner to unload Fuel Oil at a rate of 30,000 gallons of Fuel Oil each hour. If during any Contract Year Gulf Power fails to make sufficient Requests for Energy for Energy fired by Fuel Oil so that an amount of Fuel Oil equal to at least 20% of the Fuel Oil inventory at the beginning of such Contract Year is consumed, Gulf Power shall reimburse Shell for all incremental costs incurred by Shell (or for which Shell is responsible) in ensuring that the Fuel Oil inventory may be burned in the Plant. Such costs may include the cost of disposing of degraded Fuel Oil, blending fresh Fuel Oil and the cost of remedial chemical additives. Gulf Power may request from Shell an estimate of cost for blending and/or other applicable remediation techniques to restore Fuel Oil which has degraded in quality as a result of failure to deplete 20% from inventory in the current Contract Year and Shell shall provide such cost estimates, pursuant to which Gulf Power shall inform Shell of its decision, if any, to burn additional Fuel Oil or pay for remediation.

(c)      As between the Parties, Gulf Power shall be deemed to be in exclusive control and possession of the Fuel Oil delivered under this Agreement, and responsible for any damage or injury caused thereby, prior to the time the Fuel Oil is delivered at the Fuel Oil Delivery Point. After the delivery of Fuel Oil to the Fuel Oil Delivery Point (and with respect to any Fuel Oil that is the subject of Section 6.2(g)), as between the Parties, Shell shall be deemed to be in exclusive control and possession of the Fuel Oil and responsible for any injury or damage caused thereby. Notwithstanding the preceding two sentences, title to all Fuel Oil delivered under this Agreement shall remain with Gulf Power and shall not pass from Gulf Power to Shell.

(d)      If any Fuel Oil tendered by Gulf Power under this Agreement fails to meet the specifications set forth in Exhibit 6.2, Shell may either accept the non-conforming Fuel Oil or require removal of the non-conforming Fuel Oil. If Shell requires removal of non-conforming Fuel Oil, Gulf Power shall be deemed to have failed to deliver such Fuel Oil for purposes of Section 7.3. If Owner burns any non-conforming Fuel Oil, Gulf Power shall have no liability with respect to the non-conforming Fuel Oil.

(e)      If at any time deliveries of Gas to the Plant are interrupted or curtailed for any reason, Gulf Power shall have the right to direct the production of Energy by the Plant using Fuel Oil according to Sections 5.1 and 5.2. During any Month in the Pre-Term Period Shell will not direct the Plant to operate using more than the greater of the amounts of Fuel Oil on a Monthly basis or the amounts of Fuel Oil on a cumulative basis shown in the following table.

Month	Fuel Oil (Gallons)
	Month	Cumulative
June	[**]	[**]
July	[**]	[**]
August	[**]	[**]

September	[**]	[**]
October	[**]	[**]
November	[**]	[**]
December	[**]	[**]
January	[**]	[**]
February	[**]	[**]
March	[**]	[**]
April	[**]	[**]
May	[**]	[**]

During the First Contract Year Gulf Power shall not request that the Plant operate on Fuel Oil using more than 29,925,000 gallons of Fuel Oil minus the amount of Fuel Oil consumed during the Pre-Term Period. Following the First Contract Year, Gulf Power may not direct the Plant to operate during any period of 12 consecutive Months using more than 95% of the 31,500,000 gallons of Fuel Oil during such 12-Month period pursuant to the Plant’s emissions permit. Gulf Power shall give Shell at least 24 hours’ prior notice of any proposed use of Fuel Oil by the Plant. If Gulf Power requests the use of Fuel Oil upon less than 24 hours’ prior notice, Shell shall use reasonable efforts to accommodate the request. If, more than ten times in any Contract Year, Gulf Power gives such prior notice and then does not actually issue a Request for Energy directing the consumption of Fuel Oil by the Plant, Gulf Power shall reimburse Shell for all reasonable documented incremental costs incurred by Shell (or for which Shell is responsible) in connection with the preparation for using Fuel Oil.

(f)      Shell shall cause Owner to use commercially reasonable efforts to maintain Permits that will allow the Plant to operate using a maximum quantity of 31,500,000 gallons of Fuel Oil in any period of 12 consecutive Months (which quantity will allow the operation of all three Combustion Turbines on Fuel Oil for approximately [**] hours at base load, which is [**] MW at 20°F with no duct firing and no Power Augmentation). Shell will report to Gulf Power the amount of Fuel Oil consumed each Month. Upon request, Shell will report to Gulf Power the current Fuel Oil inventory level. The Operating Committee shall develop procedures for the real time reporting of Fuel Oil inventory and other operating protocols, including nomination, scheduling and delivery, inventory accounting, operations reporting and quality control. Gulf Power shall have the right to order a tank inspection at its sole cost with an independent inspector to determine the quantity and quality of Fuel Oil on site.

(g)       Promptly following the first day of the Operating Term, Shell shall measure and invoice Gulf Power for the existing inventory of Fuel Oil at the Plant to which Shell has title (excluding tank heel), which invoice shall be payable in accordance with Section 9.1. Shell warrants that at the time of such purchase, the Fuel Oil meets the quality specifications as set forth in Exhibit 6.2. Upon payment of same, title to all such Fuel Oil shall pass from Shell to Gulf Power. The price payable by Gulf Power for such Fuel Oil shall be the amount equal to the quantity of such inventory times the average Daily Fuel Oil Price during the one hundred twenty day (120) period immediately preceding the first day of the Operating Term. At the end of the Operating Term, Shell shall purchase Gulf Power’s Fuel Oil inventory at the Plant (excluding tank heel) as of the last day of the Term. Gulf Power warrants that at the time of such purchase, the Fuel Oil meets the quality specifications as set forth in Exhibit 6.2. Shell shall pay Gulf Power for such inventory within ten (10) Days of receiving Gulf Power’s invoice at an amount equal to the quantity of such inventory times the average Daily Fuel Oil Price during the one hundred twenty day (120) period immediately preceding the last day of the Operating Term. The Parties shall use an independent inspector to determine the quantity and quality of the Fuel Oil purchased and sold at the beginning and end of the Term.

(h) Shell shall at its cost and risk cause Owner to operate and maintain the Fuel Oil Storage Facilities and the Fuel Oil Unloading Facilities.

6.3	Intentionally Omitted.

ARTICLE 7

OPERATION OF THE PLANT

7.1 Maintenance Scheduling. (a) Exhibit 7.1 sets forth the long-term preventive maintenance program for the Plant. Subject to Sections 7.1(b), 7.1(c) and 7.1(d), the program may be altered from time to time based on later manufacturers’ releases pertaining to major items of equipment of the Plant and the operating experience of the Plant.

(b)      Prior to June 1, 2010, the permitted Scheduled Outages dates and capacities are: [**]  On or before January 10 of each calendar year after 2009, Gulf Power shall provide Shell with non-binding estimates for each Month of the 12-Month period commencing on May 15 of such calendar year of (i) the amounts of Requested Energy, (ii) the number of Combustion Turbine Starts and (iii) the number of hot, warm and cold Steam Turbine Starts. On or before February 20 of each calendar year, Shell shall submit to Gulf Power Owner’s proposed schedule of Scheduled Outages for the 12-Month period commencing on May 15 of such calendar year. The proposed schedule to be provided by Shell shall, for each Scheduled Outage in such Contract Year, specify (1) the number of Generating Units that will operate, (2) the expected level of Plant Capability, if any, available from these Generating Units, (3) the expected timing and duration of the Scheduled Outage, and (4) a description of the major maintenance or overhaul activities to be performed which are the critical path activities for such Scheduled Outage (the “Scope” of the Scheduled Outage). Each Scheduled Outage identified by Shell shall be scheduled to be performed during the Off Peak Period and (x) if scheduled for the spring period, be scheduled to be completed no later than May 15, and (y) if scheduled for the fall period, be scheduled to be completed no later than November 15 (in each case, the “Permitted Scheduled Outage Completion Date”). Within 20 days following receipt by Gulf Power of Owner’s proposed Scheduled Outage schedule, Gulf Power shall notify Shell whether Gulf Power approves the number, duration, timing and Scope of Scheduled Outages in Owner’s proposed Scheduled Outage schedule. The number, duration, timing and Scope of the Scheduled Outages in Owner’s proposed schedule of Scheduled Outages shall be deemed approved by Gulf Power if Gulf Power does not notify Shell of its disapproval within the time limit set forth above in this Section 7.1(b). If Gulf Power has a reasonable objection to the number, duration, timing or scope of the Scheduled Outages in the proposed Scheduled Outage schedule, it shall provide Shell with proposed changes to the Scheduled Outage schedule, and Shell shall use commercially reasonable efforts to negotiate such changes with Owner. If Shell is unable to resolve its differences with Owner within 60 days of receipt of Gulf Power’s proposed changes to the Scheduled Outages schedule in a manner reasonably satisfactory to Gulf Power, Shell agrees to use the dispute resolution procedures available to it and Gulf Power agrees to be bound by the decision of any independent arbitrator resolving this dispute. Gulf Power agrees to cooperate with Shell in any such dispute resolution process and, if requested by Gulf Power, Shell shall include Gulf Power, as an interested party, in such proceedings. The Scheduled Outages set forth on the final schedule, as it may be adjusted according to Sections 7.1(c), 7.1(d) and 7.1(e) and Transmission Outages are referred to as “Permitted Scheduled Outages.” Any Scheduled Outage not set forth on the final schedule, including any extension of a Scheduled Outage beyond its duration as set forth on the final schedule and including any reduction in the Plant Capability as set forth on the final schedule, is referred to as an “Unpermitted Scheduled Outage.” Notwithstanding anything to the contrary, no Scheduled Outage may take place during the Peak Period, except that (x) minor short-term Scheduled Outages for inspection and maintenance may take place during the Off Peak Hours in the Peak Period, (y) Scheduled Outages that are necessary to repair unforeseen equipment problems may take place during the Peak Period to the extent that such repairs cannot, according to Prudent Generator Practices, be completed in or deferred until the Off Peak Period and (z) Transmission Outages may take place during the Peak Period to the extent that Shell is unable, after using diligent efforts, to cause the applicable Transmission Authority or Transmission Providers to agree to reschedule the Scheduled Outage to the Off Peak Period, it being understood that any portion of any Scheduled Outages during the Peak Period (other than Transmission Outages), regardless of the reason, will constitute Unpermitted Scheduled Outages and will not reduce the Permitted Schedule Outage Capability for purposes of Gulf Power issuing Requests for Energy.

(c)      After the final Scheduled Outage schedule is established according to Section 7.1(b), Gulf Power may request changes in the timing of Scheduled Outages (but not the total number of hours of Permitted Scheduled Outages). Any such request shall accommodate the provisions of Section 7.1(d) and shall be limited by the applicable Permitted Scheduled Outage Completion Date. In such event, Shell shall promptly inform Gulf Power of whether it is possible to reschedule the Scheduled Outage and, if it is possible, the costs that are expected to be incurred by Owner as a result of the change requested by Gulf Power. If Gulf Power requests that a Scheduled Outage take place at an earlier date than provided for in the approved Scheduled Outage schedule, such costs may include the costs associated with the loss of useful parts life and the costs associated with the related acceleration of the future maintenance schedule. If it is possible to reschedule the Scheduled Outage and if Gulf Power approves such costs, Shell shall make the changes to the Scheduled Outage schedule requested by Gulf Power. Gulf Power shall reimburse Shell for all reasonable documented out-of-pocket costs, if any, actually incurred by Shell (or for which Shell is responsible) in changing the Scheduled Outage schedule as requested by Gulf Power.

(d)      The Scheduled Outage schedule proposed by Shell for each Contract Year according to Section 7.1(b) may include an annual examination of the Plant’s Steam Turbine, Steam Turbine generator, condenser and all associated Steam Turbine generator auxiliary equipment (the “ST Examination”), provided that no separate ST Examination will be scheduled during Contract Years in which a major maintenance of the Steam Turbine is scheduled (“ST Scheduled Maintenance”). The ST Examination will be scheduled to end no later than April 15 of each Contract

Year. If the ST Examination reveals that additional inspections or repairs or maintenance work is required on the Steam Turbine, Steam Turbine generator, condenser or associated Steam Turbine generator auxiliary equipment according to Prudent Generator Practices and manufacturers’ recommendations (collectively, “ST Interim Maintenance”) and such ST Interim Maintenance cannot, according to Prudent Generator Practices, be deferred until the next ST Scheduled Maintenance, Shell shall promptly notify Gulf Power thereof and provide Gulf Power with information and documentation (including specific recommendations of the equipment manufacturers) describing and supporting the need for the ST Interim Maintenance. The Parties shall then endeavor to agree reasonably on the duration and timing of the ST Interim Maintenance. The duration of the ST Interim Maintenance, up to the agreed duration thereof, shall constitute a Permitted Scheduled Outage, it being understood that any portion of any Permitted Scheduled Outage during the Peak Period, regardless of the reason, will not reduce the Permitted Schedule Outage Capability for purposes of Gulf Power issuing Requests for Energy.

(e)      Shell may shift the start date of a Scheduled Outage, or extend a Scheduled Outage by providing Gulf Power with notice at least 40 days before the earlier of the original Scheduled Outage start date or the new Scheduled Outage start date, unless the change in the Scheduled Outage start date or duration would result in more Generating Units being in a Scheduled Outage than would have occurred under the original schedule, in which case Shell will provide Gulf Power with at least 60 days prior notice for the Scheduled Outage change. Any such notice must include (i) the new dates and duration of the Scheduled Outage, (ii) the reason for the change in dates and (iii) the Permitted Scheduled Outage Capability, if any, during the Scheduled Outage. Any change described in this Section 7.1(e) shall be subject to Gulf Power’s approval. Notwithstanding Gulf Power’s approval, to the extent the duration of a Scheduled Outage is extended beyond the originally scheduled duration (or, in the case of ST Maintenance, beyond the agreed duration), the extended portion of the Scheduled Outage shall be considered an Unpermitted Scheduled Outage and will not reduce the Permitted Schedule Outage Capability for purposes of Gulf Power issuing Requests for Energy.

7.2 Requests for Energy. To the extent that it is able to do so in accordance with (a) the Generating Unit Operating Principles, (b) Prudent Generator Practices, and (c) Applicable Laws, Shell shall cause the Plant to respond to each Request for Energy. In the absence of a Shell default under Section 11.5(d), (f), (g) or (i), the remedies for Shell’s failure to cause the Plant to respond to a Request for Energy are limited to the provisions of Sections 8.7 and 8.8. If Shell has elected to provide Energy from an Alternate Resource and if Gulf Power elects to schedule Energy for delivery on the next Business Day, Gulf Power shall provide its schedule no later than 8:30 a.m. Central Prevailing Time on the Business Day prior to the Day of delivery for deliveries from an Alternate Resource. This Day-ahead Scheduling Instruction will also include any electric deliveries from midnight to midnight for any calendar Days that precede the next Business Day (i.e. weekends and holidays). Gulf Power shall also provide a non-binding, good faith estimate of its scheduling instructions for the twenty-four (24) hour period following the next Business Day. For purposes of scheduling an Alternate Resource, Gulf Power’s schedule options for such resource shall be determined by the number of Generating Units available. In the event one Generating Unit is unavailable, Gulf Power may Schedule the Alternate Resource for 33% of the Contract Capacity. In the event two Generating Units are unavailable, Gulf Power may Schedule the Alternate Resource for 66% of the Contract Capacity. If all three Generating Units are unavailable, Gulf Power may

Schedule the Alternate Resource for either 50% of the Contract Capacity or the Contract Capacity. Gulf Power will be required to accept and pay for Energy during ramp up and ramp down periods.

7.3 Response to Non-Conforming Requests for Energy. A “Non-Conforming Request for Energy” means any Request for Energy that would require (a) during a Scheduled Outage, output at a level greater than the Permitted Scheduled Outage Capability applicable to such Scheduled Outage, or (b) the Plant to perform outside the performance parameters set forth in the Generating Unit Operating Principles, or (c) the Plant to operate at an output higher than is possible with the Fuel delivered by Gulf Power, meeting the specifications required by this Agreement, or (d) the Plant to generate Energy using a portion of the Contract Capacity impaired by a Cover Event during the time that such impaired Contract Capacity is the subject of an effective Election Period under Section 5.7, or (e) the Plant to deliver Energy into the system of the Transmission Provider when there is no Energy Interconnection Agreement or other interconnection arrangements in place with the Transmission Provider. Shell shall inform Gulf Power promptly after Shell is actually aware that a Non-Conforming Request for Energy is in effect. Pending receipt of Gulf Power’s modification of the Non-Conforming Request for Energy, the Non-Conforming Request for Energy shall be deemed to be reduced or increased, as the case may be, to the Request for Energy that could be in effect without resulting in it being considered a Non-Conforming Request for Energy. If a Request for Energy is a Non-Conforming Request for Energy according to the express terms of the first sentence of this Section 7.3 and is deemed increased or decreased according to the immediately preceding sentence, Requested Energy for any hour covered by such Request for Energy shall equal the amount specified in such Request for Energy as so increased or decreased. In all other cases, Requested Energy for any hour shall equal the amount specified in the applicable Request for Energy, notwithstanding that the Plant may be unable to operate at such level due to a Force Majeure event, an Unpermitted Scheduled Outage, a Permitted Scheduled Outage, a Cover Event or any other cause whatsoever, whether or not within the control of Shell.

7.4 Operation. (a) Shell shall cause the Owner to manage, control, operate and maintain the Plant in a manner consistent with Prudent Generator Practices. Shell shall take into account Gulf Power’s right to schedule the Plant, applicable planning standards and operating policies of the SERC and NERC, and the Operating Procedures to be developed by the Operating Committee (provided that such Operating Procedures do not deviate from this Agreement). Shell shall: (i) be in compliance with all Applicable Laws necessary to fulfill its obligations under this Agreement and (ii) shall seek to ensure that Owner diligently seeks to maintain compliance with all Applicable Laws necessary for Owner to fulfill its obligations under the Tenaska ECA. For the avoidance of doubt, the requirements of this Section 7.4 shall not be interpreted to limit Gulf Power’s scheduling rights as provided for elsewhere in this Agreement.

(b)      Shell and Gulf Power shall use commercially reasonable efforts to mutually develop and agree upon written Operating Procedures that are consistent with this Agreement within three (3) months of execution of this Agreement or such other mutually agreeable time. Topics covered shall include deliveries of energy during start up, the method of day-to-day communications, daily capacity availability and energy reports, Plant operations logs, reactive power output, minimum run times, ramp rates, minimum down times, coordination of maintenance scheduling, designation of confidential information, and such other matters as the Operating Representatives shall agree are appropriate. The Operating Representatives shall be responsible for modifying, from time to time, these Operating Procedures in writing to reflect agreed upon changes. In the event of inconsistency or conflict between the Operating Procedures and specific terms of this Agreement, the specific terms of this Agreement shall take precedence.

(c)      The Plant shall be operated by qualified and trained personnel consistent with the terms of the Tenaska ECA.

7.5 Operating Committee. The Parties shall establish an Operating Committee comprised of two (2) Operating Representatives. Shell and Gulf Power, as the case may be, shall provide written notice of such appointments to the other Party. Such appointments may be changed at any time by similar written notice. The Operating Representatives shall meet as necessary, but not less often than once each calendar year, at a mutually agreeable time and place upon prior written notice. The Operating Representatives shall represent the Parties in all matters arising hereunder that may be delegated to them by mutual agreement of the Parties, but shall not have any authority to modify or amend the terms of this Agreement. Each Party shall cooperate in providing to the Operating Representatives all information required in the performance of their duties. If the Operating Representatives are unable to agree on any matter falling under their jurisdiction, such matter shall be submitted to senior officers for discussion and resolution. All decisions and agreements made by the Operating Representatives or their principals shall be evidenced in writing.

7.6 Tenaska ECA Amendment. Shell shall endeavor to cause Owner to consent to an amendment to the Tenaska ECA (“Amendment No. 5”) allowing greater flexibility with respect to Steam Turbine Starts (such amendment to be based upon proposals developed by Gulf Power). Should Owner consent to such amendment on terms that are reasonably acceptable to Shell and Gulf Power, then Shell shall cause the Tenaska ECA to be so amended.

7.7 Transmission Service to Deliver Energy and Capacity from the Energy Point of Delivery. Gulf Power shall bear all costs and responsibility for the transmission service necessary to deliver Energy and Capacity from the Energy Point of Delivery during the Operating Term and shall bear all risks associated with the adequacy, reliability, failure or curtailment of such transmission service for any reason.

7.8 Transmission Interconnection Service to the Energy Point of Delivery. Shell shall bear all costs and responsibility for the transmission interconnection service necessary to achieve the purpose of this Agreement during the Operating Term and shall bear all risks associated with the adequacy, reliability, failure or curtailment of such transmission interconnection service for any reason.

ARTICLE 8

OTHER PAYMENTS; TAXES

8.1	[Intentionally Omitted]

8.2 Payments for Start Up Energy. (a) When no Generating Units are operating, Gulf Power shall reimburse Shell for the reasonably incurred cost to Owner of Energy used to Start the Generating Units from zero load. However, when a Generating Unit is Started from zero load following an Outage of the Generating Unit, Shell shall bear the cost of Energy used to Start the Generating Units from zero load. When at least one Generating Unit is operating and one or more additional Generating Units are started, Shell shall cause Owner to use Energy generated by the operating Generating Unit(s) to Start such additional Generating Units and shall compensate Gulf Power for Gulf Power’s cost of the Fuel used to generate such Energy. Gulf Power’s obligation to reimburse Shell for Energy under this Section 8.2(a) shall be limited to the cost of [**] MWh per Start of a Generating Unit and Gulf Power’s obligation to reimburse for capacity charges associated with Start Energy shall be limited to [**] MW for the entire Plant at any time.

(b)      Gulf Power shall have the right, upon 12 months’ prior notice to Shell, to supply the Energy required for Starts of Generating Units in lieu of Gulf Power’s reimbursement obligation under Section 8.2(a). If Gulf Power supplies Energy for Starts under this Section 8.2(b), when a Generating Unit is Started from zero load following an Outage of a Generating Unit, Shell shall pay Gulf Power for Energy supplied by Gulf Power for such Start at a rate of $[**] per MWh, escalating at three percent per year beginning June 1, 2010. If Gulf Power supplies Energy under this Section 8.2(b), in circumstances where Gulf Power would have a reimbursement obligation under Section 8.2(a), Shell shall reimburse Gulf Power (at the rate specified in the preceding sentence) for all Energy supplied in excess of two MWh per Start of a Generating Unit and (at Gulf Power’s cost of capacity) for capacity in excess of ten MW for the entire Plant at any time.

8.3 Heat Rate. (a) The heat rate of the Plant shall be tested for each Contract Year other than the First Contract Year at the time the capacity of the Plant is required to be tested according to Section 4.3 with respect to such Contract Year (or portion thereof) (each a “Heat Rate Test Date”). The reference heat rate (expressed in MMBtu/MWh) for the Plant (the “Reference Heat Rate”) shall be determined by Shell for the First Contract Year during the Pre-Term Period utilizing the procedure as set forth in Exhibit 8.3 and promptly communicated to Gulf Power and for each subsequent Contract Year shall be determined for each Heat Rate Test Date in accordance with Exhibit 8.3, based on Factored Fired Hours of the Combustion Turbines as of such Heat Rate Test Date.

(b)      Shell shall cause a Heat Rate Test of the Plant to be conducted on each Heat Rate Test Date sequentially with the test of the Plant’s capacity according to Section 4.3. Shell shall give Gulf Power at least eight Days’ prior notice of each Heat Rate Test and Gulf Power or its representatives may attend each Heat Rate Test. If final test results are not available by the first day of the immediately succeeding Contract Year, the Heat Rate Payments for such succeeding Contract Year will be based on the preliminary report of test results referred to in Exhibit 4.2 until the results of the Heat Rate Test are available and used to determine the Heat Rate Payments for the applicable Contract Year. When the final test results are available, the Parties shall make an adjustment of the Heat Rate Payments from the beginning of the applicable Contract Year to reflect the Tested Heat Rate based on the final test results. If a Heat Rate Test for a Contract Year is conducted after the beginning of such Contract Year, the Reference Heat Rate set for such Contract Year pursuant to Section 8.3(a) nevertheless shall apply from the first day of such Contract Year; provided, however, to the extent necessary for any payments or calculations using the Reference Heat Rate for such Contract Year prior to the preliminary report of test results, the Parties on an interim basis shall use the Reference Heat Rate for the prior Contract Year until such preliminary report of test results is available and then shall make adjustments of such payments and calculations in accordance with the preliminary report of test results and final test results as provided above. For the avoidance of doubt, the Reference Heat Rate will be calculated in accordance with Exhibit 8.3 and the value of the Average Factored Fired Hours will be the value as calculated on the Heat Rate Test Date, regardless of whether the Heat Rate Test Date is after the beginning of such Contract Year.

(c)      If Owner reasonably believes that, due to equipment malfunction or other causes, the results of a Heat Rate Test are not representative of the actual heat rate capability of the Plant, Shell shall cause Owner to promptly correct the equipment malfunction or other causes and the Heat Rate Test shall be re-run as soon as practicable following the correction of the equipment malfunction or other causes. Until the results of the re-test are available, Heat Rate Payments will be based upon a deemed Tested Heat Rate for such period equal to the higher of (i) the Tested Heat Rate for the later of the Pre-Term Period if the event happens in the First Contract Year or the immediately preceding Contract Year if the event happens in any Contract Year other than the First Contract Year, and (ii) the Reference Heat Rate for the applicable Heat Rate Test Date. When the results of the re-test are available, the Parties shall make an adjustment of the Heat Rate Payments to reflect the Tested Heat Rate determined in the re-test, which adjustment shall be effective from the beginning of the applicable Contract Year.

(d) If the Tested Heat Rate of the Plant during a Heat Rate Test is higher than 97.02% of the Reference Heat Rate for the applicable Heat Rate Test Date and lower than 102.98% of the Reference Heat Rate for the applicable Heat Rate Test Date, there shall be no Heat Rate Payment for the applicable Contract Year.

(e) If the Tested Heat Rate of the Plant during a Heat Rate Test is lower than 97.02% of the Reference Heat Rate for the applicable Heat Rate Test Date, Gulf Power shall make a Heat Rate Payment to Shell according to Article 9 for each Month (or portion thereof) during the applicable Contract Year in an amount calculated as follows:

Where:

HRP	=	Heat Rate Payment for the applicable Month (or portion thereof).

RHR	=	Reference Heat Rate for the immediately preceding Heat Rate Test Date.

THR	=	Tested Heat Rate with respect to the immediately preceding Heat Rate Test Date.

d	=	Each Gas Day during the applicable Month (or portion thereof).

n	=	Total number of Gas Days during the applicable Month (or portion thereof).

GQd	=	Quantity of Gas, if any, consumed by the Plant on Gas Day d.

DGIPd	=	Daily Gas Index Price for Gas delivered on Gas Day d.

FOC	=	Gulf Power’s total actual cost of the Fuel Oil, if any, consumed by the Plant during the applicable Month (or portion thereof).

(f)        If the Tested Heat Rate of the Plant during a Heat Rate Test is higher than 102.98% of the Reference Heat Rate for the applicable Heat Rate Test Date, Shell shall make a Heat Rate Payment to Gulf Power according to Article 9 for each Month (or portion thereof) during the applicable Contract Year in an amount calculated as follows:

Where:

HRP	=	Heat Rate Payment for the applicable Month (or portion thereof).

THR	=	Tested Heat Rate with respect to the immediately preceding Heat Rate Test Date.

RHR	=	Reference Heat Rate for the immediately preceding Heat Rate Test Date.

d	=	Each Gas Day during the applicable Month (or portion thereof).

n	=	Total number of Gas Days during the applicable Month (or portion thereof).

GQd	=	Quantity of Gas, if any, consumed by the Plant on Gas Day d.

DGIPd	=	Daily Gas Index Price for Gas delivered on Gas Day d.

FOC	=	Gulf Power’s total actual cost of the Fuel Oil, if any, consumed by the Plant during the applicable Month (or portion thereof).

8.4	Payments for Steam Turbine Starts. (a) Intentionally Omitted.
(b)	Except as otherwise provided in Section 8.4(e), the maximum number of Cold

Steam Turbine Starts plus Warm Steam Turbine Starts for any Contract Year shall be [**] (except for the First Contract Year, which shall be equal to [**] less the sum of the Cold Steam Turbine Starts and Warm Steam Turbine Starts utilized during the Pre-Term Period by Shell); provided, however, the maximum number of Cold Steam Turbine Starts for any Contract Year shall be [**] (except for the First Contract Year, which shall be equal to [**] less the number of Cold Steam Turbine Starts utilized by Shell during the Pre-Term Period). The maximum number of Hot Steam Turbine Starts for any Contract Year shall be [**] minus the total number of Cold Steam Turbine Starts and Warm Steam Turbine Starts for such Contract Year (except that for the First Contract Year, the maximum number of Hot Steam Turbine Starts shall be equal to the [**] minus the total number of Cold Steam Turbine Starts, Warm Steam Turbine Starts and Hot Steam Turbine Starts utilized by Shell during the Pre-Term Period less the total number of Cold Steam Turbine Starts and Warm Steam Turbine Starts used during the First Contract Year). The total maximum number of Steam Turbine Starts (Cold Steam Turbine Starts plus Warm Steam Turbine Starts plus Hot Steam Turbine Starts) shall not exceed [**]. For purposes of measuring the time between any Shutdown of the Steam Turbine and the next Start of the Steam Turbine (including in applying the definition of “ST Start Reduction”), the time from the opening of the last Generating Unit circuit breaker associated with such Shutdown to the time of the closing of the first Generating Unit circuit breaker associated with such Start shall be used. During the Pre-Term Period, Shell will not use more than the greater of the number of Steam Turbine Starts on a Monthly basis or the number of Steam Turbine Starts on a cumulative basis shown in the following table; provided, however, if Amendment No. 5 is not in full force and effect, the numbers shown in the table will be recalculated by applying the fraction having a numerator of [**] and a denominator of [**] to the numbers in the table below.

Month	Cold Starts		Warm Plus Cold Starts		Cold Plus Warm Plus Hot Starts
	Monthly	Cumulative	Monthly	Cumulative	Monthly	Cumulative
June	[**]	[**]	[**]	[**]	[**]	[**]
July	[**]	[**]	[**]	[**]	[**]	[**]
August	[**]	[**]	[**]	[**]	[**]	[**]
September	[**]	[**]	[**]	[**]	[**]	[**]
October	[**]	[**]	[**]	[**]	[**]	[**]
November	[**]	[**]	[**]	[**]	[**]	[**]
December	[**]	[**]	[**]	[**]	[**]	[**]
January	[**]	[**]	[**]	[**]	[**]	[**]
February	[**]	[**]	[**]	[**]	[**]	[**]
March	[**]	[**]	[**]	[**]	[**]	[**]
April	[**]	[**]	[**]	[**]	[**]	[**]
May	[**]	[**]	[**]	[**]	[**]	[**]

(c)      For the First Contract Year, Gulf Power shall pay Shell for each Steam Turbine Start during any Month an amount determined by multiplying the total of the Steam Turbine Start Charges paid to Owner during the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year by a fraction, the numerator of which is the sum of the following Steam Turbine

Start fees for each Steam Turbine Start that occurs in the First Contract Year and the denominator of which is the sum of the following Steam Turbine Start fees for each Steam Turbine Start that occurs in each of the Pre-Term Period and the First Contract Year. The Steam Turbine Start fees will equal (i) $[**] for any Hot Steam Turbine Starts plus any Warm Steam Turbine Starts (that occur less than thirteen hours since Shutdown incurred and (ii) the Steam Turbine Start fees shown in the following table for any Cold Steam Turbine Starts plus any Warm Steam Turbine Starts (that occur greater than thirteen hours since Shutdown). For the avoidance of doubt for use of the following table, the total number of Starts on the beginning of the first Day of the Pre-Term Period shall equal zero and the total number of Starts on the beginning of the first Day of the First Contract Year shall equal zero.

Cold Steam Turbine Starts Plus Warm Steam Turbine Starts*
Start	Start Charge ($)
[**]	[**]
[**]	[**]
[**]	[**]

* Warm Steam Turbine Starts that occur greater than thirteen hours since Shutdown.

For each subsequent Contract Year, Gulf Power shall pay to Shell as the Start Charge for each Steam Turbine Start during any Month $[**] multiplied by the Escalation Factor applicable to such Month; provided that for any Cold Steam Turbine Starts plus any Warm Steam Turbine Starts that occur greater than thirteen (13) hours since Shutdown, that are in excess of [**] per Contract Year, the Start Charge for each such Steam Turbine Start shall be increased by $[**], such increased amount to be escalated at 4% per year beginning with January 1, 2010. In addition to all other charges, an incremental Start Charge for any Cold Steam Turbine Start plus any Warm Steam Turbine Start that occur more than 13 hours since the previous Shutdown in excess of [**] such Starts per year shall be $[**] to be escalated at 4% per year beginning on January 1, 2010.

(d)      For purposes of Sections 8.4(b) and 8.4(c), a Steam Turbine Start shall include the commencement of operation of the Steam Turbine following a System Trip (as defined in the “Combustion Turbine Starts” section of Exhibit 8.4).

(e)      If Amendment No. 5 is not in full force and effect, the allowable number of Cold Steam Turbine Starts, Warm Steam Turbine Starts and Hot Steam Turbine Starts per Contract Year may be reduced by Shell to not more than [**]combined Warm Steam Turbine Starts and Cold Steam Turbine Starts, including not more than [**] Cold Steam Turbine Starts. The maximum number of Hot Steam Turbine Starts shall not be greater than [**] minus the total number of Cold Steam Turbine Starts and Warm Steam Turbine Starts for the applicable Contract Year; provided, however, that Shell gives Gulf Power written notice of such reduction in the allowable number of Starts at least 20 days prior to the beginning of each Contract Year, such notice is based upon Shell’s receipt of confirmation from the Owner demonstrating to Shell reasonable cause that the number of Starts allowable in Section 8.4(b) in excess of the reduced number of Starts set forth in this Section 8.4(e) would result in an adverse economic impact to the Owner in excess of the fees set forth in

Section 8.4(c) or the reduction in the amount of Availability Payments owed due to the reductions for such additional Starts in the Peak Availability Target and Off-Peak Availability Target. Notwithstanding the foregoing, prior to giving any notice of intent to reduce the allowable number of Starts as set forth herein, Shell shall provide Gulf Power with a proposed new incremental Start Charge and/or new incremental availability target reduction which Gulf Power may choose to accept or reject at its sole option. If Amendment No. 5 is not in full force and effect for the First Contract Year, the allowable number of Cold Steam Turbine Starts, Warm Steam Turbine Starts and Hot Steam Turbine Starts per Contract Year will be reduced by the number of Cold Steam Turbine Starts, Warm Steam Turbine Starts and Hot Steam Turbine Starts utilized by Shell during the Pre-Term Period.

8.5 Combustion Turbine Fired Hour Payments. (a) Gulf Power shall, for each Month during the Operating Term, pay Shell an amount equal to the number of Factored Fired Hours for each Combustion Turbine during such Month multiplied by the Base Fired Hour Rate applicable to such Month.

(b)      The Start Ratio shall equal the sum of (i) the number of Factored Fired Hours of each Combustion Turbine during such Contract Year, divided by (ii) the number of Gulf Power Factored CT Starts during such Contract Year.

(c)      If the Start Ratio for a Contract Year is 30 or higher, the Adjusted Fired Hour Payment for such Contract Year shall be deemed equal to the total of the Fired Hour Payments calculated for each of the Months of such Contract Year according to Section 8.5(a).

(d)      If the Start Ratio for a Contract Year is 20 or higher but less than 30, the Adjusted Fired Hour Payment for such Contract Year shall equal the product of (i) the Factored Fired Hours for such entire Contract Year, multiplied by (ii) the difference of (A) the Tier 1 Fired Hour Rate applicable to such Contract Year minus (B) the product of the Start Ratio for such Contract Year multiplied by the Tier 1 Adjustment Rate for such Contract Year. In such event, (x) if the Adjusted Fired Hour Payment exceeds the total of the Fired Hour Payments for each of the Months of such Contract Year, Gulf Power shall pay to Shell an amount equal to such excess, or (y) if the total of the Fired Hour Payments for each of the Months of such Contract Year exceeds the Adjusted Fired Hour Payment, Shell shall pay to Gulf Power an amount equal to such excess. Any payment under the preceding sentence shall be made at the time of payment of the Statement covering the last Month of the applicable Contract Year.

(e)      If the Start Ratio for a Contract Year is 10 or higher but less than 20, the Adjusted Fired Hour Payment for such Contract Year shall equal the product of (i) the Factored Fired Hours for such entire Contract Year, multiplied by (ii) the difference of (A) the Tier 2 Fired Hour Rate applicable to such Contract Year minus (B) the product of the Start Ratio for such Contract Year multiplied by the Tier 2 Adjustment Rate for such Contract Year. In such event, (x) if the Adjusted Fired Hour Payment exceeds the total of the Fired Hour Payments for each of the Months of such Contract Year, Gulf Power shall pay to Shell an amount equal to such excess, or (y) if the total of the Fired Hour Payments for each of the Months of such Contract Year exceeds the Adjusted Fired Hour Payment, Shell shall pay to Gulf Power an amount equal to such excess. Any payment under the preceding sentence shall be made at the time of payment of the Statement covering the last

Month of the applicable Contract Year.

(f)      If the Start Ratio for a Contract Year is less than 10, the Adjusted Fired Hour Payment for such Contract Year shall equal the product of (i) the CT Start Rate applicable to such Contract Year, multiplied by (ii) the number of Gulf Power Factored CT Starts during such Contract Year. In such event, at the time of payment of the Statement covering the last Month of the applicable Contract Year: (x) Shell shall refund to Gulf Power the total of all Fired Hour Payments for each of the Months of such Contract Year, and (y) Gulf Power shall pay to Shell the Adjusted Fired Hour Payment for such Contract Year.

(g)      For the First Contract Year, if (a) the Adjusted Fired Hour Payment calculated over the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year minus (b) the product of (i) the Minimum Adjusted Fired Hour Charge multiplied by (ii) the arithmetic mean of the Peak Availability Factor and the Off Peak Availability Factor calculated for the period inclusive of both the Pre-Term Period and the First Contract Year is negative, (the “Total Deficit”), Gulf Power shall pay Shell an amount equal to the sum of the percentages for each Month in the First Contract Year shown in the following table multiplied by the Total Deficit. Shell shall include such amount on the Statement following the last Month of the First Contract Year and Gulf Power shall pay such amount to Shell at the time of payment of such Statement.

Month	Minimum Adjusted Fired Hour Charge Deficit in (%) of Total Deficit
June 2009	16
July 2009	16
August 2009	16
September 2009	16
October 2009	3.4
November 2009	3.4
December 2009	3.4
January 2009	5
February 2009	5
March 2009	3.4
April 2009	3.4
May 2009	9

For each subsequent Contract Year, if the Adjusted Fired Hour Payment is less than the product of (i) the Minimum Adjusted Fired Hour Charge for such Contract Year multiplied by (ii) the arithmetic mean of the Peak Availability Factor and the Off Peak Availability Factor for such Contract Year, Shell shall include such difference on the Statement covering the last Month of the applicable Contract Year and Gulf Power shall pay such difference to Shell at the time of payment of such Statement.

8.6	Bonus Availability Target and Availability Bonus Payments. For the First Contract Year,

the Bonus Availability Factor shall be determined for the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year. For this 12-Month period, if such Bonus Availability Factor exceeds the Bonus Availability Target, Gulf Power shall pay to Shell an Availability Bonus Payment calculated according to Section 2 of Exhibit 8.6 but only including those Hours in the First Contract Year that are included in the 30 Days of highest Peak Hour spark spread for the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year in which there was Requested Energy. If for any subsequent Contract Year the Bonus Availability Factor exceeds the Bonus Availability Target, Gulf Power shall pay to Shell an Availability Bonus Payment for such Contract Year calculated according to Section 2 of Exhibit 8.6. The Availability Bonus Payment, if any, for a Contract Year shall be included on the Statement for the last Month of such Contract Year and shall be paid according to Section 9.2.

8.7 Peak Availability Target and Peak Availability Payments. (a) For the First Contract Year, the Peak Availability Factor will be calculated per Exhibit 8.7 for the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year (the “First Contract Year Peak Availability Factor”). If the First Contract Year Peak Availability Factor is less than the Peak Availability Target, the Peak Availability Payment will be calculated according to Section 2 of Exhibit 8.7, using the First Contract Year information and the First Contract Year Peak Availability Factor, Shell shall pay to Gulf Power such Peak Availability Payment. If in any subsequent Peak Availability Measurement Period the Peak Availability Factor is less than the Peak Availability Target, Shell shall pay to Gulf Power a Peak Availability Payment for such Peak Availability Measurement Period calculated according to Section 2 of Exhibit 8.7 at the times set forth in Sections 8.7(b) and 8.7(c).

(b)      (1) Except as otherwise set forth in Section 8.7(b)(2), at the end of each Month, the Peak Availability Payment shall be calculated according to Exhibit 8.7, except that such Peak Availability Payment will not be calculated for the entire Peak Availability Measurement Period of the applicable Contract Year but will be calculated on a cumulative basis from the beginning of the Peak Availability Measurement Period of such Contract Year through the end of that Month (the “Cumulative Provisional Peak Availability Amount”). For each Contract Year3, in calculating the Cumulative Provisional Peak Availability Amount at the end of any Month, if the total Base Requested Energy during the Peak Availability Measurement Period from the beginning of the applicable Contract Year through the end of such Month is less than the Interim Peak Target Request Quantity as of the end of such Month (such difference, the “Interim Peak Request Shortfall”), the denominator of the fraction set forth in Section 1 of Exhibit 8.7 shall be increased by an amount equal to the Interim Peak Request Shortfall as of the end of such Month and the numerator of such fraction shall be increased by an amount equal to the Interim Peak Request Shortfall multiplied by the Peak Availability Target for the applicable Peak Availability Measurement Period. The Cumulative Provisional Peak Availability Amount as of the end of any Month shall not exceed the product of (i) the Peak Availability Target for such Contract Year minus the Peak Availability Factor for such Contract Year calculated on a cumulative basis through the end of the applicable Month, multiplied by (ii) the Capacity Payments payable by Gulf Power in respect of such Contract Year from the beginning of such Contract Year through the end of the applicable Month (which Capacity

_________________________

3 For purposes of this provision, the First Contract Year shall be deemed to include the Pre-Term Period and the Pre-Term Activities.

Payments shall be determined taking into account any adjustment under Section 4.1(b) but without regard to any adjustments under Section 4.1(c) or 4.1(d)), multiplied by (iii) 2.9. In addition, the Cumulative Provisional Peak Availability Amount as of the end of any Month, when added to the Cumulative Provisional Off Peak Availability Amount as of the end of such Month, shall not exceed two times the total of the Capacity Payments payable by Gulf Power in respect of such Contract Year from the beginning of such Contract Year through the end of the applicable Month (which Capacity Payments shall be determined taking into account any adjustment under Section 4.1(b) but without regard to any adjustments under Section 4.1(c) or 4.1(d)).

(b)(2)  If Amendment No. 5 is in full force and effect, (i) the provisions of this Section 8.7(b)(2) shall supercede the provisions of Section 8.7(b)(1) and Sections 8.7(c) and 8.7(d) shall be deemed deleted and (ii) at the end of each Calendar Year, the Peak Availability Payment shall be calculated according to Exhibit 8.7.

(c)      If the Cumulative Provisional Peak Availability Amount as of the end of a Month exceeds the difference of (i) the sum of all Monthly Provisional Peak Availability Payments, if any, theretofore made by Shell to Gulf Power in respect of the applicable Contract Year, minus (ii) the sum of all Monthly Provisional Peak Availability Refunds, if any, theretofore made by Gulf Power to Shell in respect of the applicable Contract Year, then Shell shall include such excess (the “Monthly Provisional Peak Availability Payment”) on the Statement for that Month. Shell shall pay the Monthly Provisional Peak Availability Payment to Gulf Power according to Section 9.2.

(d)      If as of the end of a Month the difference of (i) the sum of all Monthly Provisional Peak Availability Payments, if any, theretofore made by Shell to Gulf Power in respect of the applicable Contract Year, minus (ii) the sum of all Monthly Provisional Peak Availability Refunds, if any, theretofore made by Gulf Power to Shell in respect of the applicable Contract Year exceeds the Cumulative Provisional Peak Availability Amount as of the end of such Month, then Shell shall include such excess (the “Monthly Provisional Peak Availability Refund”) on the Statement for that Month. Gulf Power shall pay the Monthly Provisional Peak Availability Refund to Shell according to Section 9.2.

8.8 Off Peak Availability Target and Off Peak Availability Payments. (a) For the First Contract Year, the Off Peak Availability Factor will be calculated per Exhibit 8.8 for the 12-Month period inclusive of both the Pre-Term Period and the First Contract Year (the “First Contract Year Off Peak Availability Factor”). If the First Contract Year Off Peak Availability Factor is less than the Off Peak Availability Target, the Off Peak Availability Payment will be calculated according to Section 2 of Exhibit 8.8, using the First Contract Year information and the First Contract Year Off Peak Availability Factor, Shell shall pay to Gulf Power such Off Peak Availability Payment. If in any subsequent Off Peak Availability Measurement Period the Off Peak Availability Factor is less than the Off Peak Availability Target, Shell shall pay to Gulf Power an Off Peak Availability Payment for such Off Peak Availability Measurement Period calculated according to Section 2 of Exhibit 8.8.

(b)      (1) Except as otherwise provided in Section 8.8(b)(2), at the end of each Month, the Off Peak Availability Payment shall be calculated according to Exhibit 8.8, except that (i)

such Off Peak Availability Payment will not be calculated for the entire Off Peak Availability Measurement Period of the applicable Contract Year but will be calculated on a cumulative basis from the beginning of the Off Peak Availability Measurement Period of such Contract Year through the end of that Month, and (ii) the variable CPm in Section 2 of Exhibit 8.8 shall be the total of the Capacity Payments payable by Gulf Power in respect of such Contract Year from the beginning of such Contract Year through the end of the applicable Month (which Capacity Payments shall be determined taking into account any adjustment under Section 4.1(b) but without regard to any adjustments under Section 4.1(c) or 4.1(d)) (the “Cumulative Provisional Off Peak Availability Amount”). For each Contract Year4, in calculating the Cumulative Provisional Off Peak Availability Amount at the end of any Month, if the total Base Requested Energy during the Off Peak Availability Measurement Period from the beginning of the applicable Contract Year through the end of such Month is less than the Interim Off Peak Target Request Quantity as of the end of such Month (such difference, the “Interim Off Peak Request Shortfall”), the denominator of the fraction set forth in Section 1 of Exhibit 8.8 shall be increased by an amount equal to the Interim Off Peak Request Shortfall as of the end of such Month and the numerator of such fraction shall be increased by an amount equal to the Interim Off Peak Request Shortfall multiplied by the Off Peak Availability Target for the applicable Off Peak Availability Measurement Period.

(b)(2) If Amendment No. 5 is in full force and effect, (i) the provisions of this Section 8.8(b)(2) shall supercede the provisions of Section 8.8(b)(1) and Sections 8.8(c) and 8.8(d) shall be deemed deleted and (ii) at the end of each Calendar Year, the Peak Availability Payment shall be calculated according to Exhibit 8.8.

(c)      If the Cumulative Provisional Off Peak Availability Amount as of the end of a Month exceeds the difference of (i) the sum of all Monthly Provisional Off Peak Availability Payments, if any, theretofore made by Shell to Gulf Power in respect of the applicable Contract Year, minus (ii) the sum of all Monthly Provisional Off Peak Availability Refunds, if any, theretofore made by Gulf Power to Shell in respect of the applicable Contract Year, then Shell shall include such excess (the “Monthly Provisional Off Peak Availability Payment”) on the Statement for that Month. Shell shall pay the Monthly Provisional Off Peak Availability Payment to Gulf Power according to Section 9.2.

(d)      If as of the end of a Month the difference of (i) the sum of all Monthly Provisional Off Peak Availability Payments, if any, theretofore made by Shell to Gulf Power in respect of the applicable Contract Year, minus (ii) the sum of all Monthly Provisional Off Peak Availability Refunds, if any, theretofore made by Gulf Power to Shell in respect of the applicable Contract Year is less than the Cumulative Provisional Off Peak Availability Amount as of the end of such Month, then Shell shall include such excess (the “Monthly Provisional Off Peak Availability Refund”) on the Statement for that Month. Gulf Power shall pay the Monthly Provisional Off Peak Availability Refund to Shell according to Section 9.2.

_________________________

4 For purposes of this provision, the First Contract Year shall be deemed to include the Pre-Term Period and the Pre-Term Activities.

8.9 Limitation on Availability Payments; Nature of Availability Payments. (a) The Peak Availability Payments in respect of any Contract Year shall not exceed the product of (i) the Peak Availability Target for such Contract Year minus the Peak Availability Factor for such Contract Year, multiplied by (ii) the Capacity Payments payable by Gulf Power in respect of such Contract Year (which Capacity Payments shall be determined taking into account any adjustment under Section 4.1(b) but without regard to any adjustments under Section 4.1(c) or 4.1(d)), multiplied by (iii) [**].

(b)      The total of all Availability Payments in respect of any Contract Year shall not exceed (i) [**] payable by Gulf Power in respect of such Contract Year minus (ii) any reductions in Capacity Payments pursuant to Sections 4.1(c) and 4.1(d) with respect to such Contract Year.

(c)      Gulf Power and Shell hereby acknowledge and agree that the terms, conditions and amounts fixed pursuant to Sections 8.7 and 8.8 and Exhibits 8.7 and 8.8 for Availability Payments are reasonable, considering the losses and damages that Gulf Power will sustain in the event the Peak Availability Factor is less than the Peak Availability Target in any Peak Availability Measurement Period or the Off Peak Availability Factor is less than the Off Peak Availability Target in any Off Peak Availability Measurement Period. The amounts of the Availability Payments are agreed upon and fixed by the Parties because of the difficulty of ascertaining the exact amount of losses and damages that will be actually sustained by Gulf Power in any such event. The Parties agree that the Availability Payments are not penalties and shall be applicable regardless of the amount of losses and damages actually sustained by Gulf Power. The payment of any Availability Payments shall not affect Gulf Power’s rights under Sections 11.3 and 11.5(f).

8.10     Energy Imbalance Charges. Shell shall make capacity available and deliver energy from the Plant to Gulf Power at the Energy Point of Delivery. The risk of loss of energy shall pass from Shell to Gulf Power at the Energy Point of Delivery. Gulf Power shall be responsible for and shall pay (or reimburse Shell if Shell has paid) Energy Imbalance Charges only during such periods of time in which the Plant is located within the Southern Control Area. Shell shall not take any action or consent to remove the Plant from the Southern Control Area without Gulf’s written consent. Shell shall be responsible for and shall pay (or reimburse Gulf if Gulf has paid) Energy Imbalance Charges during such periods of time in which the Plant is not located within the Southern Control Area.

8.11     Taxes. (a) As between the Parties, Shell shall indemnify Gulf Power for any material adverse effect on Gulf Power due to any deficiency in the payment of all Taxes on or with respect to the Plant, including its development, permitting, design, engineering, procurement, construction, testing, startup, ownership, leasing, financing, operation, and maintenance. Shell shall pay or cause all Taxes to be paid for (i) the production and delivery of Energy and Ancillary Services to be provided to Gulf Power arising, in the case of Energy, prior to the time of Shell’s delivery of such Energy to Gulf Power at the Energy Point of Delivery, or, in the case of Ancillary Services, prior to the time such Ancillary Services are made available to Gulf Power; (ii) the conversion of Natural Gas into electricity after delivery by Gulf Power and receipt of such Natural Gas at the Primary Gas Delivery Point and (iii) the conversion of Fuel Oil into electricity.

(b)	Gulf Power shall pay or cause to be paid all Taxes on or with respect to: (i)

Energy received by Gulf Power arising at and after the time such Energy is delivered by Shell to the Energy Point of Delivery, (ii) Ancillary Services received by Gulf Power arising at and after the time such Ancillary Services are made available to Gulf Power, (iii) Natural Gas received and possessed by Gulf Power at and prior to the time of delivery of such Natural Gas by Gulf Power to Shell at the Gas Delivery Point, (iv) property taxes on Fuel Oil stored for Gulf Power at the Plant, and (v) the initial sale of Fuel Oil inventory from Shell to Gulf Power. Such Taxes shall include such sales, use, excise or other similar Taxes on the sale to Gulf Power and purchase from Shell of capacity, Energy, and Ancillary Services pursuant to this Agreement. Gulf Power shall be responsible for all Taxes arising out of the transfer and delivery by Gulf Power and receipt of Natural Gas at the Gas Delivery Point, the purchase of Fuel and the initial sale of Fuel Oil inventory from Shell to Gulf Power, and Shell shall be responsible for all Taxes on the sale of Fuel Oil inventory from Gulf Power to Shell at the end of the Operating Term and shall indemnify Gulf Power for any new Taxes that may arise after the date of execution of this Agreement concerning the conversion of Natural Gas or Fuel Oil into Energy; provided, however, that nothing contained in this Section 8.11 shall be construed to affect the applicability of Article 21 to any such new Taxes.

(c)      In the event Shell is required by law or regulation to remit or pay Taxes that are Gulf Power’s responsibility hereunder, Shell may include such Taxes in the next Monthly Invoice and Gulf Power shall remit payment thereof in accordance with Article 9. Conversely, if Gulf Power is required by law or regulation to remit or pay Taxes that are Shell’s responsibility hereunder, Gulf Power may deduct the amount of any such Taxes from the sums otherwise due to Shell under this Agreement. Any refunds associated with such Taxes will be handled in the same manner. Nothing herein shall obligate or cause a Party to pay or be liable to pay any Taxes from which it is exempt under applicable Legal Requirements.

ARTICLE 9

BILLING AND PAYMENT

9.1 Billing. Within twelve days after the end of each Month during the Operating Term, Shell shall deliver to Gulf Power a Statement (in electronic form and in writing) detailing (a) all amounts due from Gulf Power to Shell under this Agreement for the Month, (b) all amounts due from Shell to Gulf Power under this Agreement for the Month, (c) the amount of Delivered Energy during each hour of the Month, with the total Monthly amount to be rounded to the nearest MWh, with .50 MWh being rounded down and .51 MWh being rounded up, (d) the level of Energy expressed in MWh requested by Gulf Power during each hour of the Month, (e) the quantities of Gas and Fuel Oil used by the Plant during each hour of the Month, (f) the number of Starts of each Generating Unit and the calculation of the Start Charge for the Month, (g) the amounts of Energy provided under Section 8.2 and the amounts payable by each Party with respect to such Energy, (h) the Heat Rate Payment due from either Party to the other according to Section 8.3 and the calculation of the Heat Rate Payment, including all applicable Fuel consumption, Daily Gas Index Price and fuel oil cost data, (i) the calculation of any Availability Payments and any Bonus Availability Payments (and all components thereof) for such Month, (j) Cover Payments due from Shell for the Month, and (k) Withholding Payments due from Shell for the Month.

9.2 Payment. All payments of amounts due under this Agreement shall be made in Dollars by wire transfer in immediately available funds to the respective account of the payee Party set forth in Section 19.9. If Gulf Power and Shell is each required to pay an amount under this Agreement in the same Month, then such amounts with respect to each Party shall be aggregated, and the Parties shall discharge the obligations to pay through netting, in which case the Party owing the greater aggregate amount shall pay to the other Party the difference between the amounts owed. Gulf Power shall pay to Shell the net amount due to Shell, if any, by the later of the 10th Day after the Statement was received or the 20th Day of the Month in which the Statement was received. If the Statement shows an amount due from Shell to Gulf Power, Shell shall pay to Gulf Power the amount due by the 20th Day of the Month following the Month to which the Statement relates. If the payment due date falls on a Day other than a Business Day, the payment will be due on the next Business Day.

9.3 Corrections; Disputes. Billings and payments shall be subject to correction for metering and billing errors for a period of two years after the end of the relevant Month. If either Party disputes the correctness of a Statement, it shall nevertheless pay the undisputed portion of the Statement and shall notify the other Party of the specific basis for disputing the correctness of the Statement, including all supporting calculations, as soon as practicable after becoming aware of the basis for such dispute. Interest on all such amounts in dispute shall accrue at the rate specified in Section 9.4.

9.4 Interest on Past Due Bills. Any payments required to be made under this Agreement that are not paid when due (and any overpayments) shall bear interest, accrued daily from the due date to the date of payment (or from the date of payment until the date of refund in the case of overpayments), at the lesser of (a) the annual rate of five percent plus the Prime Rate as reported in the Money Rates column of The Wall Street Journal on the last Business Day of the preceding Month, as the rate may from time to time change, or (b) the maximum rate of interest permitted by Applicable Law. Notwithstanding the provisions for calculating interest on late payments, a failure to make payment when due shall be a default under this Agreement by the non-paying Party to the extent provided in Sections 11.5 and 11.6.

9.5 Audit Rights. During the Operating Term and for a period of two years after the Termination Date, each Party and any third party representative of a Party shall have the right, at its expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any Statement, payment demand, charge, payment or computation made under this Agreement. No adjustment or correction shall be made and all records and payments shall be conclusively presumed to be final unless notice specifying the error or inaccuracy is given within 24 Months after the end of the Contract Year during which the error or inaccuracy occurred.

ARTICLE 10

PERFORMANCE SECURITY

10.1     Shell Performance Security. Simultaneous with the execution of this Agreement, Shell shall deliver to Gulf Power, Eligible Collateral in an amount as set forth in Table 10.1 (the “Shell Performance Security”). The Shell Performance Security shall be maintained throughout the Term although the amount of Eligible Collateral shall be adjusted from time to time in accordance with Table 10.1. Any increases to the amount of Shell Performance Security required shall be delivered by Shell to Gulf Power within one (1) Business Day of the event requiring the increase and any reduction in the amount of Shell Performance Security required by this Section 10.1 shall be delivered by Gulf Power to Shell within one (1) Business Day of Shell’s written request to Gulf Power requesting the reduction in amount of Shell Performance Security.

Table 10.1		Effective Date through May 31, 2013	June 1, 2013-May 31, 2018	June 1, 2019-May 31, 2021	June 1, 2021 – May 31, 2023
Eligible Collateral Amount:		[**]	[**]	[**]	[**]
		Percentage of Eligible Collateral To be Posted based upon Lowest Credit Rating
S&P/Fitch	Moody’s
BBB or above	Baa2 or above	None	None	None	None
BBB-	Baa3	50%	50%	50%	50%

Below BBB-	Below Baa3	100%	100%	100%	100%

In the event that a Material Adverse Change occurs in respect of Shell or Shell’s Guarantor, as applicable, then within one (1) Business Day of such event, Shell shall deliver to Gulf Power Eligible Collateral in an amount equal to 100% of the Eligible Collateral Amount corresponding to the amount shown in Table 10.1 for the date on which such Material Adverse Change occurs; provided, however, that in Gulf Power’s sole discretion, based on a review of the overall circumstances of Shell’s Material Adverse Change, the Eligible Collateral that Shell is required to provide may be reduced to an amount below that stated in Table 10.1. Within (1) Business Day of the occurrence of such Material Adverse Change and a Ratings Agency has publicly confirmed or revised Shell or Shell’s Guarantor’s senior unsecured debt or issuers rating as applicable, the Eligible Collateral amount shall be adjusted to maintain consistency with Table 10.1.

10.2     Gulf Power Performance Security. Simultaneous with the execution of this Agreement, Gulf Power shall deliver to Shell, Eligible Collateral in an amount as set forth in Table 10.1 above(the “Gulf Power Performance Security”). The Gulf Power Performance Security shall be maintained throughout the Term although the amount of Eligible Collateral shall be adjusted from time to time in accordance with Table 10.1. Any increases to the amount of Gulf Power Performance Security required shall be delivered by Gulf Power to Shell within one (1) Business Day of the event requiring the increase and any reduction in the amount of Gulf Power Performance Security required by this Section 10.2 shall be delivered by Shell to Gulf Power within one (1)

Business Day of Gulf Power’s written request to Shell requesting the reduction in amount of Gulf Power Performance Security. In the event that a Material Adverse Change occurs in respect of Gulf Power or Gulf Power’s Guarantor, as applicable, then within one (1) Business Day of such event, Gulf Power shall deliver to Shell Eligible Collateral in an amount equal to 100% of the Eligible Collateral Amount corresponding to the amount shown in Table 10.1 for the date on which such Material Adverse Change occurs; provided, however, that in Shell’s sole discretion, based on a review of the overall circumstances of Gulf Power’s Material Adverse Change, the Eligible Collateral that Gulf Power is required to provide may be reduced to an amount below that stated in Table 10.1. Within (1) Business Day of the occurrence of a Material Adverse Change and a Ratings Agency has publicly confirmed or revised Gulf Power or Gulf Power’s Guarantor’s senior unsecured debt or issuers rating as applicable, the Eligible Collateral amount shall be adjusted to maintain consistency with Table 10.1.

10.3     Replacement Collateral; Substituted Collateral; Release of Collateral. (a) To the extent that any replacement of Shell Performance Security or Gulf Power Performance Security is required to maintain compliance with Section 10.1 or 10.2, the Party responsible for posting any such replacement Eligible Collateral shall deliver same to the beneficiary Party within two (2) Business Days after such replacement is required.

(b)      Upon any reduction of the amount of the Shell Performance Security or Gulf Power Performance Security pursuant to Section 10.1 or 10.2, the beneficiary thereof shall, upon written request by the other Party, release within two (2) Business Days any Eligible Collateral that is no longer required. The choice of any Eligible Collateral provided by a Party may be selected from time to time by such Party, and upon receipt of substitute Eligible Collateral, the holder of the Eligible Collateral for which substitution is being made shall promptly release such Eligible Collateral in an amount equal to that which is being substituted. Following any termination of this Agreement, the Parties shall mutually agree to a final settlement of all obligations under this Agreement, which such period shall not exceed six (6) Months from such termination date, and after such settlement, any remaining Eligible Collateral posted by a Party that has not been drawn upon by the other Party pursuant to its rights under this Agreement shall be returned promptly to such Party. Any dispute between the Parties regarding such final settlement shall be resolved according to the applicable procedures set forth in Article 16.

10.4     Draws; Replenishment. A Non-Defaulting Party may draw upon the Eligible Collateral provided by the other Party following the occurrence of a Default by such other Party or pursuant to the other provisions of this Agreement in order to recover any damages to which such Non-Defaulting Party is entitled to under this Agreement. In the event of such a draw on the Eligible Collateral, then, except in the circumstance when the Non-Defaulting Party terminates this Agreement, the Defaulting Party shall replenish within two (2) Business Days the Eligible Collateral to the full amount required by Sections 10.1 or 10.2, as applicable.

10.5     Reporting. (a) Shell shall promptly notify Gulf Power of any circumstance that results in Shell’s failure to be in compliance with the Shell Performance Security requirements of this Article 10. From time to time, at Gulf Power’s written request, Shell shall provide Gulf Power with such evidence as Gulf Power may reasonably request that Shell and any Shell Guarantor, Shell Guaranty, Letter of Credit or Security Account is in full compliance with this Agreement.

(b)      Gulf Power shall promptly notify Shell of any circumstance that results in Gulf Power’s failure to be in compliance with the Gulf Power Performance Security requirements of this Article 10. From time to time, at Shell’s written request, Gulf Power shall provide Shell with such evidence as Shell may reasonably request that Gulf Power and any Gulf Power Guarantor, Gulf Power Guaranty, Letter of Credit or Security Account is in full compliance with this Agreement.

ARTICLE 11

TERM, TERMINATION AND DEFAULTS

11.1     Term. This Agreement shall become effective on the Effective Date and shall continue in effect until the Termination Date. The provisions of Articles 13, 15 and 19 and Sections 16.1 and 16.2 shall survive the termination of this Agreement, provided that the provisions of Article 15 shall not extend beyond five years following the Termination Date.

11.2     Remedies. If any Default described in Section 11.5 or 11.6 is not cured within the applicable period, if any, set forth in Section 11.5 or 11.6, then the non-defaulting Party (the “Non-Defaulting Party”) may, for so long as the Default is continuing, subject to the provisions of Article 20, take one or more of the following actions: (i) establish a date (which date shall be no more than ten (10) Business Days after the Non-Defaulting Party delivers written notice of such date to the defaulting Party (the “Defaulting Party”)) on which this Agreement shall terminate (the “Early Termination Date”), and (ii) immediately cease performance or withhold any payments, or both, due in respect of this Agreement.

11.3     Termination for Default. If an Early Termination Date has been established, the Non-Defaulting Party shall in good faith calculate its Gains, Losses and Costs resulting from the termination of this Agreement, aggregate such Gains, Losses and Costs into a single net amount (the “Termination Payment”), and then notify the Defaulting Party. The Gains, Losses and Costs shall be determined by comparing the cost under this Agreement of the capacity and Energy that would be available under this Agreement for the remainder of the Operating Term had this Agreement not been terminated to the market price of capacity and Energy of equivalent reliability and scheduling flexibility for the remaining Operating Term (had this Agreement not been terminated) reasonably determined utilizing the most cost effective option available. To ascertain such market price, the Non-Defaulting Party may consider, among other evidence, the settlement prices of NYMEX energy futures contracts, quotations from leading dealers in energy and gas swap contracts, offers for replacement capacity and Energy or bids to purchase the remaining capacity and Energy that was to be sold pursuant to this Agreement, in either case made by bona fide third-parties (including offers received by the Non-Defaulting Party in response to any request for proposals for capacity and energy contracts), reasonable necessary differences in locational basis (including costs associated with transmission service, reliability, scheduling flexibility, additional investments costs, if any required, less any benefits received or retained) and any other similar considerations affecting value, all adjusted for the length of the remaining Operating Term (had this Agreement not been terminated). Neither Party shall be required to enter into replacement transactions in order to determine the Termination Payment. If the Non-Defaulting Party’s aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, unless it disagrees with such Termination Payment calculation, within fifteen (15) Business Days of receipt of such notice, pay the net amount to the Non-Defaulting Party, which amount shall bear interest at the interest rate specified in Section

9.4 from the Early Termination Date until paid. If the Non-Defaulting Party’s aggregate Gains exceed its aggregate Losses and Costs, if any, resulting from the termination of this Agreement, the Non-Defaulting Party may retain such Gains. If the Defaulting Party disagrees with the calculation of the Termination Payment, the issue shall be resolved pursuant to the provisions of Article 16 applicable to Termination Payment disputes, and the resulting Termination Payment shall be due and payable within three (3) Business Days after the award. As used in this Section 11.3 (i) “Costs” shall mean, brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred by such Party either in terminating any agreement which it has entered into to fulfill its obligations hereunder or entering into new agreements which replace this Agreement, and attorneys’ fees, if any, incurred in connection with enforcing its rights under this Agreement; (ii) “Gains” shall mean, an amount equal to the economic benefit determined on a mark to market basis (exclusive of Costs), if any, to the Non-Defaulting Party resulting from the termination of this Agreement; and (iii) “Losses” shall mean an amount equal to the economic loss determined on a mark to market basis (exclusive of Costs), if any, to the Non-Defaulting Party resulting from the termination of this Agreement. For the avoidance of doubt, nothing in Article 10 is intended to limit liability under this Section 11.3.

11.4     Winding Up Arrangements. Within 45 Days after the Termination Date, any amounts due from either Party shall be paid, any corrections or adjustments to payments previously made shall be determined, and any refunds made. The obligations of the Parties under this Agreement shall remain in effect for the purpose of complying with this Section 11.4. All indemnity and confidentiality obligations, audit rights, and other provisions specifically providing for survival shall survive the termination of this Agreement. The termination of this Agreement shall not relieve either Party of (a) any unfulfilled obligation or undischarged liability of such Party on the Termination Date, or (b) the consequences of any breach or default of any warranty or covenant in this Agreement. All obligations and liabilities described in the preceding sentence, and applicable provisions of this Agreement creating or relating to such obligations and liabilities, shall survive the Termination Date.

11.5     Shell Defaults. The following events shall constitute defaults of Shell under this Agreement:

(a)	Shell shall:

(i)

file a petition or otherwise commence, or authorize or acquiesce in the commencement of, a proceeding or cause under any bankruptcy, insolvency, receivership or similar law for the protection of creditors or have such petition filed or proceeding commenced against it, which in the case of an involuntary petition or proceeding remains undismissed for a period of 90 Days; or

(ii)	assign this Agreement or transfer any assets in violation of Article 17;

(b)	the failure by Shell to cause Owner to maintain insurance as required by

Section 18.3(c), and such failure is not cured within fifteen Days after written notice of such failure is given to Shell by Gulf Power;

(c) the failure by Shell to make when due any payment (other than amounts disputed in good faith) required under this Agreement if such failure is not remedied within 30 Days after written notice of such failure is given to Shell by Gulf Power or the failure of Shell to pay any amount within five Days following the determination under Article 16 that such amount is due;

(d) (i) the continuation by Shell of any intentional practice of withholding Energy following a determination under Article 16 that (A) such practice was not in accordance with and part of Shell’s good faith employment of Prudent Generator Practices and (B) such practice was not otherwise permitted by the express terms of this Agreement; or (ii) the continued, material failure by Shell to provide information required to be delivered to Gulf Power under Section 12.4 following a determination under Article 16 that such information (or information of the same specific type) is required to be delivered under Section 12.4;

(e) the failure by Shell to perform any material obligation under this Agreement (other than an obligation to make payment or obligations that are otherwise specifically set forth in this Section 11.5 as a separate default), and such failure is not cured within 70 Days after written notice of such failure (setting forth in reasonable detail the grounds on which Gulf Power is asserting such failure) is given to Shell by Gulf Power or, if such failure by its nature cannot reasonably be cured within 70 Days, such longer period (not to exceed 180 Days after such written notice) as is reasonably necessary to cure such failure and during which Shell is using diligent efforts to cure; provided that if there is a good faith dispute between the Parties as to whether a default has occurred under this Section 11.5(e), Shell shall not be considered to be in default under this Section 11.5(e) until such failure continues for a period of ten Days after the failure is determined under Article 16 to be a default;

(f)  the Peak Availability Percentage is less than [**]% in any three Contract Years within a period of five consecutive Contract Years, or the Off Peak Availability Percentage is less than [**]% in any three Contract Years within a period of five consecutive Contract Years;

(g) the Contract Capacity is less than [**] MW for any 30 Months within a period of five consecutive Contract Years or for any 18 consecutive Months;

(h) the Contract Capacity is less than [**] MW for any 36 Months within a period of five consecutive Contract Years;

(i)  termination or cancellation of the Energy Interconnection Agreement unless such termination or cancellation was caused by Gulf Power, if such Energy Interconnection Agreement is not reinstated on the same terms and such agreement is not replaced by an interconnection agreement or other arrangements for interconnection reasonably satisfactory to Gulf Power within 200 Days after its termination or cancellation. For purposes of this Section 11.5(i), a replacement interconnection agreement or arrangement will be considered to be satisfactory to Gulf Power if such agreement or arrangement is no less favorable to Gulf Power and Owner (to the extent the rights and obligations of Owner thereunder could reasonably be expected to affect Gulf Power and/or its ability to receive capacity, Energy and Ancillary Services from the Plant) than the interconnection agreements or arrangements that are generally available to electric generators in the region at the relevant time; Shell shall have the right to extend such 200-Day period by up to an additional 180 Days upon demonstrating that it is using diligent efforts, including in proceedings before appropriate regulatory bodies, to replace such agreement; provided, however, that during such initial 200-Day period (as it may be extended), Gulf Power’s obligations under this Agreement shall be suspended to the extent that the termination or cancellation of the Energy Interconnection Agreement limits the ability to deliver and transmit Energy in an amount reflecting the Plant Capability into SERC;

(j)  abandonment of the Plant by Owner, and such abandonment continues for 30 Days after written notice thereof is given to Shell by Gulf Power;

(k) Shell or Owner repudiates or rescinds the Tenaska ECA, or the Tenaska ECA Agreement is otherwise terminated, unless the Tenaska ECA is reinstated on the same terms or replaced by an energy conversion agreement or other arrangements for energy conversion services reasonably satisfactory to Gulf Power within 30 Days; or

(l)  the failure by Shell to comply with the Performance Security requirements under Article 10, if such failure is not remedied within 2 Business Days after written notice of such failure is given to Shell by Gulf Power.

11.6     Gulf Power Defaults. The following events shall constitute defaults of Gulf Power under this Agreement:

(a) the failure by Gulf Power to make when due any payment (other than amounts disputed in good faith) required under this Agreement if such failure is not remedied within 30 Days after written notice of such failure is given to Gulf Power by Shell; or

(b) the failure by Gulf Power to comply with the Performance Security requirements under Article 10, if such failure is not remedied within 2 Business Days after written notice of such failure is given to Gulf Power by Shell.

11.7     Set-off. Each Party reserves to itself all rights of set-off, counterclaim, and other remedies and/or defenses, except to the extent excluded by Section 13.7, which such Party is or may be entitled to assert arising from or out of this Agreement.

ARTICLE 12

                RECORDS; ACCESS TO PLANT AND INFORMATION

12.1     Records. Shell shall cause Owner to maintain an accurate and up-to-date operating log at the Plant with records of real and reactive power production for each hour, changes in operating status, Scheduled Outages and Forced Outages and any unusual conditions found during inspections. The operating log shall be maintained in sufficient detail to allow Gulf Power to determine the Energy generated during each hour, including records of the average ambient air temperature at the Plant during each hour. Gulf Power shall be permitted to inspect such operating log upon request and copies of such log shall be provided, if requested, within 35 Days of Gulf Power’s request. Shell shall cause Owner to retain these records for a period of at least four years after the logs were created.

12.2     Access to Plant. Gulf Power and its representatives shall at all times before and during the Operating Term have access to the Plant and the Plant Site upon 48 hours’ prior notice to Shell for purposes of (a) observing and inspecting the Plant and the operation and maintenance of the Plant, and (b) performing all acts related to delivery of Fuel to the Plant; provided that Gulf Power and its representatives shall not unreasonably interfere with the operation and maintenance of the Plant and shall follow the safety and security rules applicable to the Plant Site.

12.3	[Intentionally Omitted]

12.4     Monthly Operating Reports. No later than the last Day of each Month during the Operating Term, Shell shall send to Gulf Power an operating report for the preceding Month. The operating report shall contain (a) a summary of information from the operating log, (b) a report of any Unscheduled Outages greater than 24 hours and a description of the steps being taken or to be taken to avoid similar Unscheduled Outages, and (c) a general description of any and all operating and maintenance problems or abnormalities experienced and the steps being taken or to be taken to remedy the problems or abnormalities.

ARTICLE 13

                INDEMNITIES; LIMITATION ON DAMAGES

13.1     Indemnity for the Parties’ Personnel and Property. (a) Gulf Power releases and shall defend, indemnify and hold harmless Shell and its Related Parties and Owner and its Related Parties from and against all Claims relating to this Agreement for illness, injury and death of Gulf Power’s personnel and for damage to and loss of Gulf Power’s property.

(b) Shell releases and shall defend, indemnify and hold harmless Gulf Power and its Related Parties from and against all Claims relating to this Agreement for illness, injury and death of Shell’s personnel and for damage to and loss of Shell’s property.

13.2     Indemnity for Ownership and Operation of the Plant. Shell releases and shall defend, indemnify and hold harmless Gulf Power and its Related Parties from and against all Claims against Gulf Power and its Related Parties arising directly or indirectly from the operation and maintenance of the Plant, except for Claims arising proximately from the negligence or other wrongful conduct of Gulf Power or its Related Parties or from Gulf Power’s or Gulf Power’s Related Parties’ contractual relationships with Persons other than Shell.

13.3     Indemnities for Fuel. Gulf Power and Shell each releases and shall defend, indemnify and hold harmless the other and its respective Related Parties (and Gulf Power shall defend, indemnify and hold harmless Owner and its Related Parties) from and against all Claims sustained by the party entitled to indemnification arising out of or relating to any act or incident occurring when exclusive control and possession of Fuel delivered under this Agreement is vested in the indemnifying Party. In addition, Gulf Power agrees to indemnify and hold Shell and its Related Parties and Owner and its Related Parties harmless from and against any and all Claims of whatsoever nature relating to the title to Gas delivered by Gulf Power under this Agreement or relating to the wrongful payment of or failure to pay an owner of an interest in such Gas.

13.4     Indemnity for Energy. Gulf Power and Shell each releases and shall defend, indemnify and hold harmless the other and its respective Related Parties (and Gulf Power shall defend, indemnify and hold harmless Owner and its Related Parties) from and against all Claims relating to capacity, Energy and Ancillary Services delivered or requested to be delivered under this Agreement and arising on its respective side of the Energy Point of Delivery.

13.5     SCOPE OF INDEMNITY; WAIVER OF SUBROGATION. IT IS THE PARTIES’ INTENT THAT, EXCEPT AS PROVIDED IN SECTION 13.2, THE INDEMNITY OBLIGATIONS IN THIS AGREEMENT ARE WITHOUT REGARD TO THE CAUSES OF INDEMNIFIED CLAIMS, INCLUDING THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE IS SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY. Gulf Power and Shell shall each cause its respective insurers to waive all express and implied rights of subrogation against the other Party and the Related Parties of such other Party to the extent and scope of liabilities assumed under this Agreement.

13.6     Indemnity Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any Claim and the indemnifying Party shall have the right to assume the investigation and defense of the Claim, including employing legal counsel. If the indemnifying Party does not within thirty (30) days assume the investigation and defense of the Claim, the indemnified Party may do so, including employing legal counsel of its choice, at the indemnifying Party’s expense. In any case, the indemnifying Party shall pay or reimburse the indemnified Party for all court costs, attorneys’ fees and experts’ fees relating to the Claim and post any appeals bonds. If the indemnifying Party assumes the defense of a Claim, the indemnified Party has the right to employ at its expense separate legal counsel and participate in the defense of the Claim. The indemnifying Party shall not be liable for any settlement of a Claim without its written consent to the settlement. To prevent double recovery for a Claim, the indemnified Party shall reimburse the indemnifying Party for payments or costs incurred in an indemnity Claim with the proceeds of any judgment, insurance, bond, surety or other recovery by the indemnified Party for the indemnified Claim.

13.7     LIMITATION ON DAMAGES. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGOR’S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

UNLESS EXPRESSLY HEREIN PROVIDED, AND EXCEPT FOR THE PAYMENT OF LIQUIDATED DAMAGES SPECIFIED HEREIN, NEITHER PARTY NOR THEIR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE ACTUAL DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES DO NOT CONSTITUTE A PENALTY AND ARE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL GULF POWER’S LIABILITY TO SELLER FOR A TERMINATION PAYMENT UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE SUM OF ANY AMOUNTS THEN OWED BY GULF POWER HEREUNDER PLUS THE TOTAL OF ALL REMAINING MONTHLY CAPACITY PAYMENTS FOLLOWING TERMINATION THAT WOULD HAVE BEEN PAYABLE TO SHELL UNDER THIS AGREEMENT HAD THE AGREEMENT REMAINED IN EFFECT THROUGH MAY 24, 2023.

13.8     Economic Adjustments. Shell’s failure to achieve the Peak Availability Target or the Off Peak Availability Target shall result in the payments expressly provided in this Agreement but, without limiting the effect of Sections 11.5(d), 11.5(f), 11.5(g), 11.5(h), 11.5(i), and 11.5(j), shall not constitute a breach of this Agreement.

ARTICLE 14

                FORCE MAJEURE

14.1     Burden of Proof. The burden of proof as to whether a Force Majeure event has occurred shall be upon the Party claiming Force Majeure.

14.2     Suspension of Obligations. Except as otherwise provided in Section 14.3(g), if either Party is unable, wholly or in part, to perform its obligations under this Agreement because of a Force Majeure event, that Party will be excused from whatever performance is affected by the Force Majeure event to the extent so affected from the inception and during the continuance of any such Force Majeure. The suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure event. Notwithstanding the foregoing, the occurrence of a Force Majeure event shall not affect the provisions of Section 11.5(f), (g) or (h).

14.3     Notice of Force Majeure Event. (a) The Party claiming Force Majeure shall give notice to the other Party as soon as possible (but in any event within two Days) after becoming aware of the occurrence of a Force Majeure event. The notice shall describe the particulars of the occurrence, including an estimate of its expected duration and probable impact on the performance of such Party’s obligations under this Agreement. During the continuation of the Force Majeure event, the Party claiming Force Majeure shall continue to furnish timely regular reports with respect to the event.

(b)	No liability of either Party for an event that arose before the occurrence of the

Force Majeure event shall be excused as a result of the occurrence.

(c) The non-performing Party shall exercise all reasonable efforts to mitigate or limit damages to the other Party.

(d) The non-performing Party shall promptly correct the Force Majeure event or condition to the extent it may be corrected through the exercise of diligent efforts.

(e) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect and shall promptly resume performance.

(f)  The term of this Agreement shall not be extended beyond its normal expiration date by any period of time during which performance is suspended due to Force Majeure.

(g) The occurrence of a Force Majeure event shall not relieve a Party’s obligation to pay money, Gulf Power’s obligation to make Capacity Payments, or Shell’s obligation to make Availability Payments and shall not in any way affect the operation of Section 4.1. For further clarity, a Force Majeure event shall not prevent Gulf Power from making a Request for Energy to the extent that such request would be permitted herein absent an event of Force Majeure or relieve Shell’s obligation (a) to deliver Energy pursuant to such Request for Energy, (b) calculate or make Availability Payments during the continuance of a Force Majeure event or (c) implement the provision of Section 5.7, if elected by Shell.

ARTICLE 15

CONFIDENTIALITY

15.1     Scope. Each Party shall keep Confidential (a) this Agreement, (b) all negotiations concerning this Agreement, and (c) all documents, data, drawings, studies, projections, plans and other information, whether written or oral, which relate to economic benefits to or amounts payable by either Party pursuant to this Agreement or costs of operations of the Plant, including cost of fuel (items (a) through (c) are hereafter referred to as “Confidential Information”).

15.2     Exceptions. Either Party may, without violating this Article, disclose Confidential Information:

(a)      to such Party’s Affiliates, consultants, advisors, lenders, financiers, credit rating agencies, contractors, suppliers or to Owner or others involved in operation and maintenance of the Plant, provided that the Party making the disclosure obtains, as a condition precedent to the disclosure, a confidentiality agreement with the Person to whom the disclosure is being made (other than Affiliates, attorneys, accountants and full-time individual consultants) providing substantially the same assurance of maintaining confidentiality as the provisions of this Article, provided, further, that the disclosure shall not include any information relating to transactions downstream of the Energy Point of Delivery;

(b)      in public filings with the FPSC, the Securities and Exchange Commission and other governmental officials and parties involved in any proceeding whereby either Party is seeking a permit, certificate or other regulatory approval or order necessary or appropriate to carry out this Agreement; provided that the Party making the disclosure will exercise reasonable efforts to restrict public access of the information disclosed by way of protective order or otherwise; and

(c)      to governmental officials or the public as required by any Applicable Law, including Applicable Laws requiring disclosure of financial information, information material to financial matters and filing of financial reports; provided, that the Party making the disclosure will exercise reasonable efforts to restrict public access to the information disclosed by way of protective order or otherwise.

15.3     Certain Limitations and Public Announcements.  (a) The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to approval by both Gulf Power and Shell prior to the release of such public announcements, and each Party agrees to cooperate with the other Party as appropriate to comply with all Applicable Laws with respect to public disclosures.

ARTICLE 16

RESOLUTION OF DISAGREEMENTS

16.1     Disagreements. Each Party shall appoint a representative who shall be responsible for administering this Agreement on behalf of such Party and for representing the Party’s interests in disagreements. Any disagreement between the Parties relating to this Agreement that is not resolved between the Parties’ representatives shall be referred by the Parties’ representatives in writing to the senior management of the Parties for resolution. The senior management of the Parties shall then have ten Days in which to resolve the disagreement.

16.2     Arbitration. Disagreements under, relating to or touching upon this Agreement that are not resolved by the procedure set forth in Section 16.1 shall be referred to and determined in a binding arbitration by a single arbitrator appointed by the Parties according to the commercial arbitration rules of the Arbitration Body, subject to the following:

(a)      Arbitration proceedings shall be commenced by one Party delivering notice to the other Party demanding arbitration and may be commenced either before, during or after the ten-Day period set forth in Section 16.1. Upon the delivery of notice demanding arbitration, the Parties shall jointly, within 15 Days, choose an arbitrator.

(b)      If the Parties do not choose an arbitrator within the 15-Day period, then either Party may request that the arbitrator be chosen according to the Arbitration Body’s expedited commercial arbitration rules. The arbitrator must not have been previously employed by either Party and must not have a direct or indirect interest in either Party or the subject matter of the arbitration.

(c)      Arbitration hearings shall be held in alternating locations at the home offices of Gulf Power and Shell, commencing with Gulf Power’s office.

(d)      Within seven Days after the arbitrator is chosen, each Party shall independently present to the arbitrator a proposal with supporting rationale for resolving the disagreement. The arbitrator shall proceed immediately to hear the matter. Except as provided in this Section 16.2, the arbitration shall be governed and administered exclusively by the Arbitration Body according to the commercial arbitration rules of the Arbitration Body.

(e)      The arbitrator shall order the Parties to promptly exchange copies of all exhibits and witness lists and, if requested by a Party, to produce other relevant documents, to answer up to ten interrogatories (including subparts), to respond to up to ten requests for admissions (which shall be deemed admitted if not denied) and to produce for deposition and, if requested, at the hearing, all witnesses that such Party has listed and up to four other persons within such Party’s control. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitrator upon a finding of good cause.

(f)      The arbitrator shall have the power to grant a declaratory judgment and, in order to prevent irreparable harm, the arbitrator shall have the power to grant temporary or permanent injunctive or other equitable relief. Prior to the appointment of the arbitrator a Party may, notwithstanding any other provision of this Agreement, seek temporary injunctive relief from any court of competent jurisdiction; provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten Days after the appointment of the arbitrator (or in any event for longer than 60 Days).

(g)      The award of the arbitrator must be made within 30 Days after his or her appointment, subject to any reasonable delay due to unforeseen circumstances. If the arbitrator does not make a decision within 30 Days after his or her appointment, the Parties shall select a new arbitrator in like manner as if none had previously been selected. The award of the arbitrator shall indicate which Party is the Prevailing Party, as defined in Section 16.2(i).

(h)      The decision of the arbitrator must be in writing and signed by the arbitrator and shall be final and binding on the Parties, and the Parties must abide by and perform according to the terms and conditions of the decision. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(i)       During the course of the arbitration, each Party shall pay one-half of the fees and expenses of the arbitrator and the arbitration process, and each Party shall pay its own expenses of the arbitration; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorneys fees in connection with such court proceedings. If the arbitration results in a final adjudication, determination, or award primarily in favor of either Party (the “Prevailing Party”), the other Party shall, within five Days after demand by the Prevailing Party, reimburse the Prevailing Party for all of the Prevailing Party’s costs in connection with the arbitration, including legal fees and costs and the costs of the arbitration.

16.3     No Challenge; Defense of Agreement. Excluding all matters involving a contractual dispute between the Parties:

(a)      neither Party shall directly or indirectly challenge the equity, fairness, reasonableness or lawfulness of any terms or conditions set forth in or established according to this

Agreement, as those terms or conditions may be at issue before any Governmental Authority, if the successful result of such challenge would be to preclude or excuse the performance of this Agreement by either Party; and

(b)      each Party shall support and defend this Agreement before any Governmental Authority, if the substance, validity or enforceability of all or any part of this Agreement is challenged or if any proposed changes in regulatory practices or procedures would have the effect of making this Agreement invalid or unenforceable or would subject either Party to any greater or different regulation or jurisdiction that materially affects the rights or obligations of the Parties under this Agreement.

16.4     Continued Performance. The Parties shall continue to perform their respective obligations under this Agreement during the pendency of any dispute, including a dispute regarding the effectiveness or the purported termination of this Agreement.

16.5     Consolidation. Gulf Power hereby consents to the joinder or consolidation of any arbitration hereunder with any arbitration between Shell and Owner under the Tenaska ECA that involves any common issue of law or material fact. Shell shall endeavor to cause Owner to consent to such joinder or consolidation and shall cooperate with Gulf Power regarding any claims against Owner in which Shell and Gulf Power have a common interest.

ARTICLE 17

ASSIGNMENT

17.1     Restriction on Assignment. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and legal representatives of the Parties. Except as provided in Sections 17.2 and 17.3, neither Party may assign this Agreement or any right or obligation under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except for transfers according to Section 17.2, no transfer or assignment permitted or consented to according to this Article 17 shall relieve the transferring Party of responsibility or liability for any obligation or liability under this Agreement. Any purported assignment in contravention of this Section 17.1 shall be void.

17.2     Exception for Transfers to Affiliates. Notwithstanding Section 17.1, Either Party has the right, without the consent of the other Party, to assign this Agreement, in whole or in part, to an Affiliate, provided that in any such case (i) the assignee shall assume the obligations of the assigning Party under this Agreement and (ii) any performance assurance required under Article 10 shall remain in place.

17.3     Exception for Financing. Notwithstanding Section 17.1, Shell may, without Gulf Power’s consent, collaterally assign its rights under this Agreement as security for indebtedness. If Shell collaterally assigns its rights under this Agreement, Gulf Power shall, upon Shell’s request, deliver to Shell an opinion of counsel and a consent and agreement in a form and substance reasonably requested by Shell.

ARTICLE 18

                REPRESENTATIONS AND WARRANTIES; COVENANTS

18.1     Gulf Power’s Representations and Warranties. As a principal cause and material inducement to Shell to enter into this Agreement, Gulf Power represents and warrants to Shell as follows:

(a)      Gulf Power hereby warrants title and the right to sell all of the Gas to be delivered by Gulf Power hereunder from time to time, and that said Gas shall be free from all adverse claims, including without limitation, royalty and other interest owners’ claims.

(b)      Gulf Power is a corporation duly formed, currently existing and in good standing under the laws of the State of Florida. Gulf Power is duly qualified and authorized to conduct business in every jurisdiction in which the nature of its business requires it to be so qualified. Gulf Power has all requisite power and authority to carry on its business as now conducted, including the execution and performance of this Agreement.

(c)      The execution, delivery and performance by Gulf Power of this Agreement have been duly authorized by all necessary corporate action on the part of Gulf Power and do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other contractual obligation of Gulf Power, or any other Person, except approvals or consents which have previously been obtained.

(d)      This Agreement is in full force and effect, has been duly executed and delivered on behalf of, and by the appropriate officers or agents of, Gulf Power, and, subject to the requirement for regulatory approval of the FPSC consistent with Article 20, constitutes the legal, valid and binding obligation of Gulf Power, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity whether considered in a proceeding in equity or at law.

(e)      Other than the requirement for regulatory approval of the FPSC consistent with Article 20, there is no litigation, action, suit, proceeding or investigation by any third party pending or, to the knowledge of Gulf Power, after due inquiry, threatened against Gulf Power before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, (i) could be reasonably expected to affect adversely the performance by Gulf Power of its obligations hereunder, or which could be reasonably expected to modify or otherwise affect adversely any authorizations to enable Gulf Power to perform its respective obligations under this Agreement, (ii) could be reasonably expected to have a material adverse effect on the condition (financial or otherwise), business or operations of Gulf Power, or (iii) could reasonably be expected to impair the validity, binding effect or enforceability hereof against Gulf Power or of any action taken or to be taken pursuant hereto or any of the transactions contemplated hereby.

(f)      The execution, delivery and performance by Gulf Power of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, breach of or default under any term of (i) Gulf Power’s organizational documents, (ii) any contract or agreement to which Gulf Power is a party or by which it is bound, or (iii) any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to Gulf Power, except for any such violations, breaches or defaults which, individually or in the aggregate, would not adversely affect the performance by Gulf Power of its obligations under this Agreement.

(g)      Other than the requirement for regulatory approval of the FPSC consistent with Article 20, no consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any Person, board or body, public or private, is required to be obtained by Gulf Power in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereunder.

18.2     Shell’s Representations and Warranties. As a principal cause and material inducement to Gulf Power to enter into this Agreement, Shell hereby represents and warrants to Gulf Power as follows:

(a)      Shell is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Shell is duly qualified, authorized to do business and in good standing in every jurisdiction in which the nature of its business requires it to be so qualified, and has all requisite power and authority, partnership and otherwise, to enter into and to perform its obligations hereunder, and to carry out the terms hereof and the transactions contemplated hereby.

(b)      The execution, delivery and performance by Shell of this Agreement have been duly authorized by all necessary partnership action on the part of Shell and do not require any approval or consent of any holder (or any trustee for any holder) of any indebtedness or other contractual obligation of Shell or any other Person, except approvals or consents which have previously been obtained.

(c)      This Agreement is in full force and effect, has been duly executed and delivered on behalf of, and by the appropriate officers or agents of, Shell, and constitutes the legal, valid and binding obligation of Shell, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity whether considered in a proceeding in equity or at law.

(d)      There is no litigation, action, suit, proceeding or investigation by any third party pending or, to Shell’s knowledge after due inquiry, threatened against Shell before or by any court, administrative agency, arbitrator or governmental authority, body or agency which, if adversely determined, individually or in the aggregate, (i) could be reasonably expected to affect adversely the performance by Shell of its obligations hereunder, or which could be reasonably expected to modify or otherwise affect adversely the authorizations to enable Shell to perform this Agreement, (ii) could be reasonably expected to have a material adverse effect on the condition (financial or otherwise), business or operations of Shell, or (iii) could be reasonably expected to impair the validity, binding effect or enforceability hereof against Shell or of any action taken or to be taken pursuant hereto or any of the transactions contemplated hereby.

(e)	The execution, delivery and performance by Shell of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, breach of or default under any term of (i)  Shell’s organizational documents, (ii) any contract or agreement to which Shell is a party or by which it is bound, or (iii) any license, permit, franchise, judgment, writ, injunction, decree, order, charter, law, ordinance, rule or regulation applicable to Shell, except for any such violations, breaches or defaults which, individually or in the aggregate, would not adversely affect the performance by Shell of its obligations under this Agreement.

(f)      No consent, order, authorization, waiver, approval or any other action, or registration, declaration or filing with, any Person, board or body, public or private, is required to be obtained by Shell in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated thereunder, other than the approval referred to in Section 2.1 and other governmental approvals with respect to the operation of the Plant that are not required to be obtained at this time.

18.3     Covenants of Shell. As a material inducement to Gulf Power to enter into this Agreement, Shell covenants that it will cause Owner to (a) give all required notices and procure and maintain at Owner’s expense all Permits necessary for it to perform this Agreement, (b) not amend, modify, terminate or waive any of Owner’s rights under Energy Interconnection Agreement without the prior written consent of Gulf Power, which consent shall not be unreasonably withheld, (c) procure and maintain in effect at least such insurance coverages as may be required by Applicable Laws, (d) operate the Plant according to Prudent Generator Practices and this Agreement in order to maximize availability of the Plant, provided that a specific failure to comply with this Section 18.3(d) will not constitute a default unless it is determined by an arbitrator under Article 16 to constitute a default of a material obligation and the failure continues after the arbitration award is issued, and (e) perform on-line and off-line water washes of the Generating Units as may be required by Prudent Generator Practices and as may be reasonably requested by Gulf Power from time to time, provided that if an off-line water wash requested by Gulf Power would prevent the Plant from satisfying a Request for Energy, Shell shall promptly notify Gulf Power thereof and shall, unless otherwise directed by Gulf Power, postpone the off-line water wash until the next time that it can be performed without preventing the Plant from satisfying any Request for Energy.

18.4     Covenant of Gulf Power. As a material inducement to Shell to enter into this Agreement, Gulf Power covenants that it will not itself consume any Energy generated by the Plant if doing so would cause Shell or Owner to lose their status as exempt wholesale generators under the Public Utility Holding Company Act of 1935, as amended.

18.5	[Intentionally Omitted]

18.6     Warranty Disclaimers. EACH PARTY ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE DELIVERY AND RECEIPT OF GAS AND FUEL OIL AND THE PRODUCTION AND DELIVERY OF ENERGY BASED SOLELY UPON THE EXPRESSED REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND, SUBJECT TO THE MATTERS EXPRESSLY WARRANTED IN THIS AGREEMENT, SHELL ACCEPTS ALL GAS AND FUEL OIL DELIVERED UNDER THIS AGREEMENT, AND GULF POWER ACCEPTS ALL ENERGY DELIVERED UNDER THIS AGREEMENT, “AS-IS” AND “WITH ALL

FAULTS.” SHELL AND GULF POWER NEGATE ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE 19

                MISCELLANEOUS PROVISIONS

19.1     Entire Agreement. This Agreement is the Parties’ complete and final expression of agreement on the matters addressed in this Agreement and supersedes all prior agreements, representations, understandings, offers and communications, whether oral or written.

19.2     Amendment. This Agreement can be amended only by a written agreement executed by authorized representatives of the Parties.

19.3     Severability. If any provision of this Agreement is held invalid or unenforceable, all other provisions shall not be affected. With respect to the provision held invalid or unenforceable, the Parties shall amend this Agreement as necessary to effect the Parties’ original intent as closely as possible.

19.4     No Waiver. If on any occasion a Party does not insist upon the performance of any term, condition or provision of this Agreement, such forbearance shall not operate or be construed as an acceptance of any variation in any term, condition or provision of this Agreement or relinquishment of any right under this Agreement. No waiver by either Party of any right or of any default by the other Party under this Agreement shall operate or be construed as a waiver of any other or further right or as a waiver of any future default, whether of like or different character or nature.

19.5     GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF FLORIDA, EXCLUDING ANY CHOICE OF LAW RULES OR PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF LAWS OF A DIFFERENT JURISDICTION. THE PARTIES AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF EITHER THE CIRCUIT COURT IN PENSACOLA, FLORIDA OR THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF FLORIDA, AS APPROPRIATE.

19.6     Preparation of Agreement. This Agreement was prepared jointly by the Parties, each Party having had access to advice of its own counsel, and not by either Party to the exclusion of the other Party, and shall not be construed against one Party or the other as a result of the manner in which this Agreement was prepared, negotiated or executed.

19.7     Relationship of the Parties. This Agreement shall not be interpreted or construed to (a) create an association, joint venture or partnership between the Parties, (b) impose any partnership obligation or liability on either Party, or (c) be a lease of any property of any kind (provided that the rights and obligations of the Parties hereunder shall not be affected by any unanticipated or adverse tax or accounting characterization of this Agreement). Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or otherwise to bind, the other Party.

19.8     No Third-Party Rights. This Agreement is intended solely for the benefit of the Parties and nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, or any liability to, any Person not a party to this Agreement. Gulf Power further understands and agrees that Owner is an independent party, and Shell has no operational control over Owner and does not act for or on behalf of Owner in any way. Shell has no authority to bind Owner or commit Owner to any course of action. Gulf Power is not a third party beneficiary of any agreement between Shell and Owner, and neither Shell nor Gulf Power are third party beneficiaries of any agreement between Owner and any other party.

19.9     Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications to be given or made under this Agreement shall be in writing, shall be addressed as specified below, and shall either be personally delivered or sent by courier, by registered or certified mail, or by facsimile. Initially, the respective addresses and facsimile numbers of the Parties and Owner are:

If to Shell:

Shell Energy North America (US), L.P.

909 Fannin, Plaza Level 1

Houston, Texas 77010

Attention: Power Contracts Manager

Facsimile: (713) 767-5414

With a copy to:

Shell Energy North America (US), L.P.

909 Fannin, Plaza Level 1

Houston, Texas 77010

Attention: General Counsel

Facsimile: (713) 230-2900

Wire Transfer Information:

Shell Energy North America (US), L.P.

Citibank

Account Number: 30603873

ABA#: 021000089

Any questions regarding wire transfer to Shell should be directed to:

Shell Energy North America (US), L.P.

Manager of Financial Accounting & Treasury Services

Phone: (713) 767-5425

Facsimile: (713) 767-5445

If to Gulf Power:

Gulf Power Company

One Energy Place

BIN 0335

Pensacola, FL 32520

Attn: Raymond W. Grove

Telephone: 850-444-6695

Facsimile: 850-444-6705

With a copy to:

Gulf Power Company, Corporate Counsel
One Energy Place

BIN 0335

Pensacola, FL 32520

Attn: Jeff A. Stone

Telephone: 850-444-6550

Facsimile: 850-4669-3330

Wire Transfer Information:

Gulf Power Company

Bank of America

Account Number: 3751527855

ABA Number: 026009593

Any questions regarding wire transfer to Gulf should be directed to:

Gulf Power Company

Cash Operations Principal

Telephone: 404-506-0709

Facsimile: 404-506-0735

If to Owner:

Tenaska Alabama II Partners, L.P.

1044 North 115th Street, Suite 400

Omaha, Nebraska 68154

Attention: Managing General Partner

Facsimile: (402) 691-9575

All notices shall be deemed delivered (a) when presented personally, (b) if received at or before 5:00 p.m. Central Prevailing Time on a Business Day for the receiving Party, when transmitted by facsimile to the receiving Party’s facsimile number specified above and, if received on a Day that is not a Business Day for the receiving Party or after 5:00 p.m. Central Prevailing Time on a Business Day for the receiving Party, on the first Business Day following the date transmitted by facsimile to the receiving Party’s facsimile number specified above, (c) one Day after being delivered to a courier for overnight delivery, addressed to the receiving Party at the address specified above (or such other address as the receiving Party may have specified by written notice delivered to the delivering Party at its address or facsimile number specified above) or (d) five Days after being deposited in a United States Postal Service receptacle, postage prepaid, registered or certified, return receipt requested, addressed to the receiving Party at the address specified above (or such other address as such the receiving Party may have specified by written notice delivered to the delivering Party at its address or facsimile number specified above). Any Party may by written notice change the address or facsimile number, or both, to which notices and communications are to be sent.

19.10   Alternate Index. For any period for which an index referred to in this Agreement is not available, the index applicable to such period shall be the index for the next subsequent period for which the index is available. If either any index referred to in this Agreement or the publication used to ascertain the index ceases to exist or be published, and if the Parties do not agree on an alternate index or price source within one Month of the date on which such index or trade publication ceases to exist or be published, then either Party may refer the selection of an alternate index or price source to arbitration in accordance with Article 16. From the Day that such index or trade publication ceases to exist or be published, until the Day that an alternative index or price source is selected by agreement or determined by arbitration in accordance with Article 16, payments shall be made in the interim on the basis of the prices quoted in the relevant index or price source for the Day prior to the Day on which such index or price source ceased to exist or be published, as the case may be. When an alternative index or price source is determined by agreement or arbitration, the amounts paid by either Party to the other Party under this Agreement during the period of time described in the preceding sentence of this Section 19.10 shall be adjusted to reflect the alternative index or price source selected as provided herein. If either Party is found to owe payment to the other pursuant to this adjustment, payment shall be made by the owing Party with interest accruing at the Prime Rate as reported in the Money Rates column of The Wall Street Journal on the last Business Day of the preceding Month, compounded and calculated monthly from the date the adjusted amounts would have been due until the dates such adjustments are paid.

19.11   FERC Standard of Review. (a)Absent the express written agreement of both Parties to the proposed change, the standard of review for changes to any rate, charge, classification, term or condition of this Agreement, whether proposed by a Party (to the extent that any waiver in subsection (b) below is unenforceable or ineffective as to such Party), a non-party or FERC acting sua sponte, shall solely be the “public interest” application of the “just and reasonable” standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) and clarified by Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1 of Snohomish, 554 U.S. __ (2008).

(b)      In addition, and notwithstanding the foregoing subsection (a), to the fullest extent permitted by Applicable Law, each Party, for itself and its successors and assigns, hereby expressly and irrevocably waives any rights it can or may have, now or in the future, whether under §§ 205 and/or 206 of the Federal Power Act or otherwise, to seek to obtain from FERC by any means, directly or indirectly (through complaint, investigation or otherwise), and each hereby covenants and agrees not at any time to seek to so obtain, an order from FERC changing any section of this Agreement specifying the rate, charge, classification, or other term or condition agreed to by the Parties, it being the express intent of the Parties that, to the fullest extent permitted by Applicable

Law, neither Party shall unilaterally seek to obtain from FERC any relief changing the rate, charge, classification, or other term or condition of this Agreement, notwithstanding any subsequent changes in Applicable Law or market conditions that may occur. In the event it were to be determined that Applicable Law precludes the Parties from waiving their rights to seek changes from FERC to their market-based power sales contracts (including entering into covenants not to do so) then this subsection (b) shall not apply, provided that, consistent with the foregoing subsection (a), neither Party shall seek any such changes except solely under the “public interest” application of the “just and reasonable” standard of review and otherwise as set forth in the foregoing section (a).

ARTICLE 20

REQUIRED REGULATORY APPROVALS

20.1     This Agreement shall be effective when executed by both parties, subject to termination as provided in this Article 20 and in other sections of this Agreement. Gulf Power shall use its reasonable efforts to obtain FPSC approval of this Agreement and in furtherance thereof, shall file a petition for approval as soon as reasonably practicable after execution of this Agreement, and diligently pursue such FPSC approval. Shell agrees to assist and support Gulf Power, in a timely manner and to the extent reasonably requested by Gulf Power, in obtaining FPSC approval.

20.2     If, after two hundred forty (240) Days from the filing date by Gulf Power of a petition with the FPSC for approval of this Agreement, the FPSC has not approved this Agreement through the issuance of a final, non-appealable order, with or without qualifications or conditions, then Gulf Power or Shell may terminate this Agreement upon written notice to the other Party, provided that such notice is delivered to such other Party no later than thirty (30) Days after the 240 Days from the FPSC filing date. If such Party fails to exercise the aforementioned termination right within such thirty (30) Day period, then such Party shall be deemed to have waived such termination right. Each Party agrees that it will not oppose, protest or contest the petition with the FPSC for approval of this Agreement. Notwithstanding the foregoing, if at any time the FPSC issues a final, non-appealable order that is subject to material qualifications or conditions that adversely affect Gulf Power, Gulf Power shall have a unilateral right to terminate this Agreement if such material qualifications or conditions are not acceptable to Gulf Power. Within fifteen (15) Days of the issuance of the FPSC order, Gulf Power shall provide Shell with a written notice of whether the FPSC order is subject to material qualifications or conditions and, if so, whether the material qualifications or conditions are acceptable to Gulf Power. If Gulf Power fails to provide such notice within such fifteen (15) Day period, the form of the FPSC order will be deemed to be acceptable to Gulf Power. Once the final, non-appealable order approving this Agreement has been issued and is deemed accepted by Gulf Power, the Parties agree they will not seek to amend, oppose, protest or contest such FPSC order and will undertake reasonable efforts to support the order if any entity seeks to amend, oppose, protest or contest such FPSC order. Upon a termination pursuant to this section, neither Party shall have any liability to the other Party hereunder.

ARTICLE 21

CHANGE OF LAW

A “Change of Law” means a change in an Applicable Law including a new environmental or tax law or regulation or a new interpretation of an existing environmental or tax law or regulation, which change is enacted after the execution date of this Agreement, and which generally affects the cost of electric generation. The Parties acknowledge that any payments, including the Capacity and Energy Payments, made by Gulf Power shall not be altered as a result of a Change of Law that causes either Party to incur additional costs or realize savings in carrying out its obligations under this Agreement.

ARTICLE 22

ACCOUNTING DETERMINATIONS

At the request of Gulf Power, throughout the term of the Agreement, Shell shall provide to Gulf Power public and non-public financial and business information reasonably necessary and required pursuant to applicable accounting publications for Gulf Power to make on-going accounting determinations with respect to the Agreement. To the extent Gulf Power is required to consolidate Shell as described in Article 22, Shell shall provide Gulf Power public and non-public financial and business information reasonably necessary for Gulf Power to prepare consolidated financial statements.

Gulf Power may terminate this Agreement upon 60 days prior written notice and without any liability imposed upon either Shell or Gulf Power if Gulf Power is required by any Applicable Law or any accounting standard, including but not limited to those implemented or administered by FASB or International Accounting Standards Board (IASB), to consolidate Shell or any of its Affiliates or permitted assigns as a VIE in Gulf Power’s or any of its Affiliates’ financial statements; provided however, such consolidation shall not constitute basis for a termination of this Agreement if at the end of such 60 day notice period, (1) the contractual rights of Shell to the power output of the Plant represents forty percent (40%) or less of the controlled generating capacity of Shell or (2) the contractual rights of Shell to the power output of the Plant represents forty percent (40%) or less of the controlled generating capacity plus other Variable Interests of Shell or (3) Shell’s equity is at least 10% of its total capitalization (net equity plus long term debt) or greater as the case may be to ensure the equity is sufficient to permit Shell to finance its activities.

******

To evidence their acceptance of this Agreement, the Parties have caused their authorized representatives to sign below as of the Effective Date.

SHELL ENERGY NORTH AMERICA (U.S.), L.P. By: /s/ Mark Quartermain Name: Mark Quarterman Title: President
GULF POWER COMPANY By: /s/ Theodore J. McCullough Name: Theodore J. McCullough Title: Vice President
Attest:Susan D. Ritenour Susan D. Ritenour Secretary and Treasurer

To

EXECUTION COPY	CONFIDENTIAL

EXHIBIT 4.1

CAPACITY RESERVATION RATE AND
VARIABLE ENERGY RATE

Beginning at the inception of the Operating Term, the Capacity Reservation Rate per Month per MW of Contract Capacity shall be:

Capacity Reservation Rate per Month ($/MW)
June 2009	[**]
July 2009	[**]
August 2009	[**]
September 2009	[**]
October 2009	[**]
November 2009	[**]
December 2009	[**]
January 2010	[**]
February 2010	[**]
March 2010	[**]
April 2010	[**]
May 2010	[**]
June 2010 – May 2014	[**]
June 2014 and each Month thereafter	[**]

Beginning at the inception of the Operating Term, the Variable Energy Rate per MWh shall be:

Month of the Operating Term		Variable Energy Rate ($/MWh)
January-December	2009	[**]
January-December	2010	[**]
January-December	2011	[**]
January-December	2012	[**]
January-December	2013	[**]
January-December	2014	[**]
January-December	2015	[**]
January-December	2016	[**]
January-December	2017	[**]
January-December	2018	[**]
January-December	2019	[**]
January-December	2020	[**]
January-December	2021	[**]
January-December	2022	[**]
January-May	2023	[**]

Exhibit 4.1-1

EXECUTION COPY	CONFIDENTIAL

EXHIBIT 4.2

TEST PROCEDURES

PART A.	GENERAL

The Capacity Test will determine the Contract Capacity of the Plant. Except for the Capacity Test under Section 4.2, each Capacity Test shall be scheduled to take place when the ambient temperature is forecasted to be higher than 85°F and shall be performed when the ambient temperature is actually higher than 85°F (unless Gulf Power waives this requirement and the evaporative coolers are in service, provided that these requirements shall not apply to Capacity Tests under Section 4.3(b) if complying with such requirements would cause a delay of more than ten Days in conducting a Capacity Test. If in any Contract Year the ambient temperature is not higher than 85°F for a continuous four-hour period between May 1 and May 15 when the Plant is available for a Capacity Test, the requirement of the preceding sentence regarding an ambient temperature of higher than 85°F shall not apply for such Contract Year. In establishing the Contract Capacity Shell will take into consideration the results of the Capacity Test as provided in Sections 4.2 and 4.3. The Capacity Test will be in accordance with the following section B of this Exhibit 4.2.

Exhibit 4.1-2

EXECUTION COPY	CONFIDENTIAL

PART B.

Contents

1.0	INTRODUCTION	4

1.1	OBJECTIVE	4
1.2	OVERVIEW	4
1.3	UNIT DESCRIPTION	5
1.4	REFERENCES AND STANDARDS	5

2.0	TEST BASIS	7

2.1	Base Reference Conditions	7

3.0	THERMAL PERFORMANCE TEST	9

3.1	Division of Responsibilities	9
3.1.1	Shell Responsibilities	9
3.1.2	Gulf Power Responsibilities	10
3.2	Test Conditions	10
3.2.1	General Test Conditions	10
3.2.2	Test Timing	10
3.2.3	Test Prerequisites	11
3.2.4	Valve Position Lineups	12
3.2.5	Auxiliary Load Status	12
3.2.6	Pre-Test Activities	12
3.2.7	Post-Test Activities	13
3.3	Test Data Requirements	13
3.3.1	Data Collection	13
3.3.2	Data Elimination	14
3.3.3	Data Reduction	14
3.3.4	Quality Assurance	14
3.4	Measurements and Instrumentation	14
3.4.1	Instrument Selection	14
3.4.2	Calibration Requirements	14
3.4.3	Redundancy	15
3.4.4	Primary Variables	15
3.4.5	Secondary Variables	17
3.5	Test Calculations	17
3.5.1	Fundamental Equations – Measurements	17
3.5.2	Fundamental Equations – Corrections	18
3.5.3	Correction Factor Equations	19
3.6	Test Results	20
3.7	Test Measurement Uncertainty	20
3.8	Test Report	20

Exhibit 4.2-1

4.0	CAPACITY TESTS	20

4.1	Division of Responsibilities	20
4.1.1	Shell Responsibilities	21
4.1.2	Gulf Power Responsibilities	21
4.2	Test Conditions	21
4.2.1	General Test Conditions	21
4.2.2	Test Timing	22
4.2.3	Test Prerequisites	22
4.2.4	Valve Position Lineups	23
4.2.5	Auxiliary Load Status	24
4.2.6	Pre-Test Activities	24
4.2.7	Post-Test Activities	25
4.3	Test Data Requirements	25
4.3.1	Data Collection	25
4.3.2	Data Elimination	25
4.3.3	Data Reduction	25
4.3.4	Quality Assurance	26
4.4	Measurements and Instrumentation	26
4.4.1	Instrument Selection	26
4.4.2	Calibration Requirements	26
4.4.3	Redundancy	26
4.4.4	Primary Variables	27
4.4.5	Secondary Variables	28
4.5	Test Calculations	28
4.5.1	Fundamental Equations – Measurements	28
4.5.2	Fundamental Equations – Corrections	29
4.5.3	Correction Factor Equations	30
4.6	Test Results	31
4.7	Test Measurement Uncertainty	31
4.8	Test Report	31

APPENDICES

APPENDIX A	PROJECT HEAT BALANCES

APPENDIX B	VALVE POSITION LINEUPS

APPENDIX C	TEST MEASUREMENT POINTS

APPENDIX D	CORRECTION CURVES

APPENDIX E	SAMPLE CALCULATION

Exhibit 4.2-2

1.0	Introduction

1.1	Objective

This Exhibit 4.2 serves as the test procedure for implementing the annual Tests referred to in the Agreement for the Plant. The objective of the tests is to determine the corrected Tested Heat Rate (THR) referred to in Section 8.3 of the Agreement and measure Plant capability used in establishing Contract Capacity and Power Augmentation Capacity referred to in Sections 4.2 and 4.3 of the Agreement. This procedure is intended to provide guidelines for the preparation and execution of the tests. The procedure set forth in this Exhibit 4.2 is intended as a guide, and an immaterial failure to follow the procedure in exact detail will not invalidate test results unless there is a reasonable basis to believe that such failure may have altered the results or the reliability of the results.

1.2	Overview

The following tests will be conducted annually in compliance with the Agreement.

•	Heat Rate Test

•	Capacity Tests
•	Capacity Test 1 – Without Power Augmentation
•	Capacity Test 2 – With Power Augmentation
•	Combustion Turbine Evaporative Cooler Tests (included in above if possible)

The tests are described in detail in subsequent sections. Section 2.0 summarizes the basis for each test including Base Reference Conditions, design fuel analysis, and equipment in service. Section 3.0 covers the Heat Rate Test. ASME PTC 46, Performance Test Code on Overall Plant Performance will be used as a guideline to conduct this test. Section 4.0 covers the Capacity Tests and associated Evaporative Cooler Testing.

A preliminary schedule and overview of testing is described below. This schedule will be adjusted by Shell as necessary. All testing under this Exhibit 4.2 will be performed using natural gas only. A one-hour stabilization period is recommended prior to each test.

One two-hour Heat Rate Test and two two-hour Capacity Tests will be performed sequentially over an estimated eight-hour test period once per year. The Heat Rate Test will be conducted at baseload with no duct firing or Power Augmentation in accordance with the Heat Rate Test procedure presented in Section 3.0 of this Exhibit 4.2. As indicated in the procedure and Table 2.1, test results will be corrected to 68°F compressor inlet temperature. The corrected Tested Heat Rate (THR) will be used as outlined in Section 8.3 of the Agreement to determine what Heat Rate Payments, if any, shall be made by either Party.

Upon completion of the Heat Rate Test the Plant will be reconfigured with maximum duct firing to fully load the Steam Turbine with no Power Augmentation to the Combustion Turbines in preparation for Capacity Test 1. The test will begin once the Plant has reached steady state. Upon completion of Capacity Test 1 the Plant will be reconfigured with maximum duct firing to fully load the Steam Turbine with Power Augmentation to the Combustion Turbines in preparation for Capacity Test 2. The test will begin once the Plant has reached steady state. The Capacity Tests will be conducted in accordance with the Capacity Test Procedure presented in Section 4.0 of this Exhibit. As indicated in the procedure and Table 2.1, Capacity Test results will be corrected to summer design ambient temperature conditions of 99°F dry bulb and 76°F wet bulb. The corrected results of Capacity Test 2 will be used to establish Contract Capacity as outlined in Sections 4.2 and 4.3 of the Agreement. The corrected results of Capacity Test 1 will be subtracted from the corrected results of Capacity Test 2 to determine the amount of Tested Plant Power Augmentation Capability. This in turn will be used to determine the Power Augmentation Capacity (PAC) of each Combustion Turbine as outlined in

Exhibit 4.2-3

Section 1 and Sections 4.2 and 4.3 of the Agreement.

1.3	Unit Description

The Plant consists of a 3x1 combined cycle block including the following major equipment.
•	Three General Electric (GE) PG7241(FA) combustion turbine generators (CTGs) firing natural gas and fuel oil (for backup only).
•	One GE reheat, single LP admission, dual-flow LP, condensing, down exhaust, steam turbine generator (STG).
•	Three three-pressure, reheat, supplemental fired heat recovery steam generators (HRSGs).
•	One dual-pass steam surface condenser.
•	One counterflow cooling tower.

1.4	References and Standards

Principles, formulas, and data from the following references and standards will be used wherever applicable to the methods and calculations included in this test procedure.

[1]	ASME PTC 46-1996, Performance Test Code on Overall Plant Performance
[2]	ASME PTC 1-1991, General Instructions
[3]	ASME PTC 22-1997, Performance Test Code on Gas Turbines
[4]	ASME PTC 4.4-1981, Gas Turbine Heat Recovery Steam Generators
[5]	ASME PTC 6-1996, Steam Turbines
[6]	ASME PTC6R-1985, Guidance for Evaluation of Measurement Uncertainty
[7]	ASME PTC 3.3-1969, Gaseous Fuels
[8]	ASME PTC 19 Series, Instruments and Apparatus
[9]	ASTM D1945-1996, Standard Test Method for Analysis of Natural Gas by Gas Chromatography
[10]	ASTM D3588-1988, Standard Practice for Calculating Heat Value, Compressibility Factor, and Relative Density of Gaseous Fuels
[11]	AGA Report No. 7 - 1996, Measurement of Gas by Turbine Meters
[12]	AGA Report No. 8 - 1994, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases
[13]	ASME MFC 3M-1989 (ISO 5167), Measurement of Fluid Flow in Pipes Using Orifice, Nozzle, and Venturi
[14]	API 14.3 (AGA 3)-1990, Manual of Petroleum Standards, Natural Gas Fluids Measurement, Orifice Meters
[15]	ASME Steam Tables, 1967

Exhibit 4.2-4

[16]	ASHRAE Pyschrometric Charts
[17]	SUPERTRAPP 1.07-1990, “NIST Thermophysical Properties of Hydrocarbon Mixtures”
[18]	NASA Reference Publication 1311, Computer Program for Calculation of Chemical Equilibrium Compositions and Applications, Part 1 - Oct. 1994, Part II - June 1996, Data Download - Aug 1999

Exhibit 4.2-5

2.0	Test Basis

2.1	Base Reference Conditions

The Base Reference Conditions for the Tests are presented in the following tables.

Table 2-1 Base Reference Conditions
Parameter	Heat Rate Test	Capacity Test 1	Capacity Test 2
Fuel	Natural Gas	Natural Gas	Natural Gas
Barometric Pressure, psia[1]	14.5	14.5	14.5
Ambient Dry Bulb Temperature, °F2	[**]	[**]	[**]
Ambient Relative Humidity, %	[**]	[**]	[**]
Ambient Wet Bulb Temperature, °F2	[**]	[**]	[**]
Evaporative Coolers[2]	[**]	[**]	[**]
CTG Compressor Inlet Temperature, °F2	[**]	[**]	[**]
CTG Compressor Inlet Relative Humidity, %	[**]	[**]	[**]
Duct Burners	Off	On3	On3
Power Augmentation	Off	Off	On
HRSG Drum Blowdown, % of Feedwater[4]	0.0	As Required	As Required

Equipment in Service	Table 2-2

Notes:

1.             Based on an assumed site elevation of [**] feet above seal level. Slight adjustment to the number may be required once the final elevation is determined.

2.             For the Heat Rate Test corrections for Combustion Turbine impacts on Plant performance will be based on compressor inlet temperature, not ambient temperature. For the Capacity Tests the compressor inlet temperature will be determined (TBD) based on the results of the evaporative cooler test. The evaporative coolers will not be in service for dry bulb temperatures less than 60 °F and wet bulb depressions less than 10°F. If the evaporative cooler test cannot be conducted concurrently with the performance test, it will be conducted at a time mutually agreeable to Shell and Gulf Power and the performance test results will be subsequently adjusted. The evaporative cooler effectiveness from the previous test (or the design effectiveness of 85% if no other test had been performed previously) will be used in the interim.

3.             Duct burners will be fired as required to achieve the maximum allowable throttle pressure of approximately 1,871 psia for the Capacity Tests.

4.             Blowdown should be isolated for Heat Rate Test to allow for proper steam flow calculators.

Exhibit 4.2-6

Table 2-2 Expected Equipment in Service

The following list is the expected equipment in service during the tests. Deviators are sometimes necessary or beneficial to overall Plant efficiency and should be noted prior to test commencement. No corrections for auxiliary loads will be made unless deemed appropriate and agreed upon by the Parties.

Equipment Description	Number Installed	Number in Service
		Heat Rate Test	Capacity Tests
Combustion Turbines	3	3	3
Evaporative Coolers	3	3[1]	3[1]
Power Augmentation	3	0	3
HRSGs	3	3	3
Duct Burners	3	0	3
Steam Turbines	1	1	1
Fuel Gas Heaters	3	3	3
Boiler Feed Pumps	6	3	3
Condensate Pumps	3	2	2
Circulating Water Pumps	3	2	2
Cooling Tower Fans	14	As Required	As Required
Cooling Tower Makeup Pumps	2	As Required	As Required
Aux Cooling Water Pumps	2	1	1
Closed Cycle Cooling Water Pumps	2	1	1
Fresh Water Pumps	2	1	1
Demineralized Water System	1	0[2]	1
Demineralized Water Pumps	2	As Required	As Required
Cycle Chemical Feed System	1	As Required	As Required
Circulating Water Chemical Feed System	1	As Required	As Required
HRSG Sump Pumps	2	0	As Required
Fire Water Pumps	2	0	0
Fire Water Pressure Maintenance Pump	1	1	1
Air Compressors	2	As Required	As Required
Condensor Air Extraction Skids	2	As Required	As Required
Fuel Oil Unloading Pumps	3	0	0
Fuel Oil Supply Pumps	4	0	0
CTG Water Injection Pumps	3	0	0
Chemical Waste Treatment System	1	1	1
Generator Stepup Transformers	4	4	4
Auxiliary Transformers	2	2	2
Combustion Turbine Auxiliaries[3]		As Required	As Required
Steam Turbine Auxiliaries[3]		As Required	As Required
Misc. Plant Loads		As Required	As Required

Exhibit 4.2-7

Notes:

1.             See Note 2 on Table 2-1.

2.             The cycle demin and makeup system should be shut down during the Heat Rate Test. However, if it becomes necessary to maintain evaporative cooler makeup, the system may be put into service.

3.             Ensure redundant HVAC, pumps, vapor extractors, etc. are not in service.

Exhibit 4.2-8

3.0	Thermal Performance Test

The Heat Rate Test will be conducted annually according to Section 8.3 of the Agreement to determine the corrected Tested Heat Rate (THR). The corrected Tested Heat Rate will be used as outlined in Section 8 of the Agreement to determine what Heat Rate Payments, if any, shall be made by either Party. The test will consist of two (2) one-hour test periods.

The Heat Rate Test will be conducted in general accordance with PTC 46 using an overall plant test concept. Corrections will be applied to measured test results to account for variations in the Base Reference Conditions (Table 2-1) such as ambient temperature and barometric pressure. No test measurement uncertainties will be applied to the corrected test parameters in the determination of test results. The following sections provide the general procedures for set-up and execution of the test and for determining test results.

3.1	Division of Responsibilities

This section describes the division of responsibilities in the preparation and conduct of the Heat Rate Test.

3.1.1	Shell Responsibilities

The responsibilities of Shell prior to, during, and after the tests include the following.

•	Provide detailed test procedures to govern the conduct of the performance test as prepared by Owner.
•	Provide procedures for data acquisition, data backup, and methods of data analysis as prepared by Owner.
•	Provide parameters to be manually collected and recorded as determined by Owner.
•	Cause Owner to ensure that the distributed control system (DCS) data collection is operational and the archival deadbands have been properly established prior to commencement of testing.
•	Cause Owner to coordinate test setup and calibration activities.
•	Cause Owner to conduct any necessary pre-tests.
•	Cause Owner to verify that major equipment operates at or near design conditions at steady state.
•	Cause Owner to ensure that permanent and temporary instrumentation required for the tests and for proper operation/control of the Unit is properly installed, calibrated, and operating.
•	Provide instrument calibration records as prepared by Owner to Gulf Power.
•	Provide proper notice to Gulf Power of the intended test schedule.
•	Cause Owner to provide personnel to collect test data as necessary.
•	Cause Owner to designate a Performance Test Director (PTD) with the overall responsibility for the direction and conduct of the tests.
•	Cause Owner to provide technical direction to the operators throughout the test.
•	Cause Owner to establish and report auxiliary loads in service and valve position lineups during the test.
•	Cause Owner to manage the collection of test data and fuel samples.
•	Cause Owner to calculate specified performance parameters from measured test data.
•	Cause Owner to Perform calculations to adjust test results to the Base Reference Conditions.
•	Cause Owner to provide fuel sampling containers and obtain laboratory analysis of fuel

Exhibit 4.2-9

samples.

•	Submit a complete test report as prepared by Owner.

3.1.2	Gulf Power Responsibilities

The responsibilities of Gulf Power prior to, during, and after the tests include the following.

•	Arrange for the transmission of power downstream of the Energy Point of Delivery.
•	Arrange for adequate supply of Gas according to the Agreement.
•	Designate representatives to witness tests.
•	Provide approval of test results within a reasonable time.

3.2	Test Conditions

The following sections describe the test conditions including the general operating conditions, the test boundary, test prerequisites, and the cycle valve lineup for the test.

3.2.1	General Test Conditions

•	Base Reference Conditions are listed in Tables 2-1 through 2-3.
•	The project design heat balances are provided in APPENDIX A.
•	The tests will be conducted in accordance with this document which is agreed upon by Gulf Power, Shell and Owner. Conflicts in test methods will be resolved using the following order of precedence.
1.	Sections 1, 2, and 3 of this Exhibit 4.2
2.	ASME PTC 46
•	If test conditions differ from those indicated in Table 2-1, corrections will be calculated and applied to data in accordance with the methods outlined in Section 3.5.
•

All air, steam, water, and generator conditions which have an effect on the data collected for the determination of the corrected test results will be regulated as near as possible to the conditions indicated in the Project Heat Balances corresponding with the expected performance levels. OEM requirements for continuous and long-term operation, such as Steam Turbine inlet temperature and Combustion Turbine base load control curve, will not be exceeded.

•

The Plant will be operated from the control room with systems operating in automatic mode which are normally operated in automatic mode, and in a manner consistent with Prudent Generator Practices for continuous and long-term operation.

•

For conditions beyond the control of Owner, Shell or Gulf Power, reasonable efforts will be made to conduct the tests as close as possible to the Base Reference Conditions to minimize the magnitude of the applied correction factors, subject to the requirements of Part A of this Exhibit 4.2.

•	The HRSGs will be operated with zero HRSG blowdown. No corrections for blowdown will be applied.
•	Reasonable efforts will be made to conduct the tests with all Plant components in a clean and undamaged condition.
•	Evaporative coolers will be in service if ambient dry bulb temperature is 60° F or greater, and if the wet bulb depression is at least 10° F.

3.2.2	Test Timing

The Heat Rate Test will consist of two (2) one-hour test periods following a minimum one-hour stabilization period. The test will be scheduled according to the requirements of Section 8.3 of the Agreement. The test will be conducted after any pretests required by the Owner.

The two (2) one-hour test runs will be continuous, provided steady state conditions are maintained.

Exhibit 4.2-10

If steady state conditions cannot be maintained, the test will be suspended until steady conditions return. When steady state conditions return the test may be resumed.

Preliminary thermal performance testing may be conducted and the resulting data analyzed prior to the actual test at the discretion of Gulf Power. Preliminary testing may be used for checking the operation and readings of all instruments directly related to the test and for the training of observers and other test personnel. Data will be collected and evaluated during preliminary testing to determine if abnormalities exist with the data.

3.2.3	Test Prerequisites

Prior to conducting a test, a number of prerequisites must be fulfilled to ensure the Plant is in test-ready condition. Some of these activities are optional based on the number of operating hours on the equipment and based on the history of operation during the commissioning process. Shell may add to or delete from this list as appropriate.

•	Pre-operational testing and normal startup procedures will be completed.
•

All permanent and temporary instrumentation required for the test will be calibrated, installed, and loop checked. DCS and test data acquisition system (DAS) configurations and ranges will be verified.

•	Calibrations for temporary test instrumentation will be current. Plant instruments for primary measurements will be zero and span checked as appropriate.
•	DCS data logs will be set up and verified to collect primary and secondary data.
•	The local inlet guide vanes (IGVs), position indicators, and control system IGV indications will be checked for correspondence and that they correctly indicate full open position.
•	The accuracy and calibration of the compressor discharge pressure measurements which are used to control the Combustion Turbines at base load will be confirmed.
•

It will be verified that the proper Combustion Turbine base load exhaust temperature control algorithm is input into the control system and is operating properly (confirm that a commissioning curve which results in lower than base load turbine inlet temperatures is not being used).

•	The Combustion Turbine compressor, inlet scroll, and IGVs will be cleaned and inspected. This will be done with an offline compressor water/detergent wash.
•	The Combustion Turbine fuel nozzles may be removed and visually inspected if deemed necessary by Shell.
•	Throttle valves may be inspected, cleaned, and/or adjusted to achieve design tolerances if deemed necessary by Shell.
•	The Combustion Turbine inlet air filter system cleanliness will be verified by visual inspection and pressure drop measurement.
•	Preliminary test data will be analyzed to identify incorrect readings or incorrect operating modes and to assess the actual performance characteristics of all major equipment throughout the cycle.
•

Condenser pressure measurements will be compared for consistency and for reasonable correspondence with condensate temperatures. Vacuum pressure transmitter legs will be evacuated prior to testing to eliminate any possible water leg buildup.

•	Control system tuning will be complete to provide reasonably dampened drum level and flow oscillations. Natural gas supply pressure to the Combustion Turbines will be reasonably stable.
•	Water legs on pressure measurements and any vertical flow measurements will be documented.
•	Primary flow elements may be inspected, where possible, and configuration of the flow metering systems documented.
•	Preliminary tests may be run as necessary to confirm any of the above information.
•

The startup and operations personnel will be familiar with the valve position lineups and auxiliary load lineups for the test, as described in the following sections. The time required to complete the isolations should be determined.

Exhibit 4.2-11

•	Fuel sampling containers and sampling connections will be identified and acquired. A laboratory fuel analysis will be identified and a pre-test sample may be collected and analyzed.
•	Personnel required to collect any manual test data and fuel samples will be identified by the Owner and trained by the PTD.

3.2.4	Valve Position Lineups

During a test, the valve position lineups will be in accordance with the valve lineup list provided in APPENDIX B. Main system valves will be in the normal operating position with the exception of those noted in the list. HRSG and Steam Turbine bypasses, drains, and vents should be isolated to the fullest extent possible. Cascading, continuous, and intermittent blowdown valves will be isolated. Automatic valves will remain in their normal mode of operation. Specific automatic valves noted in the list will be checked for leakage/seepage and may be manually isolated if required.

Leakages and seepages should be identified in all main system valves, and reasonable efforts will be made by the Owner’s to minimize these cycle losses. Any valve not positioned in accordance with APPENDIX B will be documented and reported to the PTD prior to testing. The safe and prudent operation of any Generating Unit will not be compromised to minimize cycle losses during a test.

3.2.5	Auxiliary Load Status

The auxiliary loads in service during a test will be established as the loads required to sustain continuous safe operation of the Generating Units. The expected operating status of major equipment is indicated in Table 2-3. Deviations from this list may be necessary or beneficial and will be documented prior to test commencement. Redundant loads, such as some HVAC, pumps, and vapor extractors, will not be in service. No corrections will be applied for auxiliary loads in service unless deemed appropriate.

3.2.6	Pre-Test Activities

Prior to initiating a test, the following activities must take place.

•	Confirmation that the General Test Conditions and Test Prerequisites, as listed above, have been observed and will be obtained.
•	A pre-test meeting will be held to assign test personnel and specific test responsibilities.
•	A walkdown of the Plant will be conducted to familiarize test personnel with the location of equipment, instrumentation, etc. Watches will be synchronized with the indicated DCS time.
•

The Combustion Turbines will be set to base load exhaust temperature control, and will be automatically controlled in a manner to simulate the heat balance corresponding to the expected performance levels and in accordance with Table 2-1. The Plant will be operated by the Owner’s operations staff under the direction of the PTD.

•	Once base load is attained, the Plant will be allowed a minimum of one hour to reach steady state operation. Steady state is defined as follows.
1.	The average Combustion Turbine exhaust temperature does not vary more than 5°F in fifteen minutes.
2.	The Steam Turbine output does not vary more than 500 kW in fifteen minutes.

Outside influences such as ambient conditions will be monitored to ensure minimum variations in accordance with PTC 22, 6, and 4.4. However, exceedances of these specified variations will not invalidate a test.

•	Instrumentation status will be checked including operation of the test data acquisition system (DAS).
•	Valve position lineups will be verified.

Exhibit 4.2-12

•	Auxiliary loads in service will be documented.
•	Agreed deviations from the established procedures will be documented.
•

Communications will be verified as necessary between the control room and the test personnel in the field. The PTD will ensure that all test personnel have been briefed and are on station with appropriate data forms and equipment.

•	The PTD will announce the test start to all personnel.

3.2.7	Post-Test Activities

The following activities will take place at the conclusion of the test period.
•	The PTD will announce the test end to all personnel.
•	The test data will be collected and compiled.
•	A copy of the compiled test data will be provided to Gulf Power.
•	Copies of operator logs, chemistry logs, alarms, and equipment status changes during the test period will be provided to the PTD.
•	Fuel samples will be sent to the laboratory for analysis.
•	Final test results will be provided in the Test Report.

3.3	Test Data Requirements

The following test data requirements will be observed for the tests.

3.3.1	Data Collection

Data collected during a test may include any of the following.
•	Data from Plant DCS.
•	Data from test data acquisition system (DAS).
•	Manually collected data.
•	Fuel samples collected for laboratory analysis.

The test DAS will be used to collect data from any temporary test instruments. The Plant DCS will collect the remainder of the data including fuel gas parameters and net electrical output as well as all secondary measurements collected for information only. Some manual data may be collected as deemed necessary by the PTD. Copies of all raw data will be made available at the conclusion of the test for review.

Any manual data will be collected on intervals no greater than ten minutes. All electronically collected parameters will be scanned and logged as snapshots or rolling averages on intervals no greater than one minute to minimize precision error.

3.3.2	Data Elimination

Certain test conditions may require elimination of specific sets of data during the evaluation of test results. Depending on the circumstances, the test may be suspended, restarted, or the total test duration reduced. The following periods may be eliminated from consideration in the determination of test results as mutually agreed upon by the Shell, the Owner and Gulf Power.

•	Periods when fuel parameters are outside the range of the Combustion Turbine manufacturer’s specifications.
•	Periods when parameters outside the control of Shell or the Owner exhibit fluctuations in excess of the recommended allowable fluctuations as determined by the PTD.

Exhibit 4.2-13

•	Periods when a Plant component trips but does not cause a generator trip.
•	Periods when steady state conditions are not maintained.

3.3.3	Data Reduction

Raw data will be collected for each one-hour test period and averaged. Data reduction periods will not exceed one hour to minimize the impact of varying ambient conditions. Test calculations will be performed on a one-hour basis. Some raw data may include corrections for instrument laboratory calibration data if the corrections can be performed automatically in the DCS or DAS.

3.3.4	Quality Assurance

All raw data and reduced data will be controlled and maintained by Owner. Copies of all raw data will be made available to the Parties at the conclusion of the tests. Shell shall ensure that that all recorded data is accurate and complete, and maintained for future analysis.

3.4	Measurements and Instrumentation

A list of test measurement points and a corresponding test point diagram will be provided in APPENDIX C. The list and diagram summarize all measurements that will be taken during the test including measurements for the calculation of test results, backup measurements, and measurements allowing for the evaluation of individual Plant component performance. The following sections describe the selection of these instruments.

3.4.1	Instrument Selection

Test measurements will be generally based on the use of Plant instrumentation. However, for certain parameters that have high sensitivity coefficients to the calculated test results, precision test instrumentation may be used in accordance with PTC 46. Shell reserves the right to substitute precision test instrumentation in place of any Plant instrumentation to minimize the test measurement uncertainty and improve the confidence in test results. The instrumentation will be selected and calibrated in order to ensure that the overall test uncertainties are less than or equal to the default values.

3.4.2	Calibration Requirements

Shell shall cause Owner to provide current calibration records and/or factory certifications, traceable to appropriate standards, for all instrumentation critical to the calculation of test results (Class 1 primary variables) in accordance with PTC 46. Calibrations may take place at the Plant Site or at an independent instrumentation laboratory. Permanent Plant thermocouples which are wired to cold junctions in the DCS cabinets will provide “type” measurements and generally will not be calibrated. Calibration laboratories will be certified, traceable to nationally respected standards, and will maintain proper quality assurance procedures. Recalibration of test instruments after the tests will not be required unless, by mutual agreement between Shell, the Owner and Gulf Power, there is cause for concern regarding instrumentation drift during the testing program.

3.4.3	Redundancy

Redundant measurements will be collected by the DCS where available to facilitate detection of instrument reading errors and to provide backup measurements in case of on-line device or signal malfunctions during one test. If during a test period, or during the evaluation of the data after the test, obvious errors are found in the recorded data, those readings will be disregarded. The test period would be

Exhibit 4.2-14

considered valid provided the available backup data is considered to be correct at the discretion of the Owner.

3.4.4	Primary Variables

Measurements that are used in the calculation of test results are considered primary variables. They are further classified as Class 1 or Class 2 primary variables. Class 1 variables are those which have relative sensitivity coefficients of 0.2 or greater. Instruments for the primary variables were selected in accordance with PTC 46 requirements as presented in the following sections.

3.4.4.1	Electrical Power Measurements

The Net Plant Output is equivalent to the power delivered to the high voltage side of the four generator stepup transformers (GSUs). The as-tested Net Plant Output will be determined as the measured power to Alabama Power Company.

Power to Alabama Power Company (APC) will be measured with an APC supplied revenue quality (0.1%) power meter located in the switchyard control building. The associated metering PTs and CTs are specified as ANSI accuracy class [0.3% and 0.15%], respectively. The meter includes real time analog output MWh and MVAR signals to the DCS. The DCS values will be used as the primary measurement for test calculations. Local manual readings may be recorded as primary or secondary measurements at the Owner’s discretion.

As secondary net power measurements, there are watt/VAR transducers on the high voltage side of each of the four GSUs which provide analog signals to the DCS. The sum of these readings should be equivalent to the sum of the utility meter.

Combustion Turbine and Steam Turbine generator power output will be measured by watt/VAR transducers (0.2%) located at the terminals of each generator. Data will be collected electronically by the DCS via datalink with the Mark V. As a check, net power can be calculated as the sum of the four generator meters, less the AUX transformer meters, less the AUX transformer losses, less generator excitation, less GSU transformer losses.

For the measurement of Plant auxiliary loads, a secondary measurement, kW and kVAR will be determined at the low voltage side of each of the auxiliary (AUX) transformers. I/O points for these readings may need to be configured in the field.

CTG auxiliary loads will be determined manually from generator panel meters. CTG excitation power will be calculated from DC field volts and amps recorded in the DCS.

Any manual readings of MWh will be recorded approximately every 10 minutes. The average MW delivered for an hour will be the difference in the readings at the end and beginning of the hour divided by the precision time duration between readings.

3.4.4.2	Fuel Gas Flow Measurements

The Plant fuel gas flow measurements will be based on the permanent Plant orifice flow meter. The meter is a Vickery-Simms junior flow metering tube (or equal) with straightening vanes manufactured and installed in accordance with [14]. Signals of static pressure, temperature, and square root of differential pressure are sent to the DCS. The determination of fuel gas flow for the performance test will be based on manual calculations using the raw pressure, temperature, and differential pressure measurements in accordance with [12], [13], [14], [17], and/or [18] as appropriate, and in conjunction with the actual fuel gas analysis.

In addition to the pressure, temperature, and differential pressure at the orifice plate, the DCS also receives inputs from the Transco and/or SONAT online gas chromatograph. Outputs from the chromatograph to the DCS include constituent analysis, heating value, and specific gravity. Volumetric flow at standard conditions is calculated directly in the DCS using orifice data and chromatograph data in

Exhibit 4.2-15

conjunction with Bailey algorithms. This calculated flow will serve as a secondary measurement for the performance test.

Also secondary data, fuel gas flow measurements for each Combustion Turbine will be collected via the GE supplied permanent orifice flow meters on the fuel gas supply line to each Combustion Turbine and each HRSG. Actual readings of differential pressure, static pressure, and temperature will be collected from the associated permanent Plant instruments. Fuel gas mass flow will be calculated in accordance with [12], [13], [14], [17], and/or [18] as appropriate, and in conjunction with the actual fuel gas analysis.

3.4.4.3	Fuel Gas Analysis

Six fuel gas samples will be collected during each one-hour test period. Shell shall ensure that three samples from each hour will be analyzed and the other three will be held by the Owner as backup samples. Fuel gas sampling will be performed at a convenient location such as the connection for pressure indicator upstream of the Plant orifice flow meter or other sample or vent connection in the upper hemisphere of the pipe. Shell shall ensure that stainless steel fuel sampling containers and appropriate connections will be provided by Owner. Sampling procedures will be in accordance with [7]. Each sample will be clearing labeled with an identification number, project name, date, time, name of the person acquiring the sample, and the words “Methane, Compressed.”

Shell shall cause Owner to identify an independent authority to analyze the fuel gas samples, subject to mutual approval. The analysis will be performed in accordance with [9], [10], and [12], and will result in a report of constituting analysis (including chromatography charts showing peaks), lower and higher heating values (on a mass and volumetric basis), specific gravity, compressibility, and viscosity for each sample. Standard conditions should be specified as 60°F and 14.696 psia. In addition, the associated measurement uncertainties and quality assurance procedures should be provided by the laboratory.

Fuel gas properties at flow meter process conditions for the flow equations will be determined from the laboratory analysis and hydrocarbon mixture calculations based on [11], [16], and [17].

A permanent Plant chromatograph will be in service at the on-site Transco and SONAT monitoring stations upstream of the Plant orifice meter as a source of secondary fuel constituent data. The chromatograph analysis of ten (10) constituents plus heating value and specific gravity will be available as a local output as well as in the DCS. Calibration cycles will be set as necessary to maximize the accuracy of the chromatograph. Sampling/analysis results will be updated approximately every five to ten minutes.

3.4.4.4	Ambient Conditions Measurements

Ambient conditions will be measured by precision test instrumentation with outputs collected by the test DAS. Laboratory calibrations will verify instruments are within the required accuracies.

Ambient dry bulb temperature at each Combustion Turbine inlet will be measured using an array of nine 100-ohm platinum RTDs mounted upstream of the evaporative cooler, but shielded from solar radiation.

Ambient wet bulb temperature at each Combustion Turbine inlet will be measured with a mechanically aspirated psychrometer located near each Combustion Turbine inlet. Relative humidity will be calculated in accordance with [16].

Compressor inlet temperature will be measured with a minimum of 4 calibrated 100-ohm platinum RTDs mounted inside the inlet duct upstream of the IGVs. Compressor inlet humidity will be calculated based on the measured ambient wet bulb temperature.

Barometric pressure will be measured with a calibrated digital barometer or absolute pressure transmitter mounted in the vicinity of the Combustion Turbine inlet with proximity to the Combustion Turbine centerline elevation.

Ambient wet bulb temperature at the cooling tower will be measured with a minimum of two mechanically aspirated psychrometers located in the vicinity of the cooling tower.

3.4.5	Secondary Variables

Exhibit 4.2-16

Secondary variables are those measurements not directly used in the calculation of test results. These variables will be measured to provide backup readings for the primary variables, to allow the Owner to establish complete heat balance calculations around the cycle and individual Plant components, and to provide assistance in pinpointing any improper test operating condition. Secondary variables will generally be permanent Plant instrumentation. However, the Owner may choose to install a number of temporary test instruments to achieve more accurate results in evaluating individual component performance.

3.5	Test Calculations

To compare the measured test data to the expected performance levels, a number of calculations must be performed. First, the collected data is averaged for each one-hour test period. Then, the as-tested Net Plant Output and Plant fuel consumption are determined. Next, the as-tested Net Plant Output and fuel consumption are corrected to Base Reference Conditions using the correction curves to be provided in APPENDIX D. The corrected heat rate is determined from the corrected Net Plant Output and fuel consumption. The results of the Heat Rate Test will be determined as the average of the two sets of corrected Net Plant Output and heat rate values.

The fundamental equations to perform the test calculations are laid out in the following sections. These equations, based on PTC 46, explain how to arrive at the corrected Plant performance using the correction curves from APPENDIX D. A sample calculation will be provided in APPENDIX E.

3.5.1	Fundamental Equations - Measurements

3.5.1.1	As-Tested Net Plant Output

The calculation of as-tested Net Plant Output is as follows:

Pmeas	= as-tested Net Plant Output, kW

3.5.1.2	As-Tested Plant Fuel Consumption

The calculation of as-tested Plant fuel consumption is as follows:

Qmeas	=	HHV x qtotal

where:

Qmeas	=	as-tested Plant fuel consumption, Btu/h (HHV)

HHV	=	fuel higher heating value, Btu/lb

qtotal	=	calculated total Plant fuel gas mass flow, lb/h

3.5.1.3	Evaporative Cooler Effectiveness

Determination of evaporative cooler effectiveness will not be required for the Heat Rate Test. Instead, temperature corrections to the Combustion Turbine will be based on the actual measured Combustion Turbine compressor inlet temperature compared to the Base Reference Compressor Inlet Temperature.

Exhibit 4.2-17

3.5.2	Fundamental Equations - Corrections

The following fundamental equations for performance corrections are based on Section 5 of PTC 46.

3.5.2.1	Corrected Net Plant Output

The calculation of corrected Net Plant Output is as follows:

(Pmeas - ∆1)
Pcorr =	___________
Παi
where:

Pcorr	= corrected Net Plant Output, kW
∆1	= correction (STG only) to power for ambient wet bulb temperature, kW

α1	= correction to power for compressor inlet temperature

α2	= correction to power for barometric pressure

α3	= correction to power for compressor inlet relative humidity

3.5.2.2	Corrected Net Plant Heat Rate

The calculation of corrected Net Plant Heat Rate is as follows:

Qmeas
HRcorr =	_____________
Pcorr Π βi
where:

HRcorr	= corrected Net Plant Heat Rate, Btu/kWh (HHV)

β 1	= correction to fuel consumption for compressor inlet temperature

β 2	= correction to fuel consumption for barometric pressure

β 3	= correction to fuel consumption for compressor inlet relative humidity

3.5.3	Correction Factor Equations

The following correction curves, to be provided in APPENDIX D, will provide the equations and the correction factors to use in the above correction equations. Note that the ∆i correction is additive in units of kW, while ai and ßi corrections are multiplicative and are dimensionless.

The correction curves will be developed by the contractor under the EPC Agreement using a

Exhibit 4.2-18

thermal performance modeling program. The thermal model incorporates as-purchased performance data provided by the manufacturers for all major pieces of equipment including Combustion Turbines, Steam Turbines, HRSGs, condenser, cooling tower, fuel gas heaters, boiler feed pumps, condensate pumps, circulating water pumps and piping systems. Gulf Power will have the right to verify curve derivations.

A correction curve will be created for a particular parameter by varying that parameter across the applicable range while holding all other parameters constant. For example, the correction for barometric pressure will be developed by running the model at various barometric pressures while holding constant the compressor inlet temperature, ambient wet bulb temperature, etc. A number of data points will be selected across the range as required to obtain a tight data regression fit.

3.5.3.1	Ambient Wet Bulb Temperature Corrections

The correction to Net Plant Output for ambient wet bulb temperature is given as shown in the test results.

3.5.3.2	Compressor Inlet Temperature and Relative Humidity Corrections

The corrections to Net Plant Output and Fuel Consumption for compressor inlet temperature are given as shown in the test results. The corresponding corrections for compressor inlet relative humidity are given as shown in the test results.

3.5.3.3	Barometric Pressure Corrections

The corrections to Net Plant Output and Fuel Consumption for barometric pressure are given as shown in the test results.

3.6	Test Results

After completion of the test calculations, the corrected results of the two one-hour test periods will be averaged to determine the overall corrected Tested Heat Rate (THR). The corrected Tested Heat Rate will be used as outlined in Section 8.3 of the Agreement to determine what Heat Rate Payments, if any, shall be made by either Party.

3.7	Test Measurement Uncertainty

Test measurement uncertainty will not be applied to the results of the Heat Rate Test.

3.8	Test Report

A written test report will document the results of the test and be provided to Gulf Power. The report of results for the Heat Rate Test will be incorporated into the overall Annual Plant Test Report. The following items will be included as a minimum.

•	Date and time of test start and finish
•	Description of the test operating and meteorological conditions
•	Description of any temporary instrumentation used in the test
•	Operator log sheets indicating any abnormal occurrences
•	Instrument calibration data
•	Raw test data
•	Test calculations
•	Test results

Exhibit 4.2-19

•	Factored Fired Hours for each Combustion Turbine (at beginning and end of test)

4.0	Capacity Tests

Two Capacity Tests will be conducted without Power Augmentation (Capacity Test 1) and with Power Augmentation (Capacity Test 2) to determine the maximum Net Plant Output for the purposes of establishing the Contract Capacity for the Plant and the Power Augmentation Capacity (PAC) of each Combustion Turbine as outlined in Sections 4.2 and 4.3 of the Agreement. Each test will consist of two (2) one-hour test periods. Capacity Test 1 will follow the Heat Rate Test. Capacity Test 2 will follow Capacity Test 1. A new operating configuration will be established with a one-hour stabilization period recommended prior to each test. If ambient conditions are acceptable, both tests will include a Combustion Turbine Evaporative Cooler Test (see Note 2 Table 2-1).

The Capacity Tests will be conducted in general accordance with PTC 46 using an overall Plant test concept. Corrections will be applied to measured test results to account for variations in the Base Reference Conditions (Table 2-1) such as ambient temperature and barometric pressure. No test measurement uncertainties will be applied to the corrected test parameters in the determination of test results. The following sections provide the general procedures for setup and execution of the tests and for determining test results.

4.1	Division of Responsibilities

This section describes the division of responsibilities in the preparation and conduct of the Capacity Tests.

4.1.1	Shell Responsibilities

The responsibilities of Shell prior to, during, and after the tests include the following.

•	Cause Owner to prepare detailed test procedures to govern the conduct of the performance test.
•	Cause Owner to determine procedures for data acquisition, data backup, and methods of data analysis.
•	Cause Owner to determine parameters to be manually collected and recorded.
•	Cause Owner to ensure that the distributed control system (DCS) data collection is operational and the archival deadbands have been properly established prior to commencement of testing.
•	Cause Owner to coordinate test setup and calibration activities.
•	Cause Owner to conduct any necessary pre-tests.
•	Cause Owner to verify that major equipment operates at or near design conditions at steady state.
•	Cause Owner to ensure that permanent and temporary instrumentation required for the tests and for proper operation/control of the Plant is properly installed, calibrated, and operating.
•	Provide instrument calibration records to Gulf Power.
•	Provide proper notice to Gulf Power of the intended test schedule.
•	Cause Owner to provide personnel to collect test data as necessary.
•	Cause Owner to designate a Performance Test Director (PTD) with the overall responsibility for the direction and conduct of the tests.
•	Cause Owner to provide technical direction to the operators throughout the test.
•	Cause Owner to establish and report auxiliary loads in service and valve position lineups during the test.
•	Cause Owner to manage the collection of test data.

Exhibit 4.2-20

•	Cause Owner to calculate specified performance parameters from measured test data.
•	Cause Owner to perform calculations to adjust test results to the Base Reference Conditions.
•	Prepare and submit a complete test report.

4.1.2	Gulf Power Responsibilities

The responsibilities of Gulf Power prior to, during, and after the tests include the following.

•	Arrange for the transmission of power downstream of the Energy Point of Delivery.
•	Arrange for adequate supply of Gas according to the Agreement.
•	Designate representatives to witness tests.
•	Provide approval of test results within a reasonable time.

4.2	Test Conditions

The following sections describe the test conditions including the general operating conditions, the test boundary, test prerequisites, and the cycle valve lineup for the test.

4.2.1	General Test Conditions

•	Base Reference Conditions are listed in Tables 2-1 through 2-3.
•	The project design heat balances are provided in APPENDIX A.
•

The tests will be conducted in accordance with this document which is agreed upon by the Shell, the Owner and Gulf Power. Conflicts in test methods will be resolved using the following order of precedence.

1.	Sections 1, 2, and 4 of this Exhibit 4.2
2.	ASME PTC 46
•	If test conditions differ from those indicated in Table 2-1, corrections will be calculated and applied to test data in accordance with the methods outlined in Section 4.5.
•

All air, steam, water, and generator conditions which have an effect on the data collected for the determination of the corrected test results will be regulated as near as possible to the conditions indicated in the Project Heat Balances corresponding with the expected performance levels. OEM requirements for continuous and long-term operation, such as Steam Turbine inlet temperature and Combustion Turbine base load control curve, will not be exceeded.

•

The Plant will be operated from the control room with systems operating in automatic mode which are normally operated in automatic mode, and in a manner consistent with Prudent Generator Practices for continuous and long-term operation.

•

For conditions beyond the control of Shell, the Owner or Gulf Power, reasonable efforts will be made to conduct the tests as close as possible to the Base Reference Conditions to minimize the magnitude of the applied correction factors, subject to the requirements of Part A of this Exhibit 4.2.

•	The HRSGs will be operated with HRSG blowdown as necessary. No corrections for blowdown will be applied.
•	Reasonable efforts will be made to conduct the tests with all Plant components in a clean and undamaged condition.
•	Evaporative coolers will be in service if ambient dry bulb temperature is 60° F or greater, and if the wet bulb depression is at least 10° F. (See Note 2 Table 2-1).

4.2.2	Test Timing

Exhibit 4.2-21

The two Capacity Tests will each consist of two (2) one-hour test periods following an estimated one-hour stabilization period. The tests will normally be performed after completion of the Heat Rate Test. The test will be scheduled according to the requirements of Sections 4.2 and 4.3 of the Agreement. The tests will be conducted after any pretests required by the Owner.

The two (2) one-hour test runs associated with each Capacity Test will be continuous, provided steady state conditions are maintained. If steady state conditions cannot be maintained, the test will be suspended until steady conditions return. When steady state conditions return the test may be resumed.

Preliminary performance testing may be conducted and the resulting data analyzed prior to the actual test at the discretion of the Owner. Preliminary testing may be used for checking the operation and readings of all instruments directly related to the test and for the training of observers and other test personnel. Data will be collected and evaluated during preliminary testing to determine if abnormalities exist with the test data.

4.2.3	Test Prerequisites

Prior to conducting a test, a number of prerequisites must be fulfilled to ensure the Plant is in test-ready condition. Some of these activities are optional based on the number of operating hours on the equipment and based on the history of operation during the commissioning process. Shell may add or delete from this list as appropriate.

•	Pre-operational testing and normal startup procedures will be completed.
•

All permanent and temporary instrumentation required for the test will be calibrated, installed and a loop checked. DCS and test data acquisition system (DAS) configurations and ranges will be verified.

•	Calibrations for temporary test instrumentation will be current. Plant instruments for primary measurements will be zero and span checked as appropriate.
•	DCS data logs will be setup and verified to collect primary and secondary data.
•	The local inlet guide vanes (IGVs) position indicators and control system IGV indications will be checked for correspondence and that they correctly indicate full open position.
•	The accuracy and calibration of the compressor discharge pressure measurements which are used to control the Combustion Turbines at base load will be confirmed.
•

It will be verified that the proper Combustion Turbine base load exhaust temperature control algorithm is input into the control system and is operating properly (confirm that a commissioning curve which results in lower than base load turbine inlet temperatures is not being used).

•	The Combustion Turbine compressor, inlet scroll, and IGVs will be cleaned and inspected. This will be done with an offline compressor water/detergent wash.
•	The Combustion Turbine fuel nozzles may be removed and visually inspected if deemed necessary by Owner.
•	Throttle valves may be inspected, cleaned, and/or adjusted to achieve design tolerances if deemed necessary by Owner.
•	The Combustion Turbine inlet air filter system cleanliness will be verified by visual inspection and pressure drop measurement.
•	Preliminary test data will be analyzed to identify incorrect readings or incorrect operating modes and to assess the actual performance characteristics of all major equipment throughout the cycle.
•

Condenser pressure measurements will be compared for consistency and for reasonable correspondence with condensate temperatures. Vacuum pressure transmitter legs will be evacuated prior to testing to eliminate any possible water leg buildup.

•	Control system tuning will be complete to provide reasonably dampened drum level and flow oscillations. Gas supply pressure to the Combustion Turbines will be reasonably stable.

Exhibit 4.2-22

•	Water legs on pressure measurements and any vertical flow measurements will be documented.
•	Primary flow elements may be inspected, where possible, and configuration of the flow metering systems documented.
•	Preliminary tests may be run as necessary to confirm any of the above information.
•

The startup and operations personnel will be familiar with the valve position lineups and auxiliary load lineups for the test, as described in the following sections. The time required to complete the isolations should be determined.

•	Personnel required to collect any manual test data and fuel samples will be identified by the Owner and trained by the PTD.

4.2.4	Valve Position Lineups

During a test, the valve position lineups will be in the normal operating position. HRSG and Steam Turbine bypasses, drains, and vents should be isolated to the fullest extent possible. Cascading, continuous, and intermittent blowdown valves will be in the normal operating position as required. Automatic valves will remain in their normal mode of operation.

Leakages and seepages should be identified in all main system valves, and Shell shall cause Owner to utilize reasonable efforts to minimize these cycle losses. The safe and prudent operation of the Plant will not be compromised to minimize cycle losses during a test.

4.2.5	Auxiliary Load Status

The auxiliary loads in service during a test will be established as the loads required to sustain continuous safe operation of the Plant. The expected operating status of major equipment is indicated in Table 2-3. Deviations from this list may be necessary or beneficial and will be documented prior to test commencement. Redundant loads, such as some HVAC, pumps, and vapor extractors, will not be in service. No corrections will be applied for auxiliary loads in service unless deemed appropriate.

4.2.6	Pre-Test Activities

Prior to initiating a test, the following activities must take place.

•	Confirmation that the General Test Conditions and Test Prerequisites, as listed above, have been observed or will be obtained.
•	A pre-test meeting will be held to assign test personnel and specific test responsibilities.
•	A walkdown of the Plant will be conducted to familiarize test personnel with the location of equipment, instrumentation, etc. Watches will be synchronized with the indicated DCS time.
•	The Combustion Turbines will be set to base load exhaust temperature control, and will be automatically controlled in a manner to simulate the heat balances in accordance with Table 2-1.
1.	The Plant will be operated by the Owner’s operations staff under the direction of the PTD.
•	Once base load is attained, the Plant will be allowed approximately one hour to reach steady state operation. Steady state is defined as follows:
1.	The average Combustion Turbine exhaust temperature does not vary more than 5° F in fifteen minutes.
2.	The Steam Turbine output does not vary more than 500 kW in fifteen minutes.

Outside influences such as ambient conditions will be monitored to ensure minimum variations in accordance with PTC 22, 6, and 4.4. However, exceedances of these specified

Exhibit 4.2-23

variations will not invalidate a test.

•	Instrumentation status will be checked including operation of the test data acquisition system (DAS).
•	Valve position lineups will be verified.
•	Auxiliary loads in service will be documented.
•	Agreed deviations from the established procedures will be documented.
•

Communications will be verified as necessary between the control room and the test personnel in the field. The PTD will ensure that all test personnel have been briefed and are on station with appropriate data forms and equipment.

•	The PTD will announce the test start to all personnel.

4.2.7	Post-Test Activities

The following activities will take place at the conclusion of the test period.

•	The PTD will announce the test end to all personnel.
•	The test data will be collected and compiled.
•	A copy of the compiled test data will be provided to Gulf Power.
•	Copies of operator logs, chemistry logs, alarms, and equipment status changes during the test period will be provided to the PTD.
•	Final test results will be provided in the Test Report.

4.3	Test Data Requirements

The following test data requirements will be observed for the tests.

4.3.1	Data Collection

Data collected during a test may include any of the following.
•	Data from Plant DCS.
•	Data from test data acquisition system (DAS).
•	Manually collected data.

The test DAS will be used to collect data from any temporary test instruments. The Plant DCS will collect the remainder of the data including fuel gas parameters and net electrical output as well as all secondary measurements collected for information only. Some manual data may be collected as deemed necessary by the PTD. Copies of all raw data will be made available at the conclusion of the test for review.

Any manual data will be collected on intervals no greater than ten minutes. All electronically collected parameters will be scanned and logged as snapshots or rolling averages on intervals no greater than one minute to minimize precision error.

4.3.2	Data Elimination

Certain test conditions may require elimination of specific sets of data during the evaluation of test results. Depending on the circumstances, the test may be suspended, restarted, or the total test duration reduced. The following periods may be eliminated from consideration in the determination of test results as mutually agreed upon by Shell, the Owner and Gulf Power.

•	Periods when fuel parameters are outside the range of the Combustion Turbine manufacturer’s specifications.

Exhibit 4.2-24

•	Periods when parameters outside the control of Owner exhibit fluctuations in excess of the recommended allowable fluctuations as determined by the PTD.
•	Periods when a Plant component trips but does not cause a generator trip.
•	Periods when steady state conditions are not maintained.

4.3.3	Data Reduction

Raw data will be collected for each one-hour test period and averaged. Data reduction periods will not exceed one hour to minimize the impact of varying ambient conditions. Test calculations will be performed on a one-hour basis. Some raw data may include corrections for instrument laboratory calibration data if the corrections can be performed automatically in the DCS or DAS.

4.3.4	Quality Assurance

Shell shall cause all raw data and reduced data will be controlled and maintained by the Owner. Copies of all raw data will be made available to the Parties at the conclusion of the tests. Shell shall ensure that all recorded data is accurate and complete, and maintained by Owner for future analysis.

4.4	Measurements and Instrumentation

A list of test measurement points and a corresponding test point diagram will be provided in APPENDIX C. The list and diagram summarize all measurements that will be taken during the test including measurements for the calculation of test results, backup measurements, and measurements allowing for the evaluation of individual Plant component performance. The following sections describe the selection of these instruments.

4.4.1	Instrument Selection

Test measurements will be generally based on the use of Plant instrumentation. However, for certain parameters that have high sensitivity coefficients to the calculated test results, precision test instrumentation will be used in accordance with PTC 46. Owner reserves the right to substitute precision test instrumentation in place of any Plant instrumentation to minimize the test measurement uncertainty and improve the confidence in test results. The instrumentation will be selected and calibrated in order to ensure that the overall test uncertainties are less than or equal to the default values.

4.4.2	Calibration Requirements

Shell shall ensure that the Owner will provide current calibration records and/or factory certifications, traceable to appropriate standards, for all instrumentation critical to the calculation of test results (Class 1 primary variables) in accordance with PTC 46. Calibrations may take place at the Plant Site or at an independent instrumentation laboratory. Permanent Plant thermocouples which are wired to cold junctions in the DCS cabinets will provide “type” measurements and generally will not be calibrated. Calibration laboratories will be certified, traceable to nationally respected standards, and will maintain proper quality assurance procedures. Recalibration of test instruments after the tests will not be required unless, by mutual agreement between the Shell, the Owner and Gulf Power, there is cause for concern regarding instrumentation drift during the testing program.

4.4.3	Redundancy

Redundant measurements will be collected by the DCS where available to facilitate detection of instrument reading errors and to provide backup measurements in case of on-line device or signal

Exhibit 4.2-25

malfunctions during the test. If during a test period, or during the evaluation of the data after the test, obvious errors are found in the recorded data, those readings will be disregarded. The test period would be considered valid provided the available backup data is considered to be correct at the discretion of the Owner.

4.4.4	Primary Variables

Measurements that are used in the calculation of test results are considered primary variables. They are further classified as Class 1 or Class 2 primary variables. Class 1 variables are those which have relative sensitivity coefficients of 0.2 or greater. Instruments for the primary variables were selected in accordance with PTC 46 requirements as presented in the following sections.

4.4.4.1	Electrical Power Measurements

The Net Plant Output is equivalent to the power delivered to the high voltage side of the four generator stepup transformers (GSUs). The as-tested Net Plant Output will be determined as the measured power to Alabama Power Company.

Power to Alabama Power Company (APC) will be measured with an APC supplied revenue quality (0.1%) power meter located in the switchyard control building. The associated metering PTs and CTs are specified as ANSI accuracy class [0.3% and 0.15%], respectively. The meter includes real time analog output MWh and MVAR signals to the DCS. The DCS values will be used as the primary measurement for test calculations. Local manual readings may be recorded as primary or secondary measurements at the Owner’s discretion.

As secondary net power measurements, there are watt/VAR transducers on the high voltage side of each of the four GSUs which provide analog signals to the DCS. The sum of these readings should be equivalent to the sum of the utility meter.

Combustion Turbine and Steam Turbine generator power output will be measured by watt/VAR transducers (0.2%) located at the terminals of each generator. Data will be collected electronically by the DCS via datalink with the Mark V. As a check, net power can be calculated as the sum of the four generator meters, less the AUX transformer meters, less the AUX transformer losses, less generator excitation, less GSU transformer losses.

For the measurement of Plant auxiliary loads, a secondary measurement, kW and kVAR will be determined at the low voltage side of each of the auxiliary (AUX) transformers. I/O points for these readings may need to be configured in the field.

CTG auxiliary loads will be determined manually from generator panel meters. CTG excitation power will be calculated from DC field volts and amps recorded in the DCS.

Any manual readings of megawatt hours (MWh) will be recorded approximately every 10 minutes. The average MW delivered for an hour will be the difference in the readings at the end and beginning of the hour divided by the precision time duration between readings.

4.4.4.2	Ambient Conditions Measurements

Ambient conditions will be measured by precision test instrumentation with outputs collected by the test DAS. Laboratory calibrations will verify instruments are within the required accuracies.

Ambient dry bulb temperature at each Combustion Turbine inlet will be measured using an array of nine 100-ohm platinum RTDs mounted upstream of the evaporative cooler, but shielded from solar radiation.

Ambient wet bulb temperature at each Combustion Turbine inlet will be measured with a mechanically aspirated psychrometer located near each Combustion Turbine inlet. Relative humidity will be calculated in accordance with [16].

Compressor inlet temperature will be measured with a minimum of 4 calibrated 100-ohm platinum RTDs mounted inside the inlet duct upstream of the IGVs. Compressor inlet humidity will be calculated

Exhibit 4.2-26

based on the measured ambient wet bulb temperature.

Barometric pressure will be measured with a calibrated digital barometer or absolute pressure transmitter mounted in the vicinity of the Combustion Turbine inlet with proximity to the Combustion Turbine centerline elevation.

Ambient wet bulb temperature at the cooling tower will be measured with a minimum of two mechanically aspirated psychrometers located in the vicinity of the cooling tower.

4.4.4.3	Steam Turbine Measurements

Steam Turbine exhaust pressure will be measured with the three GE supplied basket tips with pressure transmitters installed in the turbine exhaust hood. The two Owner supplied transmitters on the condenser neck will serve as secondary measurements.

Steam Turbine throttle pressure will be measured with the three GE supplied transmitters on the main steam header.

4.4.5	Secondary Variables

Secondary variables are those measurements not directly used in the calculation of test results. These variables will be measured to provide backup readings for the primary variables, to allow Owner to establish complete heat balance calculations around the cycle and individual Plant components, and to provide assistance in pinpointing any improper test operating condition. Secondary variables will generally be permanent Plant instrumentation. However, Owner may choose to install a number of temporary test instruments to achieve more accurate results in evaluating individual component performance.

4.5	Test Calculations

To evaluate the measured test data against the expected performance levels, a number of calculations must be performed. First, the collected data is averaged for each one-hour test period. Then, the as-tested gross electrical output and auxiliary consumption are determined. Next, the gross Combustion Turbine output and Steam Turbine output are corrected to Base Reference Conditions using the correction curves to be provided in APPENDIX D. The corrected Net Plant Output is then determined as the sum of the corrected Combustion Turbine and Steam Turbine outputs less the auxiliary consumption. The results of the test will be determined as the average of the two sets of corrected Net Plant Output values.

The fundamental equations to perform the test calculations are laid out in the following sections. These equations, based on PTC 46, explain how to arrive at the corrected Plant performance using the correction curves from APPENDIX D. A sample calculation will be provided in APPENDIX E.

4.5.1	Fundamental Equations - Measurements

4.5.1.1	As-Tested Electrical Measurements

The calculation of as-tested Net Plant Output is as follows:

Pnet	=	PAPC

Pgross	=	PCT1 + PCT2 + PCT3 + PST

Paux	=	Pgross - Pnet

where:

Exhibit 4.2-27

Pnet	=	as-tested Net Plant Output, kW

PAPC	=	measured power delivered to Alabama Power Company, kW

Pgross	=	as-tested gross Plant output, kW

PCti	=	measured Combustion Turbine gross output (i = 1 to 3), kW

PST	=	measured Steam Turbine gross output, kW

Paux	=	calculated auxiliary consumption

4.5.1.2	As-Tested Evaporative Cooler Effectiveness and Reference CIT

The calculation of as-tested Evaporative Cooler Effectiveness and Base Reference Compressor Inlet Temperature are as follows:

X =

DBT – CITT
__________________
DBT – WBT

CITRC = DBRC – X(DBRC – WBRC) = 99 – 23X

where:

X	=	tested evaporative cooler effectiveness

DB	=	ambient dry bulb temperature, F

CIT	=	compressor inlet temperature, F

WB	=	ambient wet bulb temperature, F

T	=	subscript indicating test conditions

RC	=	subscript indicating base reference conditions

4.5.2	Fundamental Equations - Corrections

The following fundamental equations for performance corrections are based on Section 5 of PTC 46.

4.5.2.1	Corrected Net Plant Output

The calculation of corrected Net Plant Output is as follows:

Exhibit 4.2-28

Pcorr =	ΣPCTicorr + PSTcorr = Paux

where:
Pcorr	=	corrected Net Plant Output, kW
PCTicorr	=	corrected gross Combustion Turbine output (i = 1 to 3), kW
PSTcorr	=	corrected gross Steam Turbine output, kW

4.5.2.2	Corrected Gross CTG Output

The calculation of corrected gross Combustion Turbine output is as follows:

PCTicorr =

PCTi

________________

αCT1 αCT2 αCT3

where:

PCTcorr	=	corrected gross Combustion Turbine output, kW

αCT1	=	correction to Combustion Turbine power for compressor inlet temperature

αCT2	=	correction to Combustion Turbine power for barometric pressure

αCT3	=	correction to Combustion Turbine power for gas turbine power augmentation stream

i	=	subscript indicating Combustion Turbine Generating Unit 1, 2, or 3

4.5.2.3	Corrected Gross STG Output

The calculation of corrected gross Steam Turbine output is as follows:

PSTcorr =	PST - ∆ST1

where:
PSTcorr	=	corrected gross Steam Turbine output, kW
∆ST1	=	correction to Steam Turbine power exhaust pressure, kW

4.5.3	Correction Factor Equations

The following correction curves, to be provided in APPENDIX D, will provide the equations and the correction factors to use in the above correction equations. Note that the ∆i corrections are additive in units of kW, while ai and ßi corrections are multiplicative and are dimensionless. The correction curves are based on Combustion Turbine and Steam Turbine correction curves provided by GE.

Exhibit 4.2-29

4.5.3.1	Compressor Inlet Temperature

The corrections to gross Combustion Turbine output for compressor inlet temperature are given as shown in the test results.

4.5.3.2	Barometric Pressure Corrections

The corrections to gross Combustion Turbine output for barometric pressure are given as shown in the test results.

4.5.3.3	Power Augmentation Corrections

The corrections to gross Combustion Turbine output for degradation, to be applied for operation exceeding 150 fired hours are as shown in test results.

4.5.3.4	STG Corrections

The corrections to Steam Turbine output for LP turbine exhaust pressure is given as shown in test results.

4.6	Test Results

After completion of the test calculations, the corrected results of the two one-hour test periods will be averaged to determine the overall corrected result for each of the two Capacity Tests. The final test results for Capacity Test 1 and Capacity Test 2 will each be rounded to the nearest 100 kW. The corrected results of Capacity Test 2 will be used to establish Contract Capacity as outlined in Sections 4.2 and 4.3 of the Agreement. The corrected results of Capacity Test 1 will be subtracted from the corrected results of Capacity Test 2 to determine the amount of Tested Plant Power Augmentation Capability. This in turn will be used to determine the Power Augmentation Capacity (PAC) of each Combustion Turbine as outlined in Section 1 and Sections 4.2 and 4.3 of the Agreement.

4.7	Test Measurement Uncertainty

Test measurement uncertainty will not be applied to the results of the Capacity Tests.

4.8	Test Report

A written test report will document the results of the tests and be provided to Gulf Power. The report of results for the Capacity Tests will be incorporated into the overall Annual Plant Performance Test Report. The following items will be included as a minimum.

•	Date and time of test start and finish
•	Description of the test operating and meteorological conditions
•	Description of any temporary instrumentation used in the test
•	Operator log sheets indicating any abnormal occurrences
•	Instrument calibration data
•	Raw test data
•	Test calculations
•	Test results

Exhibit 4.2-30

APPENDIX A

PROJECT HEAT BALANCES

Summary		Case Description (New and Clean Performance)
		Case 1	Case 2	Case 3	Case 4	Case 5	Case 6
Ambient Temperature		[**]	[**]	[**]	[**]	[**]	[**]
Number of CTG/HRSG Units Operating		3 CT's @ 100%	3 CT's @ 100%	3 CT's @ 100%	3 CT's @ 100%	3 CT's @ 100%	3 CT's @ 100%
Fuel Type		Natural Gas	Natural Gas	Natural Gas	Natural Gas	Natural Gas	Natural Gas
Fired to OP		Yes	Yes	Yes	Yes	Yes	Yes
Power Augementation					Yes	Yes	Yes
CTG Model		[**]	[**]	[**]	[**]	[**]	[**]
CTG Load Level (percent of base load)		100%	100%	100%	100%	100%	100%
CTG Evaporative Cooler		On	On	Off	On	On	Off
STG Throttle Conditions	psia / F	[**]	[**]	[**]	[**]	[**]	[**]
STG Hot Reheat Conditions	psia / F	[**]	[**]	[**]	[**]	[**]	[**]
Condenser Pressure		[**]	[**]	[**]	[**]	[**]	[**]
Gross CTG Output	kW (each)	[**]	[**]	[**]	[**]	[**]	[**]
	kW (total)	[**]	[**]	[**]	[**]	[**]	[**]
STG Output	kW	[**]	[**]	[**]	[**]	[**]	[**]
Gross Plant Output	kW	[**]	[**]	[**]	[**]	[**]	[**]
Auxiliary Power/Losses	kW	[**]	[**]	[**]	[**]	[**]	[**]
Net Plant Output	kW	[**]	[**]	[**]	[**]	[**]	[**]
Gross CTG Heat Rate	Btu/kWh (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	Btu/kWh (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
Duct Burner Heat Input (total)	MBtu/h (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	MBtu/h (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
	% of GPO	[**]	[**]	[**]	[**]	[**]	[**]
Total Plant Heat Input	MBtu/h (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	MBtu/h (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
Gross CTG Heat Rate	Btu/kWh (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	Btu/kWh (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
Net Plant Heat Rate	Btu/kWh (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	Btu/kWh (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
Net Plant Efficiency	(LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	(HHV)	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit 4.2 Appendix A-1

Combustion Turbine (per unit)		Case Description (New and Clean Performance)
		Case 1	Case 2	Case 3	Case 4	Case 5	Case 6
Ambient Conditions:	Dry Bulb Temp, F	[**]	[**]	[**]	[**]	[**]	[**]
	Wet Bulb Temp, F	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Relative Humidity	[**]	[**]	[**]	[**]	[**]	[**]
Compressor Inlet Conditions	Temp. F	[**]	[**]	[**]	[**]	[**]	[**]
	Relative Humidity	[**]	[**]	[**]	[**]	[**]	[**]
Evaporative Cooler Status		[**]	[**]	[**]	[**]	[**]	[**]
Fuel Consumption	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	MBtu/h (LHV)	[**]	[**]	[**]	[**]	[**]	[**]
	MBtu/h (HHV)	[**]	[**]	[**]	[**]	[**]	[**]
Fuel Heating Value	LHV	[**]	[**]	[**]	[**]	[**]	[**]
	HHV	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Water Injection	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
Steam Injection	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
Exhaust Gas	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temp. , F	[**]	[**]	[**]	[**]	[**]	[**]
Generator Gross Output	kW	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit 4.2 Appendix A-2

Heat Recovery Steam Generator (per unit)		Case Description (New and Clean Performance)
		Case 1	Case 2	Case 3	Case 4	Case 5	Case 6
HP Superheater Outlet	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
HP Steam Desuperheating Spray	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	% of outlet steam	[**]	[**]	[**]	[**]	[**]	[**]
HP Drum Blowdown	% of feedwater	[**]	[**]	[**]	[**]	[**]	[**]
Feedwater to HP Economizer	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Duct Burner Inlet Temperature	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Duct Burner Outlet Temperature	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Hot Reheat Steam	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
Reheat Desuperheater Spray	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	% of steam flow	[**]	[**]	[**]	[**]	[**]	[**]
Reheater Inlet Steam (includes IP)	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit 4.2 Appendix A-3

Heat Recovery Steam Generator (per unit)		Case Description (New and Clean Performance)
		Case 1	Case 2	Case 3	Case 4	Case 5	Case 6
Cold Reheat Steam from STG	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
IP Steam to Cold Reheat	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
IP Drum Blowdown	% of feedwater	[**]	[**]	[**]	[**]	[**]	[**]
Fuel Gas Heating Water	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
(from IP economizer outlet)	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Feedwater to IP Economizer	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
LP Superheater Outlet	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
LP Drum Blowdown	% of feedwater	[**]	[**]	[**]	[**]	[**]	[**]
LP Economizer Inlet	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Preheater Recirculation	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Fuel Gas Heating Water Return	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Condensate	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
Stack Exhaust	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit 4.2 Appendix A-4

Steam Turbine Generator		Case Description (New and Clean Performance)
		Case 1	Case 2	Case 3	Case 4	Case 5	Case 6
Throttle Conditions	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
Cold Reheat Steam	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
Reheat Flow Added in HRSGs	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
Reheat Pressure Drop	psi	[**]	[**]	[**]	[**]	[**]	[**]
	%	[**]	[**]	[**]	[**]	[**]	[**]
Hot Reheat Steam	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
LP Admission Steam Temperature Differential		[**]	[**]	[**]	[**]	[**]	[**]
LP Admission Steam	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, psia	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
LP Turbine Exhaust	Flow, lb/h	[**]	[**]	[**]	[**]	[**]	[**]
	Pressure, in HgA	[**]	[**]	[**]	[**]	[**]	[**]
	Temperature, F	[**]	[**]	[**]	[**]	[**]	[**]
	Enthalpy, Btu/lb	[**]	[**]	[**]	[**]	[**]	[**]
Generator	Output, kW	[**]	[**]	[**]	[**]	[**]	[**]
Condenser Duty	Heat Duty,MBtu/h	[**]	[**]	[**]	[**]	[**]	[**]

Exhibit 4.2 Appendix A-5

APPENDIX B

VALVE POSITION LINEUPS

[Chart 1]

[Chart 2]

[Chart 3]

[Chart 4]

Exhibit 4.2 Appendix B

APPENDIX C

TEST MEASUREMENT POINTS

Exhibit 4.2 Appendix C

TENASKA CENTRAL ALABAMA GENERATING STATION

TEST MEASUREMENT POINTS

1.	Temporary Instruments

Dry bulb temperature.

Four laboratory calibrated 4-wire 100ohm platinum RTDs will be used to measure ambient dry bulb temperature in each gas turbine inlet filter house. Twelve RTDs total.

GT Compressor Inlet Temperature.

Six laboratory calibrated 4-wire 100ohm platinum RTDs will be used to measure ambient wet bulb temperature in each gas turbine filter house. The RTDs will be used in conjunction with two mechanically aspirated psychrometers. Two instruments will be located in each GT filter inlet house.

Six psychrometers total.

Barometric Pressure.

Two laboratory calibrated Rosemount 3051 absolute pressure transmitters will be used to measure ambient barometric pressure. The transmitters will be located on the hand rail outside the GT1 generator exciter compartment.

Cold Circulating Water.

Two laboratory calibrated 4-wire 100ohm platinum RTDs will be used to measure the temperature of the cold circulating water leaving the cooling tower.

Hot Circulating Water.

Two laboratory calibrated 4-wire 100ohm platinum RTDs will be used to measure the temperature of the hot circulating water entering the cooling tower.

Condenser Pressure.

Three laboratory calibrated Rosemont 3051 absolute pressure transmitters will be used to measure condenser backpressure.

Plant Fuel Gas Office Plate differential Pressure.

One laboratory calibrated Rosemount model 3051 differential pressure transmitter will be used. The transmitter will be installed with temporary tubing that is installed into the station differential pressure transmitter manifold.

2.	Instrument/Measurement Selection for all Tests:

Parameter	Instrument/Measurement
Net Power Plant

PAG Capacity Test: Manually recorded values of the Tenaska Backup Primary Net kWh Meter. Dry Capacity and Heat Rate Tests: Manually recorded values of APCO MWh Primary Meter. A stopwatch was used to measure the elapsed time between MWh pulses. Readings taken in the Tenaska (PAG Test) and the APCO Switchyard (Dry Capacity and Heat Rate Tests).

GT & STG Gross Power	The MkVI control system values of DWATT2 (Gas Turbine) and DWATT (Steam Turbine) will be used.

Exhibit 4.2 Appendix C

Compressor Inlet Temperature	See section titled “Temporary Instruments”
Filter Inlet (Ambient) Temperature	See section titled “Temporary Instruments”
Barometric Pressure	See section titled “Temporary Instruments”
Wet bulb Temperature	See section titled “Temporary Instruments”
Hot & Cold Circulating Water Temperature	See section titled “Temporary Instruments”
Condenser Pressure	See section titled “Temporary Instruments”
Fuel Gas Flow Rate Differential Pressure Static Pressure Flowing Temperature	Diff Pressure-See section titled “Temporary Instruments” Static Pressure-Station instrument FGSPT0101 Temperature-Station Instrument FGSTE0101
Fuel Gas Higher Heating Value	Southern Natural Gas chromatograph constituents stored in the Pi system. Transco chromatograph constituents stored in the Pi system.

Exhibit 4.2 Appendix C

APPENDIX D

CORRECTION CURVES

[**]

Exhibit 4.2 Appendix D

APPENDIX E

SAMPLE CALCULATION

[**]

EXHIBIT 5.2

ENERGY SCHEDULING PROCEDURES
AND PLANT RESPONSE CHARACTERISTICS

Energy Scheduling Procedures

1.         Requests for Energy covering one or more Days shall be made by Gulf Power to Shell in the form of Annex 5.2A no later than [**] covered by the Request for Energy. Any Request for Energy may be modified by Gulf Power by giving at least [**] notice to Shell in advance of the time the modification is to be implemented. Unless and until Gulf Power changes a Request for Energy, such Request for Energy shall remain in effect for the applicable Day(s) and each subsequent Day until Gulf Power changes the Request for Energy according to this Agreement; provided, however, if any Generating Unit shall have been taken off turning gear as provided on p. 8.4-4 of Exhibit 8.4, then any modification to a Request for Energy involving a Start of such Generating Unit shall provide Shell an additional [**] of the commencement of such Start. Each Day by no later than [**] Central Prevailing Time as part of its daily report of availability, Shell shall notify (which may be sent via e-mail) Gulf Power of the turning gear status of each Generating Unit for the next Day.

If any Request for Energy made through AGC would require a Start of a Generating Unit, operation of a Generating Unit below Minimum Load, the commencement of duct firing of a Generating Unit or the use of Power Augmentation in a Combustion Turbine, Shell shall as soon as practicable notify Gulf Power thereof and Shell shall cause Owner not to implement the Start, duct firing or Power Augmentation, or operate any Generating Unit below Minimum Load, without Gulf Power’s specific prior approval. Pending a response from Gulf Power, the Request for Energy shall be deemed to be reduced or increased, as the case may be, to the Request for Energy that could be in effect without resulting in a Start, duct firing, Power Augmentation or operation below Minimum Load.

To the extent that a Request for Energy not made through AGC would require the commencement of duct firing of a Generating Unit, Shell shall, as soon as practicable after it becomes aware that duct firing is likely to be required, notify Gulf Power thereof and to implement duct firing as necessary to meet such Request for Energy unless and until such Request for Energy is revised so that duct firing is not required. Notwithstanding the foregoing, to the extent that duct firing should not have been required, based on the Expected Non-Duct Fired Energy, to meet the applicable Request for Energy, the provisions of Section 5.6(c) of the Agreement shall apply.

To the extent that a Request for Energy not made through AGC would require the use of Power Augmentation in a Combustion Turbine, then unless such Request for Energy specifically directs that Power Augmentation be implemented, Shell shall, as soon as practicable after it becomes aware that Power Augmentation is likely to be required, notify Gulf Power thereof. If in response to such notice Gulf Power directs that Power Augmentation be used, Shell shall cause Owner to implement Power Augmentation to the extent necessary to meet such Request for Energy. If in response to such notice either (a) Gulf Power directs that Power Augmentation not be used or (b)

Exhibit 5.2-1

Gulf Power does not respond by the time that Power Augmentation would be required to be commenced in order to meet such Request for Energy, then the use of Power Augmentation will not be required , and Base Requested Energy may be reduced in accordance with the definition thereof. If Power Augmentation for a Combustion Turbine is used to meet a Request for Energy in the absence of a direction from Gulf Power to do so either in the Request for Energy or pursuant to the second sentence of this paragraph, the provisions of Section 5.6(b) of the Agreement shall apply regardless of whether Power Augmentation should have been required, based on the Expected Non-Power Augmentation Energy, to meet the applicable Request for Energy (and the use of Power Augmentation for such Combustion Turbine shall be treated as a Shell CTPA).

2.         The Parties shall work together to develop reliable procedures for Gulf Power to make Requests for Energy by telephone and other mutually acceptable electronic means. Each Party consents to the recording of conversations between the Parties’ respective personnel. Shell is entitled to rely upon and shall cause Owner to operate the Plant according to telephonic Requests for Energy that Shell reasonably believes in good faith to have been properly made by Gulf Power.

3.         No later than one Business Day after each Day within the Operating Term, Shell shall submit to Gulf Power a Confirmation Report in the form of Annex 5.2B. Gulf Power shall within two Business Days following receipt acknowledge such report by countersigning it and returning it to Shell, noting any disagreement Gulf Power may have with such Confirmation Report. If Gulf Power fails to acknowledge and return any Confirmation Report of Delivered Energy within the time frame indicated above, Gulf Power shall be deemed to have accepted the information contained in such Confirmation Report. Any acknowledgment by Gulf Power shall not restrict the Parties’ rights under Sections 9.3 and 9.5.

4.         In making a Request for Energy (including any modification), Gulf Power shall have the right to specify the Operating Configuration (as defined below) of the Plant that will be used to meet the Request for Energy, so long as the specified Operating Configuration is consistent with the Generating Unit Operating Principles taking into account any Outage. The Operating Configuration to be specified by Gulf Power shall be limited to determining:

(a)	the number of Generating Units that are to be run;

(b)	if the Plant is to be operated in AGC mode; and

(c)	the number of Generating Unit(s), if any, that will operate with Power Augmentation.

provided that item (c) above shall not limit Shell’s right to cause Owner to use Power Augmentation to the extent provided in the fourth paragraph of Section 1 of this Exhibit 5.2.

Shell shall have the right to permit Owner to select which Combustion Turbine(s) will be operated in response to the Request for Energy, provided that such selection complies with Gulf Power’s specified Operating Configuration and with Prudent Generator Practices. Shell shall promptly notify Gulf Power of which Combustion Turbine(s) will be operated. If Gulf Power specifies an Operating Configuration that is inconsistent with the Generating Unit Operating

Exhibit 5.2-2

Principles or any Outage, Shell shall respond to the Request for Energy using an Operating Configuration that is as near as possible to the specified configuration and is consistent with the Generating Unit Operating Principles taking into account any Outage. If Gulf Power does not specify an Operating Configuration, Shell shall respond to the Request for Energy using the most efficient Operating Configuration, taking into account the Generating Unit Operating Principles and Prudent Generator Practices.

5.         Power Augmentation is not allowed to be placed in service on a Combustion Turbine unless (a) the Combustion Turbine is at baseload and fired on Gas, (b) the duct burner associated with the Combustion Turbine is in operation, and (c) the compressor inlet temperature of the Combustion Turbine is above 59°F. Gulf Power will be continuously notified of the status of each Combustion Turbine including output, and whether the Combustion Turbine is at baseload or in Power Augmentation mode. To allow for heating of steam lines and establishing stable and acceptable steam conditions, Gulf Power shall notify Shell no less than [**]times the number of Combustion Turbines to be placed in service in Power Augmentation mode prior to initiating Power Augmentation (the “Power Augmentation Lead Time”). Similarly, Gulf Power shall notify Shell no less than [**]before a Request for Energy results in Power Augmentation shutdown. The preceding two sentences shall not limit the provisions of the fourth paragraph of Section 1 of this Exhibit 5.2. Ramp rates for taking Power Augmentation in and out of service are specified in “Plant Response Characteristics” below. Once in service, Power Augmentation on a Combustion Turbine will be [**]. The Plant shall not be required to initiate Power Augmentation more than [**] for purposes of determining such number of times, any response (whether affirmative or negative or no response) to a notice by Shell to Gulf Power under the fourth paragraph of Section 1 of this Exhibit 5.2 shall be deemed to be a “time” if such notice by Shell was timely given as provided in the first sentence of such paragraph and such response by Gulf Power is given after the commencement of the applicable Power Augmentation Lead Time.

Plant Response Characteristics

Any variance in actual Plant response characteristics from Exhibit 5.2 may affect the determination of the Peak Availability Factor, the Off Peak Availability Factor and the Bonus Availability Factor but will not constitute a breach of this Agreement.

Once Generating Units have reached normal operating temperatures, the ramp rate (changes in output versus time) of the Plant will be no less than 7.5 MW per minute for each Combustion Turbine that is operating at part load. With all operating Combustion Turbines at base load, duct burners fired and Power Augmentation not in service, Plant output can be varied at a rate of no less than [**] MW per minute per Combustion Turbine by changing the level of duct firing and introducing the incremental steam produced into the Steam Turbine. The ramp rate associated with bringing Power Augmentation into service or taking Power Augmentation out of service will be no less than [**]MW per minute.

The load following capability of the Plant on AGC will be no less than [**] MW per minute for each Combustion Turbine that is operating at part load. With all Combustion Turbines operating at base load and duct burners fired, Plant output can be varied at a rate of no less than [**] MW per

Exhibit 5.2-3

minute per Combustion Turbine by changing the level of the duct firing, provided that (i) the Plant will not be required to operate on AGC if doing so would require the Plant to be operated outside of the Generation Unit Operating Principles, (ii) the Plant will not operate on AGC at any time during the transition into and out of duct firing associated with any Combustion Turbine(s) or at any time when any Combustion Turbine(s) are being started or stopped, and (iii) a Combustion Turbine will not operate on AGC at any time when such Combustion Turbine is operating in Power Augmentation mode.

The Plant will not be required to follow specified ramp rates during transition into and out of duct firing.

Exhibit 5.2-4

Annex 5.2 A Tenaska Alabama Project Request for Energy ARTICLE 23Date: [ ] for Energy Deliveries on [ ]

Delivered Energy
	Requested Energy not Subject to AGC or Plant Transition	Maximum Requested Energy Subject to AGC	Start/Stop Designation	No. of Combustion Turbines in Power Augmentation Mode
Hours Ending at Col. 1	(MW) Col. 2	(MW) Col. 3	Col. 4	Col. 5
0100
0200
0300
0400
0500
0600
0700
0800
0900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
2300
2400

Total	0	0

Exhibit 5.2-5

Prepared by: Name Title

Exhibit 5.2-6

Explanatory Notes Re: Annex 5.2A

Notes by Column Number

(1)	Hours are based upon a calendar Day using Central Prevailing Time.

(2)	In the form of Annex 5.2A, this amount is to be estimated by Gulf Power no later than 2:00 p.m. of the preceding Business Day, with subsequent changes as permitted by Exhibit 5.2.

(3)

Information within Annex 5.2A will provide the range of MW within which the Transmission Provider is entitled to vary the Request for Energy subject to AGC, with subsequent changes as permitted by Exhibit 5.2.

(4)

To the extent all or a portion of the Plant is subject to a Start or Shutdown due to a Request for Energy, Annex 5.2A should provide an entry in this column for all applicable hours. For Generating Unit Starts insert 1. For Generating Unit Shutdowns insert 2.

Exhibit 5.2-7

Annex 5.2B Tenaska Alabama Project Confirmation Report of Delivered Energy Date: For Energy Deliveries on [ ]

	Energy Deliveries					Actual Fuel Usage			No. of Combustion Turbines in Power Augmentation Mode
	Energy not Subject to AGC or Plant Transition		Energy Subject to AGC		Energy Subject to Plant Transition	Natural Gas	Fuel Oil	Total Fuel
Hours Ending at Col. 1	Requested Energy (MW) Col. 2	Delivered Energy (MW) Col. 3	Requested Energy (MW) Col. 4	Delivered Energy (MW) Col. 5	Delivered Energy (MW) Col. 6	(MMBtu) Col. 7	(MMBtu) Col. 8	(MMBtu) Col. 9	Col. 10
0100
0200
0300
0400
0500
0600
0700
0800
0900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
2300
2400
Total	0	0	0	0	0	0	0	0

Prepared by: Acknowledged by:
Name Name

Exhibit 5.2-8

Title Title	Summary of Generating Unit Starts/Stops
		Combustion Turbines	Steam Turbines
Starts during Operation
Hot Starts
Warm Starts
Cold Starts
Stops

Exhibit 5.2-9

Explanatory Notes Re Annex 5.2B

Notes by Column Number

(1)	Hours are based upon a calendar Day using Central Prevailing Time.

(2)	In the form of Annex 5.2A, this amount is to be estimated by Gulf Power no later than 2:00 p.m. of the preceding Business Day, with subsequent changes as permitted by Exhibit 5.2.

(3)	To be provided by Shell within one Business Day after the Day of Energy deliveries covered by such Confirmation Report.

(4)

Information within Annex 5.2A will provide the range of MW within which the Transmission Provider is entitled to vary the Request for Energy subject to AGC, with subsequent changes as permitted by Exhibit 5.2.

(5)	See notes Re Column (3).

(6)

To the extent all or a portion of the Plant is subject to a Start or Shutdown due to a Request for Energy, Annex 5.2A should provide a designation of these events in this column for all applicable hours. The Requests for Energy applicable to a Generating Unit undergoing a Start or Shutdown shall be equal to the Delivered Energy from such Generating Unit during the period of the Start or Shutdown, up to the maximum time therefore as set forth in Exhibit 8.4.

(7)	See notes Re Column (3).

(8)	See notes Re Column (3).

(9)	See notes Re Column (3).

EXHIBIT 5.5

ESCALATION FACTOR

The Escalation Factor applicable to a Month shall be the Escalation Factor determined for the calendar year in which such Month occurs. The Escalation Factor for calendar year 2009 shall be one and the Escalation Factor applicable to calendar year 2010 and each subsequent calendar year shall be determined as follows:

Where:

Exhibit 5.2-10

EFy	=	Escalation Factor applicable to calendar year y.

EFy-1	=	Escalation Factor applicable to the calendar year immediately preceding calendar year y.

AEy	=	Annual Escalator applicable to calendar year y, determined as follows:

Where:

AEy	=

Annual Escalator applicable to calendar year y; provided that for any calendar year prior to 2016, if the Annual Escalator as so calculated is less than 1.02, it shall be deemed to be 1.02, and if the Annual Escalator as so calculated is greater than 1.03, it shall be deemed to be 1.03.

TGIy	=	TG Index as reported for the first Month of calendar year y.

TGIy-1	=	TG Index as reported for the first Month of the calendar year immediately preceding calendar year y.

MPIy	=	Metal Products Index as reported for the first Month of calendar year y.

MPIy-1	=	Metal Products Index as reported for the first Month of the calendar year immediately preceding calendar year y.

If any index set forth in the formula above is not available for the applicable Month at the time of calculation, the most recently available index shall be used on a provisional basis. When the index becomes available for the applicable Month, a retroactive recalculation shall be made, and the Parties shall adjust any payments made on the basis of the provisional index to reflect the recalculation using the actual index.

If any applicable index is published covering a period longer than one Month, for purposes of the calculation above, the reference to an index for a particular Month shall be deemed to be such longer period which includes such particular Month.

Exhibit 5.5-11

EXHIBIT 5.7

FINANCIAL SETTLEMENT PROCEDURE

In the event Shell elects the financial settlement procedures of Section 5.7, the indexed hours for daily strip price into the Southern Control Area as published in the daily Platts Energy Trader will be used to determine Alternate Liquidated Damages. The following tables will be used to distribute the daily strip price ($/MWh) into an hourly shape for peak and off-peak hours for the Months May through September:

Summer (May - September)
Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
6:00 - 7:00 AM CPT	[**]	[**]
7:00 - 8:00 AM CPT	[**]	[**]
8:00 - 9:00 AM CPT	[**]	[**]
9:00 - 10:00 AM CPT	[**]	[**]
10:00 - 11:00 AM CPT	[**]	[**]
11:00 AM - Noon CPT	[**]	[**]
Noon - 1:00 PM CPT	[**]	[**]
1:00 - 2:00 PM CPT	[**]	[**]
2:00 - 3:00 PM CPT	[**]	[**]
3:00 - 4:00 PM CPT	[**]	[**]
4:00 - 5:00 PM CPT	[**]	[**]
5:00 - 6:00 PM CPT	[**]	[**]
6:00 - 7:00 PM CPT	[**]	[**]
7:00 - 8:00 PM CPT	[**]	[**]
8:00 - 9:00 PM CPT	[**]	[**]
9:00 - 10:00 PM CPT	[**]	[**]

Summer (May - September)
Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
Midnight - 1:00 AM CPT	[**]	[**]
1:00 - 2:00 AM CPT	[**]	[**]
2:00 - 3:00 AM CPT	[**]	[**]
3:00 - 4:00 AM CPT	[**]	[**]
4:00 - 5:00 AM CPT	[**]	[**]
5:00 - 6:00 AM CPT	[**]	[**]
10:00 PM - 11:00 PM CPT	[**]	[**]
11:00 PM - Midnight CPT	[**]	[**]

Exhibit 5.5-12

The following tables will be used to distribute the daily strip price ($/MWh) into an hourly shape for hours for the Months December through February:

Winter (December - February)
Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
6:00 - 7:00 AM CPT	[**]	[**]
7:00 - 8:00 AM CPT	[**]	[**]
8:00 - 9:00 AM CPT	[**]	[**]
9:00 - 10:00 AM CPT	[**]	[**]
10:00 - 11:00 AM CPT	[**]	[**]
11:00 AM - Noon CPT	[**]	[**]
Noon - 1:00 PM CPT	[**]	[**]
1:00 - 2:00 PM CPT	[**]	[**]
2:00 - 3:00 PM CPT	[**]	[**]
3:00 - 4:00 PM CPT	[**]	[**]
4:00 - 5:00 PM CPT	[**]	[**]
5:00 - 6:00 PM CPT	[**]	[**]
6:00 - 7:00 PM CPT	[**]	[**]
7:00 - 8:00 PM CPT	[**]	[**]
8:00 - 9:00 PM CPT	[**]	[**]
9:00 - 10:00 PM CPT	[**]	[**]

Winter (December - February)
Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
Midnight - 1:00 AM CPT	[**]	[**]
1:00 - 2:00 AM CPT	[**]	[**]
2:00 - 3:00 AM CPT	[**]	[**]
3:00 - 4:00 AM CPT	[**]	[**]
4:00 - 5:00 AM CPT	[**]	[**]
5:00 - 6:00 AM CPT	[**]	[**]
10:00 PM - 11:00 PM CPT	[**]	[**]
11:00 PM - Midnight CPT	[**]	[**]

Exhibit 5.7 – Page 1 of 4

The following tables will be used to distribute the daily strip price ($/MWh) into an hourly shape for hours for the Spring and Fall months (March-April, October-November):

Spring/Fall (March-April, October-November)
Hour Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
6:00 - 7:00 AM CPT	[**]	[**]
7:00 - 8:00 AM CPT	[**]	[**]
8:00 - 9:00 AM CPT	[**]	[**]
9:00 - 10:00 AM CPT	[**]	[**]
10:00 - 11:00 AM CPT	[**]	[**]
11:00 AM - Noon CPT	[**]	[**]
Noon - 1:00 PM CPT	[**]	[**]
1:00 - 2:00 PM CPT	[**]	[**]
2:00 - 3:00 PM CPT	[**]	[**]
3:00 - 4:00 PM CPT	[**]	[**]
4:00 - 5:00 PM CPT	[**]	[**]
5:00 - 6:00 PM CPT	[**]	[**]
6:00 - 7:00 PM CPT	[**]	[**]
7:00 - 8:00 PM CPT	[**]	[**]
8:00 - 9:00 PM CPT	[**]	[**]
9:00 - 10:00 PM CPT	[**]	[**]

Spring/Fall (March-April, October-November)
Hour Strip Price Multipliers
Hour	Weekday Hourly Strip Energy Price	Weekend/Holiday Hourly Strip Energy Price
Midnight - 1:00 AM CPT	[**]	[**]
1:00 - 2:00 AM CPT	[**]	[**]
2:00 - 3:00 AM CPT	[**]	[**]
3:00 - 4:00 AM CPT	[**]	[**]
4:00 - 5:00 AM CPT	[**]	[**]
5:00 - 6:00 AM CPT	[**]	[**]
10:00 PM - 11:00 PM CPT	[**]	[**]
11:00 PM - Midnight CPT	[**]	[**]

Gulf Power reserves the right to adjust annually the hourly multipliers for any Season following the fifth Annual Period or to change the provider of the daily strip price and/or the product used to calculate financial settlement; provided, however, that (i) the sum of the hourly multipliers shall always equal (16) for peak hours and eight (8) for off-peak hours, (ii) such multipliers shall be distributed across the hours in a commercially reasonable manner and (iii) such hourly distribution will not be based on the anticipated availability status of the Plant.

For each hour that the Plant is scheduled, the Alternate Liquidated Damages shall equal the hourly strip energy price corresponding to Gulf Power’s Schedules multiplied by the Schedule amount.

Example 1

If Shell elected financial settlement when the Plant was scheduled to operate on Natural Gas and 200 MW were unavailable between 1:00 and 2:00 PM on a weekday in July when the indexed peak daily strip price into the Southern Control Area as published in the daily Platts Energy Trader was $100/MWh, ED=[**]MWh, VER=$[**]/MWh, DGP=$[**]/MMBtu, RHR=[**]MMBtu/MWH, FHR=$[**]/FFH, the Alternate Liquidated Damages would be calculated as follows:

Alternate Liquidated Damages (ALD)=(indexed peak and/or off-peak daily strip price into the Southern Control Area as published in the daily Platts Energy Trader * applicable Hourly Strip Price Multiplier)-(FHR+ED*VER+ RHR*ED*DGP) = ($100/MWh * [**]*[**]MW)-($ [**]/MWh+[**]MMBtu/MWh*[**] MWh*$10/MMBtu/MWh) = $[**]

Where:

ALD=Alternate Liquidated Damages determined pursuant to Exhibit 5.7.

ED=Energy Deficiency (scheduled energy – delivered energy) in MWh for each hour Seller has elected to pay ALD per Section 5.7.

VER=Variable Energy Rate expressed in $/MWH.

DGP=Delivered Gas Price for the applicable Gas Day (expressed in $/MMBtu).

RHR=Reference Heat Rate per Section 8.3 (a).

FHR=Based Fired Hour Rate as adjusted pursuant to Section 8.5 expressed in $/Factored Fired Hour.

FFH = Factored Fired Hour as determined per this Agreement.

Shell pays to Gulf Power the positive value of the sum of the ALD hourly values for the applicable continuous hours of requested energy schedule. If the sum of the ALD hourly values for the applicable continuous hours of the requested energy schedule is a negative value, then there is no payment made by Shell to Gulf Power for that period of Financial Settlement.

Exhibit 5.7 – Page 2 of 4

EXHIBIT 6.2

FUEL OIL SPECIFICATIONS

Liquid Fuel Specifications
Applicability	Property	Point of Applicability (a)	ASTM Test Method (c)	No. 2 Fuel Oil Standard (b)
Combustion Turbine Requirements

Kin. Viscosity, cSt, 100°F (37.8°C), min

Kin. Viscosity, cSt, 100°F (37.8°C), max (e)

Kin. Viscosity, cSt, 210°F (98.9°C), max (e)

Specific Gravity, 60°F (15.6°C), max

Flash Point, °F (°C), min (g)

Distillation Temp., 90% Point, °F (°C), max

Pour Point, °F (°C), max

		Delivery Delivery Delivery Delivery Delivery Delivery Delivery	D445 D445 D445 D1298 D93 D86 D97	.5(d) 5.8 -- Report Report 650 (338) .0 (-18) or 20 (7) below min. ambient

Hydrogen, Wt. %, min (k)

Carbon Residue, Wt. % (10% Bottoms) max

Direct Pressure Atomization

Carbon Residue, Wt. % (100% Sample) max

Air Atomization, Low Pressure

Carbon Residue, Wt. % (100% Sample) max

Air Atomization, High Pressure

		Delivery Delivery Delivery Delivery	(i) D524 D524 D524	Report .25 1.0 --
	Ash, ppm, max Trace Metal Contaminants, ppm, max (h) Sodium plus Potassium Lead Vanadium (untreated) Vanadium (treated 3/1 wt. Ratio Mg/V) Calcium Other Trace Metals above 5 ppm	Combustor Combustor	D482 (i)	50 1 1 .5 -- 2 Report

Filterable Dirt, mg/100ml, max

Water & Sediment, Vol. %, max.

Water Content, Vol. %, max

Thermal Stability, Tube No., max

Fuel Compatibility, Tube No., max

(50/50 mix with second fuel)

Cetane No., min (Diesel Engine Start Only)

Sulfur, Wt. %, max

Wax Content, Wt. %

Wax Melting Point, °F

		Delivery Delivery Fuel Skid Delivery Delivery Delivery Delivery Delivery Delivery	D2276 D1796 D95 D1661 D1661 D975 D129 (i) (i)	4 .1 .1 -- -- 40 Report -- --

Exhibit 6.2-1

Liquid Fuel Specifications
The specifications below apply only when specific environmental codes exist.
Environ-mental Code Related Require- ments	Sulfur, Wt. %, max Nitrogen, Wt. %, max Hydrogen, Wt. %, min. Ash plus Vanadium, ppm, max.	Delivery Delivery Delivery Delivery	D129 (i) (i) (i)

Compliance to any applicable codes.

Fuel-bound nitrogen may be limited to meet any applicable codes on total NOx emission.

Minimum hydrogen level may be necessary to meet any applicable stack plume opacity limits (k).

Ash plus vanadium content of ash-bearing fuels may be limited to meet applicable stack particulate emission codes (1).

Notes to Table 2

(a)	The fuel properties specified refer to the fuel at different points in the overall system:

Delivery – Fuel as delivered to the turbine site

Fuel Skid – Fuel at inlet of fuel skid at turbine

Combustor – Fuel at turbine combustors

(b)	No. 2 Fuel Oil.

(c)	ASTM Book of Standards, Parts 23 and 24.

(d)	In the viscosity range of 0.5 cSt to 1.8 cSt, special fuel pumping equipment may be required.

(e)

The maximum allowable viscosity at the fuel nozzle is 20 cSt for high pressure air atomization and 10 cSt for low pressure air and direct pressure atomization. The fuel may have to be preheated to reach this viscosity, but in no instance shall it be heated above 275°F (135°C). (This maximum fuel temperature of 275°F is allowed only with residual fuels.) The viscosity of the fuel at initial light-off must be at or below 10 cSt.

(f)

A specific gravity of 0.96 is based on average fuel desalting capability with standard washing systems. Fuels with specific gravities greater than 0.96 may be desalted to the required minimum sodium plus potassium limits by using higher capability desalting equipment (with higher attendant cost) or by increasing the gravity difference between the fuel and wash water by blending the fuel with a compatible distillate.

(g)	The fuel must comply to all applicable codes for flash point.

(h)	A total ash less than 3 ppm is acceptable in place of trace metal analysis.

(i)	No standard reference tests exist; methods used should be mutually acceptable to General Electric and the user.

(j)	Water content of crude oils should be reduced to the lowest level practical, consistent with

Exhibit 6.2-2

capability of available fuel treatment equipment, to minimize the chance of corrosion of fuel system components. In no case shall the water content exceed 1.0 vol. %.

(k)

A minimum hydrogen content is set both to control flame radiation in the combustor and to limit smoke emissions, where the latter is required by local codes. The limits are 12.0% minimum for true distillates and 11.0% for Ash-bearing fuels (11.3% where the carbon residue exceeds 3.5%). In each case it is assumed that the proper combustor and fuel atomization system are used. Where the hydrogen content of the fuel is below these limits, General Electric should be consulted for appropriate action.

(l)

Local codes on total stack particulate emissions may set an upper limit on the sum of the ash (nonfilterable) in the original fuel plus the vanadium content. The vanadium together with the required magnesium inhibitor may be a major contributor to total stack particulate emissions. In estimating these emissions for comparison with the code, all of the following sources may have to be considered; vanadium, additives, fuel ash and total sulfur in the fuel; noncombustible particulates in the inlet air; solids from any injected steam or water; and particles from incomplete fuel combustion. Where an estimate of stack particulate emissions is required, General Electric should be consulted.

Exhibit 6.2-3

EXHIBIT 7.1

LONG TERM MAINTENANCE SCHEDULE

1.	Scheduled Maintenance Plan

1.1	Overview

The primary objective of Owner’s maintenance plan for the Plant will be to coordinate maintenance schedules with the power sales requirements of Gulf Power while optimizing maintenance cost and maximizing equipment availability. This maintenance plan has been developed utilizing vendor supplied maintenance and instruction manuals.

The scheduled maintenance plan and major component projected useful life and expected repair intervals are illustrated in the tables below.

1.2	Multi-Year Maintenance Agreement

Owner’s strategy on managing turbine-generator maintenance is to negotiate a multi-year maintenance agreement with the turbine equipment suppliers in parallel with the negotiations to purchase the turbine-generator equipment for the project. The maintenance agreement covers major component parts replacement, major component parts repair and provides for the labor and services for scheduled and unscheduled maintenance inspections. Owner has negotiated a long-germ maintenance agreement with the General Electric Company on their F technology combustion turbine-generators and associated steam turbine-generator equipment. This contract has been negotiated and signed with General Electric prior to the financial close of the project.

The maintenance agreement provides Owner with assurances as to the availability of covered parts at the prices and escalation rates set forth in the maintenance agreement and the timely provision of inspections and repair of covered parts. The maintenance agreement removes uncertainty from the project as to pricing and escalation and the equipment supplier assumes the risk of major component parts life.

1.3	Combustion Gas Turbines & Generators

1.3.1	Recommended Inspection Intervals:

Inspection Type	Inspection Intervals
Combustion/Hot-Gas-Path	Every [**] Hours
Major	Every [**] Hours

Exhibit 7.1 - 1

1.3.2	Estimated Maintenance Outage Schedules

Inspection Type	Duration
Combustion/Hot-Gas-Path	[**] Days (Two 12-Hour Shifts)
Major	[**] Days (Two 12-Hour Shifts)

1.3.3	Combustion Inspection

The combustion inspection is a relatively short disassembly shutdown inspection of fuel nozzles, liners, transition pieces, crossfire tubes and retainers, spark plug assemblies, flame detectors and combustor flow sleeves. This inspection concentrates on the combustion liners, transition pieces and fuel nozzles which are recognized as being the first to require replacement and repair in a good maintenance program.

The combustion liners, transition pieces and fuel nozzles will be removed and replaced with new or repaired components to minimize down time. The removed liners, transition pieces and fuel nozzles will then be cleaned and repaired after the unit is returned to operation and be available for the next inspection interval.

1.3.4	Hot-Gas-Path Inspection

The purpose of hot-gas-path inspection is to examine those parts exposed to high temperatures from the hot gasses discharged from the combustion process. The hot-gas-path inspection includes the full scope of the combustion inspection and, in addition, a detailed inspection of the turbine vanes and turbine blades. To perform this inspection, the top half of the turbine shell must be removed.

The hot-gas-path inspection interval will be determined by the visual borescope evaluation made at the time of the combustion inspection. Any parts needing repair will be replaced with parts present at the job site prior to turbine shell removal. Repairs will be accomplished on the removed parts at a later time. This allows for maximum availability (minimum downtime) of the unit and allows maximum utilization of personnel.

1.3.5	Major Inspection

The purpose of the major inspection is to examine all of the internal rotating and stationary components from the inlet of the machine through the exhaust section of the machine. All of the major flange-to-flange components of the gas turbine which are subject to wear during normal turbine operation will be inspected. This inspection includes elements of the combustion and hot-gas-path inspection, in addition to laying open the complete flange-to-flange turbine to the horizontal joints to inspect individual items. The alignment of the gas turbine to the generator and the gas turbine to accessory gear will be checked during the major inspection.

1.4	Steam Turbine & Generator

Exhibit 7.1 - 2

The maintenance plan for the steam generator will consist of a continuous monitoring program and an instrumented vibration data collection system.

1.4.1	Running Inspections

The planned maintenance will be based on a quarterly lubrication oil sampling and analysis program, coupled with the continuous monitoring program to record and trend such parameters as temperatures, pressures, vibration levels and trends, rotor position indication, generator cooler performance, stability of operations and the trend of operational performance among others to determine the satisfactory operation of the machine.

1.4.2	Bi-Annual Inspections

A bi-annual inspection will be conducted to verify the proper lubrication, cleaning, cooling and clearance maintenance of the bearing lubrication oil system. Thrust bearing clearances will be verified. The lubrication system operational control, indications and alarms will be verified. Valve operating gear, servo-motors and instrumentation inspections will be conducted. Control components will be checked for correct response, stability and accuracy. All vendor recommended test and inspections will be conducted at the time of shut down as well as any requirements by the insurance carrier.

1.4.3	Turbine Major Inspection

The turbine casing will be lifted and a complete internal inspection will be conducted following the sixth year of operation unless operational conditions require an earlier investigation. During this inspection all parts such as casing, rotor assemblies, bearings, diaphragms, packing glands, control valves and components will be cleaned and inspected. Worn or defective parts will be repaired or replaced. Clearances between rotating and stationary elements as well as alignment of the unit will be checked and adjusted as needed.

1.5	Heat Recovery Steam Generator

In addition to the continuous monitoring of operating conditions of the boilers, an annual shut down inspection will be conducted to coincide with the turbine inspections consisting of the following:

Shut down, cool down, vent and fill the HRSGs. Inspect all interior surfaces of the HRSGs for warped tube bundles, eroded or damaged fins and tubes, damaged or missing liner plates and clips, guide vanes or deflectors and all insulation. Examine all internal surfaces of the drums for corrosion, erosion, cracks, scale and dirt. Check the integrity of the internal steam separating devices, feedwater, blow down and chemical feed piping. Determine the need for cleaning and proper method if needed as well as the effectiveness of the boiler water chemistry program. Service safety

Exhibit 7.1 - 3

valves and verify their proper functioning. Check all flow elements and orifices for proper condition. Check all valves for proper operation by cycling manual valves and inspecting for evidence of leakage. Repair all documented leaking valves and isolation devices. Inspect all surfaces in the exhaust gas path for corrosion and damage. Check all heat tracing elements for proper operation.

2.	Maintenance Program

The maintenance program is administered under the direction of the Plant’s maintenance manager. The Plant’s maintenance manager ensures that the Plant maintenance personnel follow maintenance schedules and procedures outlined in the Plant’s maintenance plan.

Key elements of the maintenance program for the plants include the following:

2.1	Outage Planning – conduct effective outage planning that is designed to minimize outage time and maximize Plant availability and coordinate with and support Gulf Power’s power sales requirements.

2.2

Preventative Maintenance – The maintenance program emphasizes preventive maintenance as its first line of defense to support the reliable long-term operation of the Plant. All maintenance personnel are trained in, and will be required to follow, the maintenance program which is based upon the manufacturer’s recommended preventive maintenance schedules/procedures for each equipment item. Preventive maintenance schedules are entered into the Computerized Maintenance Management Information Software (CMMS) package discussed below. This computer-based system allows the accurate tracking of all necessary preventive maintenance for the Plant’s components.

2.3	Corrective Maintenance – Minor equipment breakdowns are handled by the maintenance crew. Major equipment repairs may be sub-contracted to outside vendors for repair action.

2.4	Predictive Maintenance – A predictive maintenance program is implemented which can include one or all of the following:

•	Vibration Analysis – Regular checking of equipment vibration signatures to detect imbalances or bearing faults.
•

Lube Oil Analysis – Testing of lubrication oils and greases to detect water, acids or other dissolved contaminants. These analyses also evaluate wear particles to determine type and severity of machinery wear.

•	Dielectric Oil Analysis – Testing of transformer oils for dielectric strength and for dissolved gases and water.
•	Infrared Thermography (IRT) – Infrared imaging of operating electrical or

Exhibit 7.1 - 4

mechanical equipment to detect hot spots.

2.5

Maintenance Management Information System – A maintenance management information system is essential to properly support plant O&M activities. As mentioned previously, a Computerized Maintenance Management Software (CMMS) package is utilized at the Plant. This program ties together the purchasing, inventory control and maintenance scheduling and documentation aspects of plant management. The CMMS program also helps to reduce costs and increase Plant availability by providing trending information on inventory use, component failures and equipment operating histories.

Exhibit 7.1 - 5

Scheduled Maintenance Plan

Scheduled Maintenance Item Combustion Turbine-Generator	2004	2005	2006	2007	2008	2009
Hot-Gas-Path Inspection/Repair			X			X
Major Inspection/Repair						X
Generator/Electrical/Inspection	X	X	X	X	X
Generator Major Inspection						X
Inlet Filtration		X		X		X

Steam Turbine
Bi-Annual Inspection/Repair		X		X		X
Major Inspection/Repair						X
Generator/Electrical Inspection		X		X		X
Generator Major Inspection						X

Heat Recovery Steam Generator #1
Annual Inspection Repair	X	X	X	X	X	X
Chemical Cleaning/Repair						X

Condenser
Annual Inspection/Repair	X	X	X	X	X	X

Feedwater Pumps
Overhaul						X

Balance of Plant
Mechanical	X	X	X	X	X	X
Electrical	X	X	X	X	X	X
Power Distribution	X	X	X	X	X	X
Other	X	X	X	X	X	X

Cooling Tower
Clean & Inspect	X		X		X
Overhaul						X

Exhibit 7.1 - 6

FLOW PATH COMPONENT PROJECTED USEFUL LIFE

AND EXPECTED REPAIR INTERVALS

The projected useful life on the components listed below is based on the unit firing on Gas fuel at base load operation with greater than 100 hours per start.

Combustor Section	Repair Hours	Replace Hours

-Fuel nozzles	[**]	[**]
-Crossfire tubes	[**]	[**]
-Transition pieces	[**]	[**]
-Caps	[**]	[**]
-Combustion liners	[**]	[**]

Turbine Section

-Stage 1 nozzles	[**]	[**]
-Stage 2 nozzles	[**]	[**]
-Stage 3 nozzles	[**]	[**]
-Stage 1 shrouds	[**]	[**]
-Stage 2 shrouds	[**]	[**]
-Stage 3 shrouds	[**]	[**]
-Stage 1 bucket	[**]	[**]
-Stage 2 bucket	[**]	[**]
-Stage 3 bucket	[**]	[**]

Compressor Section

-Compressor blades	[**]

EXHIBIT 7.3

GENERATING UNIT OPERATING PRINCIPLES

Exhibit 7.1 - 7

This Exhibit 7.3 provides operating guidelines for the Parties with respect to how it is expected that the Plant will be operated in conjunction with Requests for Energy by Gulf Power. The Parties acknowledge that this Exhibit represents Owner’s current judgment on the expected basis upon which the Generating Units will be operated in conjunction with a Request for Energy by Gulf Power. Numbers provided or calculated in this Exhibit represent estimated average equipment performance for the first year of operation based upon a Contract Capacity of 885 MW when firing on Gas. From time to time, Shell shall propose to Gulf Power certain amendments to the Generating Unit Operating Principles based upon the history of the Plant operations in response to Requests for Energy, requirements of Owner, manufacturer’s recommendations, Prudent Generator Practices, the expected degradation in Plant capacity or performance and the expected restoration of Plant capacity or performance due to maintenance activity. The Parties shall, in good faith, negotiate a mutually agreeable amendment to the Generating Unit Operating Principles in consideration of the amendments; provided; however, that any amendments required by Owner shall be incorporated into this Exhibit 7.3. In implementing these Generating Unit Operating Principles, it is the understanding of the Parties that the sum of all maximum Generating Unit outputs less auxiliaries estimated by this Exhibit 7.3 at summer design conditions (99°F dry bulb and 76°F wet bulb) shall be equal to or greater than the Contract Capacity.

This Exhibit 7.3 will be utilized for the purposes of determining Starts of Generating Units pursuant to Sections 8.4 and 8.5. For the avoidance of doubt, the Generating Unit Operating Principles as set forth in this Exhibit 7.3 are used in the Energy Conversion Agreement to determine whether a manner of dispatch requested by Gulf Power (either expressly or through AGC) is in accordance with Section 7.3 of the Energy Conversion Agreement or is a Non-Conforming Request for Energy and to determine the extent to which a start of a Generating Unit will constitute a Gulf Power Factored CT Start or a Steam Turbine Start for purposes of Sections 8.4 and 8.5 and Exhibit 8.4. The Generating Unit and Plant performance contained in this Exhibit 7.3 are estimates only and actual performance of the Plant may vary from the Generating Unit Operating Principles. Any such variance may affect the determination of the Peak Availability Factor, the Off Peak Availability Factor and the Bonus Availability Factor, may affect the extent to which the start of a Generating Unit will constitute a Gulf Power Factored CT Start or a Steam Turbine Start for purposes of Sections 8.4 and 8.5 and Exhibit 8.4, and may affect the amount of payments to be made by Shell under Section 5.6, but will not constitute a breach of the Energy Conversion Agreement.

1.

The number of Combustion Turbines operating is determined by the requested total Plant output and the average compressor inlet temperature of the operating units. For the purposes of determining Starts of Generating Units, it is to be assumed that Combustion Turbine(s) and the Steam Turbine may operate from minimum available unit output (as set forth below) to the maximum available unit output (as set forth below) based on the number of Generating Units in service less auxiliary power (as set forth below). When increasing load, the optimum heat rate transition from two Combustion Turbines to three Combustion Turbines occurs when the two Combustion Turbines are at base load plus approximately [**] MW of duct firing. When decreasing load, the optimum heat rate transition from three Combustion Turbines to two Combustion Turbines occurs at approximately 74% load on the three Combustion Turbines.

2.	Maximum Combustion Turbine Generator Unit Output without Power Augmentation (also

Exhibit 7.3-8

known as “base load” or “100% load”) is calculated as follows:

	GT Max	=	c/(a + bt2 ln t)

Where:	GT Max	=	Maximum Combustion Turbine Generator Unit Output without Power Augmentation in KW

(Maximum expected variance is +2% - 6%)

	a	=	[**]x 10-6

	b	=	[**]x 10-11

	c	=	[**] (representing a margin for expected first year degradation)

	t	=	Combustion Turbine compressor inlet temperature (CIT) in °F

Maximum Combustion Turbine Generator Unit Output with Power Augmentation (referred to as “Base Load with Power Augmentation” or “Maximum Load with Power Augmentation”) is the sum of GT Max above and Power Augmentation (PA) where PA is calculated as follows:

	PA	=	d(e + f/t)½

Where:	PA	=	Power Augmentation from one Combustion Turbine Generating Unit in kW.

	d	=	[**]

	e	=	[**]x 10[8]

	f	=	[**]x 10[11]

3.	When operating, each Combustion Turbine must be loaded between about [**]% and 100% of its Maximum Combustion Turbine Generator Unit Output.

4.	[**]% load.

5.

Auxiliary power without duct firing is estimated to be about [**] MW for 1-unit operation, [**] MW for 2-unit operation and [**] MW for 3-unit operation. When duct firing, auxiliaries shall be increased by approximately [**]% of the duct-fired output. The maximum expected variance is + 4MW.

6.	The Minimum Output for the Steam Turbine is calculated as follows:

Exhibit 7.3-9

STGmin	=	[[**] (H1 + H2 + H3) – [**]] [1 + .03 (83 – t)/63]c

Hg	=	1/(a – b x Lg/lnLg)

Where:

	STGmin	=	Minimum Output for the Steam Turbine (the predicted Steam Turbine output with no duct firing) in kW (maximum expected variance is + 15 MW).

	g	=	denotes Combustion Turbine No. 1, 2 or 3

	Hg	=	useful available heat from Combustion Turbine No. 1, 2 or 3

	Lg	=	load on Combustion Turbine No. 1, 2 or 3 as a percent of base load (i.e., % of Maximum Combustion Turbine Generator Unit Output, [**] to 100%), %

	t	=	Combustion Turbine compressor inlet temperature (CIT) in °F

	a	=	[**]

	b	=	[**]

	c	=	[**] (representing a margin for expected first year degradation)

7. Without Power Augmentation and with duct firing, the predicted Maximum Steam Turbine Generator Output (MSTOx) is [**] kW with one Combustion Turbine operating, [**] kW with two Combustion Turbines operating and [**] kW with three Combustion Turbines operating. The maximum expected variance is +15 MW. With Power Augmentation and duct firing the Maximum Steam Turbine Output with three Combustion Turbines operating (STGmax3PA) is determined as follows:

	STGmax3PA	=	MSTO3 + STGmax3PA Adjustment
And
	STGmax3PA Adjustment	=	a ( b + c t2 )
Where:
	MSTO3	=	Maximum Steam Turbine Output for three Combustion Turbines operating without Power Augmentation, with duct firing, in kW.

Exhibit 7.3-10

STGmax3PA Adjustment

Maximum Steam Turbine Output with three Combustion Turbines operating with duct firing and at least one operating with Power Augmentation (STGmax3PA) minus the Maximum Steam Turbine Output with three Combustion Turbines operating with duct firing and without Power Augmentation, in kW.

a	=	[**]
c	=	[**]
t	=	Combustion Turbine compressor inlet temperature (CIT), °F
subscript or x	=	denotes the number of Combustion Turbines operating

Note that total net Plant maximum incremental output from Power Augmentation is equal to three times PA (from 2 above) plus STGmax3PA Adjustment (above expression).

8.

The above formulas assume that all units are in service and capable of operating at design levels. If any units trip or must be taken out of service or operated at less than design load, Shell will notify Gulf Power but the Plant will be allowed to operate with the then-available equipment in a manner to most closely meet the Request for Energy.

9.	All load points specified in this Exhibit 7.3 as percentages shall be determined according to Prudent Generator Practices.
1.

Exhibit 7.3-11

EXHIBIT 8.3

CALCULATION OF REFERENCE HEAT RATES

This Exhibit provides the procedure for calculating the Reference Heat Rate (“RHR”) referred to in Section 8.3 of the Agreement applicable to each Heat Rate Test Date. In accordance with Section 8.3 of the Agreement, the Reference Heat Rate is used in conjunction with the Tested Heat Rate to establish the extent to which Heat Rate Payments are to be made by either Party. The Reference Heat Rate for each Heat Rate Test Date is calculated as follows:

Where:

	RHRx	=	Reference Heat Rate for Heat Rate Test Date x (expressed in MMBtu/MWh).

	Target HR	=	[**] MMBtu/MWh.

	HRDegrad(AFFHx)	=

Heat Rate Degradation determined from the attached Table 8.3 (depicted graphically in the attached Figure 8.3) as a function of Average Factored Fired Hours as of Heat Rate Test Date x, in percent (and expressed in the above formula as a fraction). After the First Contract Year the Average Factored Fired Hours shall equal the Average Factored Fired Hours as of the Heat Rate Test Date x plus the Average Factored Fired Hours determined in the Pre-Term Period.

	AFFHx	=	The sum of the Factored Fired Hours as of Heat Rate Test Date x for all three Combustion Turbines divided by three.

[**]

EXHIBIT 8.4

START CHARGES AND MAXIMUM TIMES FOR STARTS AND SHUTDOWNS

Start Charges

Calculation of Gulf Power Factored CT Starts

“Gulf Power Factored CT Starts” means for a Contract Year the sum of (a) the number of Shell Factored CT Commencements in such Contract Year, not to exceed the Maximum Reimbursable Shell CT Commencements for such Contract Year, plus (b) one-half of the number of Starts (including Starts following a System Trip, but excluding Starts following a Shell Trip) at Part Load, plus (c) the number of Starts (including Starts following a System Trip, but excluding Starts following a Shell Trip) at Normal Load, plus (d) in the case of the next Start following each System Trip, the applicable Trip Adder as determined below.

“Part Load” means the Combustion Turbine is not operated at greater than 60% load following the applicable Start and before its next Shutdown. “Normal Load” means the Combustion Turbine is operated at greater than 60% load following the applicable Start and before its next Shutdown.

“Shell CT Commencement” means the commencement of firing and operation of a Combustion Turbine (“CT Commencement”) at Owners request other than a Start.

“Shell Factored CT Commencements” shall equal (i) for the First Contract Year, the product of (a) the sum of (i) one-half of the number of Shell CT Commencements at Part Load, plus (ii) the number of Shell CT Commencements at Normal Load, plus (iii) the applicable Trip Adder for each Shell Trip, plus (iv) the total number of the Owner’s Combustion Turbine Starts (including the associated trip adders) that occur during the Pre-Term Period multiplied by (b) a fraction, the numerator of which is the number of Months in the First Contract Year and the denominator of which is 12, with the result of this calculation rounded to the nearest tenth; and, (ii) for each subsequent Contract Year (a) one-half of the number of Shell CT Commencements at Part Load, (b) plus the number of Shell CT Commencements at Normal Load, (c) plus the applicable Trip Adder for each Shell Trip.

“Maximum Reimbursable Shell CT Commencements” means (i) for the First Contract Year [**] minus the total number of the Owner’s Combustion Turbine Starts (including the associated trip adders) that occur during the Pre-Term Period; and, (ii) for each subsequent Contract Year, [**] plus the lesser of (a) [**] minus the number of Shell Factored CT Commencements in the immediately preceding Contract Year (but not less than zero) and (b) [**]. The numbers in this paragraph are based on Contract Years that are full calendar years. In the case of any Contract Year that is not a full calendar year, such numbers shall be adjusted by multiplying them by a fraction, the numerator of which is the number of Days in such Contract Year and the denominator of which is 365, with the result of this calculation rounded to the nearest whole number.

“System Trip” shall mean a trip of a Combustion Turbine caused by (a) abnormal conditions

Exhibit 8.4- 1

on the system of the Transmission Provider or (b) a direction from or other action by the Transmission Provider or independent system operator that did not result from any wrongful action or inaction by Shell or any failure of the Plant to operate in accordance with this Agreement or with the Energy Interconnection Agreement or (c) the failure of Gulf Power to supply Fuel meeting the specifications required by this Agreement.

“Shell Trip” shall mean any trip of a Combustion Turbine that is not a System Trip.

“Trip Adder” is determined as follows: A System Trip or a Shell Trip while a Combustion Turbine is operating at up to zero load shall count as two Gulf Power Factored CT Starts or Shell Factored CT Commencements, as applicable; a System Trip or a Shell Trip while a Combustion Turbine is operating at 80% or higher load shall count as 8 Gulf Power Factored CT Starts or Shell Factored CT Commencements, as applicable; and a System Trip or a Shell Trip while a Combustion Turbine is operating at between 0% and 80% load shall be counted as being equal 2 + (6 x Load% ÷ 80%) Gulf Power Factored CT Starts or Shell Factored CT Commencements, as applicable.

Maximum Number of Gulf Power Factored CT Starts

For each Contract Year, Gulf Power may not request more than [**] Gulf Power Factored CT Starts; provided that for the First Contract Year, Gulf Power may not request more than [**] Gulf Power Factored CT Starts less the total number of Combustion Turbine Starts (including associated trip adders) accumulated during the Pre-Term Period.

Maximum Start and Shutdown Times

The maximum times for Starts shall be as shown in the attached charts. The maximum time for shutdown of a Combustion Turbine from Minimum Load shall be based upon the expected ramp rate of [**] MW per minute.

Exhibit 8.4- 2

Generating Unit Startup Operating Guidelines

Requests for Energy during GT Startup
(Plant is operating before Start Request)
			Hour 1	Hour 2
Existing Plant Configuration	Units to be Started	Startup Duration	Energy Request Range (MWh)	Energy Request Range (MWh)
1 GT + ST	1 GT	[**]	[**]	[**]
2 GT + ST	1 GT	[**]	[**]	[**]
1 GT + ST	2 GT	[**]	[**]	[**]

Request for Energy During Hot Plant Startup
(Plant operating within the previous 8 hours before Start time requested)
		Hour 1	Hour 2
Desired Plant Configuration	Startup Duration	Energy Request Range (MWh)	Energy Request Range (MWh)
1 GT + ST	[**]	[**]	[**]
2 GT + ST	[**]	[**]	[**]
3 GT + ST	[**]	[**]	[**]
Request for Energy during Warm Plant Startup
(Plant operating during previous 8 through 48 hours before Start time requested)
		Hour 1	Hour 2	Hour 3
Desired Plant Configuration	Startup Duration	Energy Request Range (MWh)	Energy Request Range (MWh)	Energy Request Range (MWh)
1 GT + ST	[**]	[**]	[**]	[**]
2 GT + ST	[**]	[**]	[**]	[**]
3 GT + ST	[**]	[**]	[**]	[**]

Request for Energy during Cold Plant Startup
(Plant not operating within the 48 hours before Start time requested)
		Hours 1 - 2	Hour 3	Hour 4
Existing Plant Configuration	Startup Duration	Energy Request Range (MWh)	Energy Request Range (MWh)	Energy Request Range (MWh)
1 GT + ST	[**]	[**]	[**]	[**]
2 GT + ST	[**]	[**]	[**]	[**]
3 GT + ST	[**]	[**]	[**]	[**]

Note: Owner shall have the right to take any Generating Unit off turning gear if (a) [**]

Exhibit 8.4- 3

hours have elapsed following a Shutdown of that Generating Unit and (b) there has not been a Start of such Generating Unit since such Shutdown. If any Generating Unit is off turning gear as provided above, Shell shall have an additional [**] hours beyond the applicable Startup duration set forth in the foregoing charts to cause Owner to complete the Start of such Generating Unit.

EXHIBIT 8.6

BONUS AVAILABILITY FACTOR AND

AVAILABILITY BONUS PAYMENTS

1.	Bonus Availability Factor

The Bonus Availability Factor for any Contract Year1 shall be calculated as follows:

Where:

BAFy	=	Bonus Availability Factor for Contract Year y, which shall be rounded to the nearest hundredth of a percent.

g	=	Each Bonus Hour during Contract Year y in which there was Requested Energy.

w	=	Total number of Bonus Hours during Contract Year y in which there was Requested Energy.

_________________________

1 For the First Contract Year, Shell shall provide Gulf Power with the information necessary for Gulf Power to include Shell’s activities associated with the Plant during the Pre-Term Period. The calculation for the Bonus Availability Factor for the First Contract Year shall be calculated as if the First Contract Year had begun on June 1, 2009 and include all factors associated with Shell’s activities with the Plant during the Pre-Term Period.

Exhibit 8.4- 4

BDEg	=

(i) For the First Contract Year, the sum of the Base Delivered Energy during hour g (expressed in MWh) during the Pre-Term Period plus the Base Delivered Energy during hour g (expressed in MWh) during the First Contract Year, provided that if Base Delivered Energy for hour g plus the Availability Tolerance for hour g equals or exceeds Base Requested Energy for hour g, BDEg shall be deemed to be equal to BREg; and (ii) for each subsequent Contract Year, Base Delivered Energy during hour g (expressed in MWh), provided that if Base Delivered Energy for hour g plus the Availability Tolerance for hour g equals or exceeds Base Requested Energy for hour g, BDEg shall be deemed to be equal to BREg.

BREg	=

(i) For the First Contract Year, the sum of Base Requested Energy during hour g (expressed in MWh) during the Pre-Term Period plus the Base Requested Energy during hour g (expressed in MWh) during the First Contract Year; and (ii) for each subsequent Contract Year, Base Requested Energy during hour g (expressed in MWh).

2.	Availability Bonus Payments

For any Contract Year in which the Bonus Availability Factor exceeds the Bonus Availability Target, the Availability Bonus Payment for such Contract Year shall be calculated as follows:

Where:

ABPy	=	Availability Bonus Payment for Contract Year y (expressed in Dollars).

BAFy	=	Bonus Availability Factor for Contract Year y.

BATy	=	Bonus Availability Target for Contract Year y.

f	=	Each Bonus Hour during Contract Year y in which there was Requested Energy.

t	=	Total number of Bonus Hours during Contract Year y in which there was Requested Energy.

BREf	=	Base Requested Energy for hour f (expressed in MWh).

Exhibit 8.6-5

ASBf	=

Allocated spread for hour f for purposes of determining the Availability Bonus Payment, which shall be the sum of (a) 100% of the portion of the Spark Spread for hour f up to $[**]/MWh, plus (b) 80% of the portion of the Spark Spread for hour f over $[**]/MWh and up to $[**]/MWh, plus (c) 50% of the portion of the Spark Spread for hour f over $[**]/MWh and up to $[**]/MWh, plus (d) 20% of the portion of the Spark Spread for hour f over $[**]/MWh and up to $[**]/MWh, plus (e) 0% of the portion of the Spark Spread for hour f over $[**]/MWh. The Spark Spread shall be calculated as provided in Section 2 of Exhibit 8.7.

EXHIBIT 8.7

PEAK AVAILABILITY FACTOR AND
PEAK AVAILABILITY PAYMENTS

1.	Peak Availability Factor

For each Contract Year, the Peak Availability Factor for any Peak Availability Measurement Period shall be calculated as follows:

Where:

PAFm	=	Peak Availability Factor for Peak Availability Measurement Period m, which shall be rounded to the nearest hundredth of a percent.

i	=

(i) For the First Contract Year, each hour during Peak Availability Measurement Period for the 12-Month period inclusive of the Pre-Term Period and the First Contract Year in which there was an energy request (for Shell’s account) during the Pre-Term Period and Requested Energy during the First Contract Year, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy; and (ii) for each subsequent Contract Year, each hour during Peak Availability Measurement Period m in which there was Requested Energy, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy.

Exhibit 8.6-6

x	=

(i) For the First Contract Year, the total number of hours during Peak Availability Measurement Period for the 12-Month period inclusive of the Pre-Term Period and the First Contract Year in which there was an energy request (for Shell’s account) during the Pre-Term Period and Requested Energy during the First Contract Year, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy; and (ii) for each subsequent Contract Year, the total number of hours during Peak Availability Measurement Period m in which there was Requested Energy, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy.

BDEi	=

(i) For the First Contract Year, the sum of Base Delivered Energy (for Shell’s account) during the Pre-Term Period during hour i plus Base Delivered Energy during the First Contract Year, during hour i (expressed in MWh), provided that if such Base Delivered Energy for hour i plus the Availability Tolerance for hour i equals or exceeds Base Requested Energy for hour i, BDEi shall be deemed to be equal to BREi; and (ii) for each subsequent Contract Year, Base Delivered Energy during hour i (expressed in MWh), provided that if Base Delivered Energy for hour i plus the Availability Tolerance for hour i equals or exceeds Base Requested Energy for hour i, BDEi shall be deemed to be equal to BREi.

BREi	=

(i) For the First Contract Year, the sum of Base Requested Energy (for Shell’s account) during the Pre-Term Period for hour i plus Base Requested Energy during the First Contract Year, during hour i (expressed in MWh); and (ii) for each subsequent Contract Year, Base Requested Energy during hour i (expressed in MWh).

If the denominator of the fraction in the formula set forth above for any Peak Availability Measurement Period is less than the product of (a) 2500 hours multiplied by (b) the weighted average Contract Capacity during such Peak Availability Measurement Period (such product, the “Peak Request Shortfall”), the denominator of such fraction for such Peak Availability Measurement Period shall be increased by an amount equal to the Peak Request Shortfall for such Peak Availability Measurement Period and the numerator of such fraction shall be increased by an amount equal to the Peak Request Shortfall multiplied by the Peak Availability Target for such Peak Availability Measurement Period.

2.	Peak Availability Payments

For any Peak Availability Measurement Period in which the Peak Availability Factor is less than the Peak Availability Target, the Peak Availability Payment for such Peak Availability Measurement Period shall be calculated as follows:

Exhibit 8.7-7

Where:

PAPm	=	Peak Availability Payment for Peak Availability Measurement Period m (expressed in Dollars), but in no event less than zero.

PATm	=	Peak Availability Target for Peak Availability Measurement Period m.

PAFm	=	Peak Availability Factor for Peak Availability Measurement Period m.

h	=	Each hour during Peak Availability Measurement Period m in which Base Requested Energy exceeded Base Delivered Energy.

k	=	Total number of hours during Peak Availability Measurement Period m in which Base Requested Energy exceeded Base Delivered Energy.

BREh	=	Base Requested Energy for hour h (expressed in MWh).

BDEh	=

Base Delivered Energy for hour h (expressed in MWh), provided that if Base Delivered Energy for hour h plus the Availability Tolerance for hour h equals or exceeds Base Requested Energy for hour h, BDEh shall be deemed to be equal to BREh.

ASh	=

Allocated spread for hour h for purposes of determining the Peak Availability Payment, which shall be the sum of (a) 100% of the portion of the Spark Spread for hour h up to $[**]/MWh, plus (b) 80% of the portion of the Spark Spread for hour h over $[**]/MWh and up to $[**]/MWh, plus (c) 50% of the portion of the Spark Spread for hour h over $[**]/MWh and up to $[**]/MWh, plus (d) 20% of the portion of the Spark Spread for hour h over $[**]/MWh and up to $[**]/MWh, plus (e) 0% of the portion of the Spark Spread for hour h over $[**]/MWh.

The “Spark Spread” for any hour shall be the amount calculated as follows:

Where:

SS	=	Spark Spread for the applicable hour (expressed in $/MWh).

Exhibit 8.7-8

EI	=	The Electric Index applicable to such hour (expressed in $/MWh); provided that if EI is less than the sum of VM and FS, EI shall be deemed to be equal to the sum of VM and FS.

VM	=	The Variable Maintenance Rate for the Month in which such hour occurs (expressed in $/MWh).

FS	=	Fuel Savings for such hour (expressed in $/MWh).

EXHIBIT 8.8

OFF PEAK AVAILABILITY FACTOR AND
OFF PEAK AVAILABILITY PAYMENTS

1.	Off Peak Availability Factor

For each Contract Year, the Off Peak Availability Factor for any Off Peak Availability Measurement Period shall be calculated as follows:

Where:

OPAFm	=	Off Peak Availability Factor for Off Peak Availability Measurement Period m, which shall be rounded to the nearest hundredth of a percent.

Exhibit 8.7-9

j	=

(i) For the First Contract Year, each hour during Off Peak Availability Measurement Period for the 12-Month period inclusive of the Pre-Term Period and the First Contract Year in which there was an energy request (for Shell’s account) during the Pre-Term Period and Requested Energy during the First Contract Year, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy; and (ii) for each subsequent Contract Year, each hour during Off Peak Availability Measurement Period m in which there was Requested Energy, but excluding any hours for which (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy.

t	=

(i) For the First Contract Year, the total number of hours during Off Peak Availability Measurement Period for the 12-Month period inclusive of the Pre-Term Period and the First Contract Year in which there was an energy request (for Shell’s account) during the Pre-Term Period and Requested Energy during the First Contract Year, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy; and (ii) for each subsequent Contract Year, the total number of hours during Off Peak Availability Measurement Period m in which there was Requested Energy, but excluding any hours for which both (a) the Spark Spread is less than or equal to zero and (b) Gulf Power would not have issued a Request for Energy but for the fact that the Plant was not capable of meeting the Request for Energy.

BDEj	=

(i) For the First Contract Year, the sum of Base Delivered Energy (for Shell’s account) during the Pre-Term Period during hour j plus Base Delivered Energy during the First Contract Year, during hour j (expressed in MWh), provided that if such Base Delivered Energy for hour j plus the Availability Tolerance for hour j equals or exceeds Base Requested Energy for hour j, BDEj shall be deemed to be equal to BREj; and (ii) for each subsequent Contract Year, Base Delivered Energy during hour j (expressed in MWh), provided that if Base Delivered Energy for hour j plus the Availability Tolerance for hour j equals or exceeds Base Requested Energy for hour j, BDEj shall be deemed to be equal to BREj.

BREj	=

(i) For the First Contract Year, the sum of Base Requested Energy (for Shell’s account) during the Pre-Term Period during hour j plus Base Requested Energy during the First Contract Year), during hour j (expressed in MWh); and (ii) for each subsequent Contract Year, Base Requested Energy during hour j (expressed in MWh).

If the denominator of the fraction in the formula set forth above for any Off Peak Availability Measurement Period is less than the product of (a) 2000 hours multiplied by (b) the weighted average Contract Capacity during such Off Peak Availability Measurement Period (such product, the “Off Peak Request Shortfall”), the denominator of such fraction for such Off Peak Availability Measurement Period shall be increased by an amount equal to the Off Peak Request Shortfall for such Off Peak Availability Measurement Period and the numerator of such fraction shall be increased by an amount equal to the Off Peak Request Shortfall multiplied by the Off Peak Availability Target for such Off Peak Availability Measurement

Exhibit 8.8-2

Period.

2.	Off Peak Availability Payments

For any Off Peak Availability Measurement Period in which the Off Peak Availability Factor is less than the Off Peak Availability Target, the Off Peak Availability Payment for such Off Peak Availability Measurement Period shall be calculated as follows:

Exhibit 8.8-2

Where:

OPAPm	=	Off Peak Availability Payment for Off Peak Availability Measurement Period m (expressed in Dollars), but in no event less than zero.

OPATm	=	Off Peak Availability Target for Off Peak Availability Measurement Period m.

OPAFm	=	Off Peak Availability Factor for Off Peak Availability Measurement Period m.

CPm	=

Total Capacity Payments required to be made by Gulf Power to Shell in the Contract Year in which Off Peak Availability Measurement Period m occurs, which Capacity Payments shall be determined taking into account any adjustment under Section 4.1(b) but without regard to any adjustments under Section 4.1(c) or 4.1(d).

Exhibit 8.8-2

EXHIBIT 10.1

FORM OF LETTER OF CREDIT

________, 20__

[Name and Address

of Beneficiary]

Dear Sirs:

We hereby establish in your favor, for the account of [NAME AND ADDRESS OF ACCOUNT PARTY] (“[Account Party]”), with respect to the Contract for the Purchase of Firm Capacity and Energy of even date herewith between [Account Party] and you (“Beneficiary”) (the “PPA”), our irrevocable standby letter of credit no.  (the “Standby Letter of Credit”) whereby we hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, by your draft or drafts at sight, an amount not to exceed ________________________ United States Dollars (U.S. $_________).

Funds against this Standby Letter of Credit are available to you against your sight draft(s) drawn on us, referring thereon to the number and date of this Standby Letter of Credit, accompanied by a written and completed certificate executed by you in the form attached as Annex 1 hereto, with appropriate insertions. Multiple, partial drafts may be drawn hereunder. Such available funds shall not directly or indirectly constitute funds or collateral deposited with or for the bank account by the [Account Party], or pledged with or for the bank’s account by the [Account Party].

Presentation of such drafts, and such certificates shall be made on any day which is a Business Day, as defined hereinafter for us at or prior to 5:00 p.m. (eastern prevailing time) at our office located at ______________, or at any other office in the United States of America which may be designated by us in a written notice delivered to you. If such sight draft and such certificate are received at either such office, all in strict conformity with the terms and conditions of this Standby Letter of Credit, on or prior to the expiration date hereof, we hereby agree with you that we will duly honor the same within three (3) Business Days of such presentation. Notwithstanding the foregoing, Beneficiary may demand payment under this Standby Letter of Credit by facsimile. Originals of documents presented via facsimile need not be presented. The original of this Standby Letter of Credit and all original amendments, if any, may be mailed thereafter.

For the purpose of this Standby letter of Credit, a “Business Day” shall be defined as a day other than Saturday, Sunday or a day on which banks in [_______, ________] are authorized or required to close.

This Standby Letter of Credit is effective immediately and expires at 5:00 p.m. (eastern prevailing time) on _______, 20__. However, it is a condition of this Standby Letter of Credit that it

Exhibit 10.1-1

will be deemed automatically extended for successive periods of one year each from the present or any future expiration date but in no event later than _______, 20__(the “Final Expiration Date), unless we send you notification in writing, by certified or registered mail (return receipt requested) or overnight courier, at your respective addresses, not less than ninety (90) days prior to any such date, that we have elected not to extend such expiration date for any such additional period. Notwithstanding Article 17 of the UCP (as such term is defined below) , if the expiration of this Standby Letter of Credit falls during an interruption of business described in said Article 17, we agree to extend such expiration date to a date thirty (30) days after the resumption of our normal business.

We hereby undertake that we will not modify, revoke or terminate this Standby Letter of Credit without your written consent. Except as stated herein, payment of drafts drawn under this Standby Letter of Credit is not subject to any condition or qualification. This Standby Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not be modified, annulled or amplified by reference to any other document, instrument or agreement referred to herein or in which the Standby Letter of Credit is referred or to which the Standby Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement. Our obligations hereunder are primary obligations that shall not be affected by the performance or non-performance by [Account Party] of any obligations under any loan agreement or under any agreement between [Account Party] and you or between [Account Party] and us or between [Account Party] and its agents.

We hereby waive any right to set off and apply any and all deposits (general or special, time or demand, provisional or final) or collateral at any time held and other indebtedness at any time owing by us to or for the credit of or the account of [Account Party] against any and all of the obligations of [Account Party] now or hereafter existing to reimburse us for our disbursements under this Standby Letter of Credit; provided, however, that each such right shall be reinstated if it is determined that such right would not lead to our being released, prevented or restrained from or delayed in, honoring any draft presented in accordance with this Standby Letter of Credit. The foregoing waiver is intended to defeat any possible claim that honor of this Standby Letter of Credit, or of any draft presented hereunder, may constitute a preferential transfer of the bankrupt account party’s property securing our right of reimbursement. Nothing herein shall be construed to support the validity of any such claim, to support any delay in our obligation to honor this Standby Letter of Credit or to detract from the independence of our obligation to honor this Standby Letter of Credit at the times and in accordance with the terms stated and incorporated by reference herein.

This Standby Letter of Credit is transferable in its entirety (but not in part). Each letter of credit issued upon any such transfer and assignment may be successively transferred and assigned. Transfer of this Standby Letter of Credit to any transferee shall be affected by the presentation to us of the original of this Standby Letter of Credit and all original amendments, if any, when accompanied by our Request to Transfer a certificate in the form as attached hereto as Annex 2, along with your payment for our usual and customary charges/fees for same, as specified in the said form.

Per laws of the United States and the regulations of the U.S. Treasury Department, the Department of Commerce and the Office of Foreign Asset Control, any request to transfer this Standby letter of Credit to any party in violation of such laws and/or regulations is strictly prohibited and will not be

Exhibit 10.1-2

honored.

To the extent not contrary to the express terms hereof, this Standby Letter of Credit shall be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (herein referred to as the “UCP”), or by subsequent Uniform Customs and Practice as may be adopted from time to time by the International Chamber of Commerce. This Standby Letter of Credit shall be deemed to be a contract made under the laws of the State of Florida and shall, as to matters not governed by the UCP, be governed by and construed in accordance with the laws of the [State of New York.]

Yours very truly,

[ISSUING BANK]

Exhibit 10.1-3

                                                                                          ANNEX 1

CERTIFICATE

Re:	Contract for the Purchase of Firm Capacity and Energy dated _________, 20__ between [Name of Account Party] (“[Account Party]”) and [Name of Beneficiary] (“[Beneficiary]”) (the “PPA”).

The undersigned, each a duly authorized officer of [Beneficiary], hereby certify to [ISSUING BANK] (the “Bank”) with reference to irrevocable standby letter of credit no.  (the “Standby Letter of Credit”), issued by the Bank for the account of [Account Party] in favor of [Beneficiary] that:

(1)	(Insert one of the following, as applicable)

Pursuant to the provisions of the PPA, an event has occurred under the PPA that entitles Beneficiary to draw on the Standby Letter of Credit in the amount of the sight draft (an example of such an event includes, without limitation, an Event of Default described in the PPA).

or

[Beneficiary] has received written notice from the Bank in accordance with the terms of the Standby Letter of Credit that the Bank has elected not to extend the expiration date of the Standby Letter of Credit for an additional period past its then-expiration date.

(2)       The undersigned are each a duly elected and incumbent officer of [Beneficiary] and are authorized to execute and deliver this certificate and to draw upon the Standby Letter of Credit.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Certificate as of this       day of           , 20   .

[BENEFICIARY]

By:
Title:

By:
Title:

Exhibit 10.1-4

ANNEX 2

INSTRUCTION TO ASSIGN IN ENTIRETY

, 20

___________________________

Re:	Irrevocable Standby Letter of Credit No.

Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably assigns to:

(Name of Assignee)

(Address)

all rights of the undersigned beneficiary to draw under the above Standby Letter of Credit in its entirety.

By this assignment, all rights of the undersigned beneficiary in such Standby Letter of Credit are transferred to the assignee and the assignee shall hereafter have the sole rights as beneficiary thereof.

The Standby Letter of Credit is returned herewith and in accordance therewith we ask you to issue a new irrevocable Standby Letter of Credit in favor of the assignee with provisions consistent with the Standby Letter of Credit.

Very truly yours

[Beneficiary]

By:
Title:

By:
Title:

Exhibit 10.1-5

EXHIBIT 10.2

Form of Guaranty

THIS GUARANTY AGREEMENT (the “Guaranty”), dated and effective as of ___________, 20__, is made and entered into by __________________ (the “Guarantor”) in favor of the __________________ (the “Beneficiary”).

WHEREAS Beneficiary and ____________________ (the “Company”), [a subsidiary of the Guarantor], have entered into that certain Power Purchase Agreement dated as of ____________, 20__ (the “Agreement”);

WHEREAS, the Beneficiary has required, as an inducement to enter into the Agreement, that Guarantor deliver to the Beneficiary this Guaranty or other Eligible Collateral when required under the Agreement;

WHEREAS, the Guarantor qualifies as a Seller or Buyer Guarantor as the case may be under the Agreement and this Guaranty qualifies as Eligible Collateral under the Agreement; and

WHEREAS, the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by the Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

ARTICLE 1 - DEFINITIONS

1.1       Definitions. Unless otherwise defined in this Guaranty, capitalized terms have the meanings specified or referred to in the Agreement.

ARTICLE 2 - GUARANTY

2.1       Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary and its successors and assigns, the prompt and full payment of any and all obligations of the Company to the Beneficiary when due, whether by acceleration or otherwise, with such interest as may accrue thereon, under the Agreement or under any other documents or instruments now or hereafter evidencing, securing or otherwise relating to the Agreement (the “Guaranteed Obligations”); provided, however, that Guarantor’s liability under this Guaranty shall in no event exceed the amount of Eligible Collateral required to be provided by Seller from time to time pursuant to Section 7.1 of the Agreement. If Company fails to pay or any Guaranteed Obligation, then Guarantor will immediately pay such obligation upon demand by the Beneficiary. Guarantor shall not be liable for consequential, exemplary, equitable, lost profits, punitive or other damages except as specifically provided in the Agreement to be due.

2.2       Guaranty Absolute. (a) The Guarantor absolutely guarantees that the Guaranteed Obligations will be paid and strictly in accordance with the terms of the Agreement, regardless of

Exhibit 10.2-6

any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Beneficiary with respect thereto. This Guaranty constitutes a guarantee of payment and not of collection. The obligations of the Guarantor hereunder are several from the Company or any other person, and are primary obligations concerning which the Guarantor is the principal obligor. The liability of Guarantor under this Guaranty shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against the Company or any other person, nor against securities or liens available to the Beneficiary, its successors or assigns. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of:

(i)

any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment, modification or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations;

(ii)	any change, restructuring or termination of the corporate structure or existence of the Company or any of its subsidiaries;

(iii)	any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

(iv)

any failure of the Beneficiary to disclose to either the Company or the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of either the Company or any of its subsidiaries now or hereafter known to the Beneficiary (the Guarantor waiving any duty on the part of the Beneficiary to disclose such information);

(v)	any failure of the Beneficiary to commence an action against Company;

(vi)	any lack of due diligence by the Beneficiary in the collection or protection of or realization upon any collateral securing the Guaranteed Obligations; or

(vii)

any circumstance whatsoever (including, without limitation, any statute of limitations) or any act of the Beneficiary or any existence of or reliance on any representation by the Beneficiary that might otherwise constitute a legal or equitable defense available to, or a discharge of, the Guarantor.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Beneficiary or any other Person upon the insolvency, bankruptcy, or reorganization of the Company, all as though such payment had not been made.

(b)       No action which the Beneficiary shall take or fail to take in connection with the Guaranteed Obligations, or any security for the payment or performance of any of the Guaranteed Obligations, nor any course of dealing with Company or any other person, shall release Guarantor’s

Exhibit 10.2-7

obligations hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against the Beneficiary.

(c)       In the case of an Event of Default under the Agreement or with regard to any of the Guaranteed Obligations, Guarantor hereby consents and agrees that the Beneficiary shall have the right to enforce its rights, powers, and remedies thereunder or hereunder or under any other instrument now or hereafter evidencing, securing, or otherwise relating to the Guaranteed Obligations, and apply any payments or credits received by the Company or Guarantor or realized from any security, in any manner and in any order as the Beneficiary, in its sole discretion, shall see fit, and all rights, powers, and remedies available to the Beneficiary in such event shall be nonexclusive and cumulative of all other rights, powers, and remedies provided thereunder or hereunder or by law or in equity.  No election of remedies by Beneficiary shall release or limit Guarantor’s liability to Beneficiary hereunder, even if the effect of the election is to deprive Guarantor of its subrogation to Beneficiary’s rights or its right to reimbursement from customers for sums paid by Guarantor.

2.3       Waivers and Acknowledgments. (a) Guarantor hereby waives promptness, diligence, presentment, demand of payment, acceptance, notice of acceptance, protest, notice of dishonor and any other notices with respect to any of the Guaranteed Obligations and this Guaranty.

(b)       The Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the Agreement.

(c)       The Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder; provided, however, that Guarantor shall have the same defenses available to the Company with respect to any payment obligations arising under the Agreement, except for defenses arising out of bankruptcy, insolvency, dissolution or liquidation of the Company or the lack of power or authority of the Company to enter into and/or perform the Agreement.

2.4       Subrogation. Notwithstanding any payment or payments or performance made by the Guarantor hereunder, the Guarantor hereby irrevocably waives any and all rights of subrogation to the rights of the Beneficiary against the Company and any and all rights of reimbursement, assignment, indemnification or implied contract or any similar rights (including without limitation any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. § 509) against the Company or against any other guarantor of all or any part of the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid or performed in full. If, notwithstanding the foregoing, any amount shall be paid to the Guarantor on account of such subrogation or similar rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held by the Guarantor in trust for the Beneficiary and shall be turned over to the Beneficiary in the exact form received by the Guarantor, to be applied against the Guaranteed Obligations in such order as the Beneficiary may determine in its sole discretion.

Exhibit 10.2-8

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

The Guarantor hereby represents and warrants as follows:

3.1       Organization. The Guarantor is a [_______] duly organized, validly existing and in good standing under the laws of the state of [_______].

3.2       Authorization; No Conflict. The execution and delivery by the Guarantor of this Guaranty, and the performance by the Guarantor of its obligations hereunder (i) are within the Guarantor’s [_______] powers, (ii) have been duly authorized by all necessary [_______] action, (iii) do not contravene its [_______] or any law or regulation applicable to or binding on the Guarantor or any of its properties and (iv) do not require the consent or approval of any person which has not already been obtained or the satisfaction or waiver of any conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

3.3       Enforceability. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, dissolution, reorganization, moratorium, liquidation or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.4       No Bankruptcy Proceedings. There are no bankruptcy proceedings pending or being contemplated by Guarantor or, to its knowledge, threatened against it.

3.5       No Legal Proceedings. There are no legal proceedings that would be reasonably likely to materially adversely affect Guarantor’s ability to perform this Guaranty.

ARTICLE 4 - MISCELLANEOUS

4.1       Continuing Guaranty; Assignment. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the Guaranty Obligations have been satisfied, (ii) consistent with the terms hereof, apply to all Guaranteed Obligations whenever arising, (iii) be binding upon the Guarantor, its successors and assigns, and (iv) inure to the benefit of, and be enforceable by, the Beneficiary and its permitted assignees hereunder. The Beneficiary may not assign or delegate its rights or obligations under this Guaranty without the prior written consent of the Guarantor, which consent shall not be unreasonably delayed or withheld. The Guarantor may not assign or delegate its rights or obligations under this Guaranty without (x) the prior written consent of the Beneficiary, which consent may be withheld in the Beneficiary’s sole discretion, and (y) a written assignment and assumption agreement in form and substance reasonably acceptable to the Beneficiary. Without prejudice to the survival of any of the other agreements of the Guarantor under this Guaranty, the agreements and obligations of the Guarantor contained in Section 4.4 (with respect to enforcement expenses) and the last sentence of Section 2.2(a) shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

4.2       Notices. All notices, requests, demands and other communications which are required or may be given under this Guaranty shall be in writing and shall be deemed to have been duly given

Exhibit 10.2-9

when actually received if (a) personally delivered; (b) transmitted by facsimile, electronic or digital transmission method; or (c) if sent by certified or registered mail, return receipt requested. In each case notice shall be sent:

(i)	if to the Beneficiary:

[Company, address, c/o person]

(ii)	if to the Guarantor:

[Company, address, c/o person]

or to such other place and with such other copies as the Beneficiary or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 4.2. Delivery by facsimile of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty shall be effective as delivery of an original executed counterpart thereof.

4.3       Delay and Waiver. Except as to the applicable statute of limitations, no failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

4.4      Expenses. The Guarantor agrees to pay or reimburse the Beneficiary and any permitted assignees of the Beneficiary on demand for its reasonable costs, charges and expenses (including reasonable fees and expenses of counsel) incurred in connection with the enforcement of this Guaranty or occasioned by any breach by the Guarantor of any of its obligations under this Guaranty should Guarantor be required to pay under this Guaranty.

4.5       Entire Agreement; Amendments. This Guaranty and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Guaranty and any such agreement, document or instrument, the terms, conditions and provisions of this Guaranty shall prevail. This Guaranty may only be amended or modified by an instrument in writing signed by each of the Guarantor and the Beneficiary and any permitted assignees of the Beneficiary.

4.6       Headings. The headings of the various Sections of this Guaranty are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

4.7       Governing Law; Consent to Jurisdiction. (a) This Guaranty shall be construed and interpreted, and the rights of the parties determined, in accordance with the law of the State of Florida, without giving effect to principles of conflicts of law that would require the application of the laws of another jurisdiction.

Exhibit 10.2-10

(b) Each party hereto irrevocably and unconditionally (i) agrees that the exclusive jurisdiction for any suit, action or other legal proceeding arising out of this Guaranty shall be brought in the United States District Court for the Northern District of Florida or in any state court of general jurisdiction in Florida; (ii) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

(c) THIS GUARANTEE IS MADE ON THE BASIS THAT GUARANTOR AND BENEFICIARY EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO, THIS GUARANTY, OR THE ACTIONS OF THE BENEFICIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

4.8       Severability. Any provision of this Guaranty that shall be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

*****             IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized representative as of the day and year first above written.

[Company]

By:
Name:
Title:

Exhibit 10.2-11